Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

GWP JV LIMITED PARTNERSHIP

Dated as of April 17, 2017

THE INTERESTS OF THE PARTNERS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED THE “SECURITIES ACT”) OR REGISTERED OR QUALIFIED UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR THE DISTRICT OF COLUMBIA, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AND QUALIFICATION PROVIDED IN THE SECURITIES ACT AND THE APPLICABLE SECURITIES LAWS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION OR REGISTRATION UNDER THE SECURITIES LAWS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

IN ADDITION, THE INTERESTS ISSUED UNDER THIS AGREEMENT MAY BE SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

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ARTICLE X
PARTITION

10.1	Waiver of Partition	86

ARTICLE XI
COVENANTS, WARRANTIES AND REPRESENTATIONS OF PARTNERS

11.1	Mutual Representations, Warranties and Covenants of the Partners	87
11.2	Volcker Provisions	90

ARTICLE XII
BOOKS AND RECORDS; STATEMENTS;
AUDITS BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

12.1	Books and Records; Statements; Audits by Independent Certified Public Accountants	92
12.2	Unaffiliated LP Right to Audit	92
12.3	Reports	92
12.4	Copies of Material Documents	94
12.5	Tax Filings	95
12.6	Reimbursement and Indemnity	96
12.7	DC REIT Status	96

ARTICLE XIII
DISSOLUTION

13.1	Dissolving Events	98
13.2	Methods of Liquidation	98
13.3	Reasonable Time for Liquidating	99
13.4	Date of Liquidation	99
13.5	Final Distribution	99
13.6	Withdrawals	99

ARTICLE XIV
RESTRICTIONS ON TRANSFERS OF INTERESTS, UNRESTRICTED TRANSFERS OF INTERESTS AND PERMITTED TRANSFERS OF INTERESTS

14.1	General Restriction on Transfers of Partnership Interests and Interests in Partners	100
14.2	Unrestricted Transfers	101
14.3	Partner Syndication Transfers	102

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LIST OF EXHIBITS AND SCHEDULES

EXHIBIT 1	FORM OF ROFO ESCROW AGREEMENT

EXHIBIT 2-A	CAPITAL ACCOUNT BALANCES (CLOSING DATE)

EXHIBIT 2-B	CAPITAL ACCOUNT BALANCES (FOLLOWING CLASS C-2 INTEREST ASSIGNMENT)

EXHIBIT 3	FORM OF IRS CODE SECTION 897(L) ELIGIBILITY CERTIFICATE

SCHEDULE A	REPRESENTATIVES

SCHEDULE B	LIST OF REPLACEMENT GENERAL PARTNERS

SCHEDULE C	LIST OF OWNERS OF EQUITY IN TIAA/LP

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

GWP JV LIMITED PARTNERSHIP

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of GWP JV Limited Partnership, a Delaware limited partnership (the “Company”), is executed and entered into as of April 17, 2017 (the “Effective Date”) among: (i) PKY GWP JV GP, LLC, a Delaware limited liability company (“PKY/GP”); (ii) PKY GWP JV LP, LLC, a Delaware limited liability company (“PKY/LP”); (iii) PERMIAN INVESTOR LP, a Delaware limited partnership (“TIAA/LP”); and (iv) CPPIB US RE-A, INC., an Ontario corporation (“CPP/LP”).

W I T N E S S E T H:

WHEREAS, Parkway Operating Partnership LP (“POPLP”) and certain of its Affiliates, TIAA/LP and CPP/LP have entered into that certain Omnibus Contribution Agreement, dated as of February 17, 2017 (as the same may be amended or modified from time to time, the “Contribution Agreement”).

WHEREAS, pursuant to the Contribution Agreement, prior to the date hereof: (i) POPLP formed PKY/GP as a wholly-owned single member limited liability company under the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et seq. (as amended from time to time, the “LLC Act”); (ii) POPLP formed PKY/LP as a wholly-owned single member limited liability company under the LLC Act; (iii) PKY/GP (with a 1% Percentage Interest (all capitalized terms used but not previously defined have the meaning provided for in this Agreement or as otherwise specifically referenced)) and PKY/LP (with an initial 99% Percentage Interest) formed the Company under the Delaware Revised Uniform Limited Partnership Act, Delaware Code, Title 6, Sections 17-101, 18-101, et seq. (as amended from time to time, the “LP Act”) and that certain Limited Partnership Agreement of the Company, dated as of March 10, 2017 (the “Original Agreement”), by and between PKY/GP, as the sole general partner, and PKY/LP, as the sole limited partner; and (iv) the parties to the Contribution Agreement have taken all of the steps described in the Contribution Agreement up to but not including the mutual execution and delivery of this Agreement.

WHEREAS, PKY/GP and PKY/LP wish to admit TIAA/LP and CPP/LP as partners of the Company concurrently with the execution of this Agreement.

WHEREAS, PKY/GP, PKY/LP, TIAA/LP and CPP/LP wish to amend and restate the Original Agreement in its entirety and provide for the management of the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, obligations and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree to amend and restate the Original Agreement in its entirety and hereby agree as follows.

ARTICLE I

DEFINITIONS

The following terms shall have the following meanings when used herein:

“A/B Director” is defined in Section 6.11(a).

“A/B Partner(s)” means the Class A Partner and the Class B LP.

“A/B Retained Liability” means “POPLP Retained Obligations” as defined in the Contribution Agreement. For clarity, A/B Retained Liabilities are liabilities of Holdco and/or its direct or indirect subsidiaries.

“Accounting Principles” means U.S. generally accepted accounting principles as in effect on the date hereof.

“Additional Capital Contributions” means any contributions of equity capital to the Company made (or deemed made) by a Partner pursuant to Article III.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or under common control with such Person. For clarity, (i) none of the Project Entities are Affiliates of any Partner, (ii) for so long as either of TIAA or Silverpeak has any direct or indirect ownership interest in or control over the Class C LP, TIAA and/or Silverpeak (as applicable) and its/their Affiliates shall be Affiliates of the Class C LP, (iii) both the A/B Directors and Holdco Officers appointed by a majority of the Holdco Board of Directors are Affiliates of the A/B Partners, (iv) the C Director and the Observer are Affiliates of the Class C LP and (v) the D Director is an Affiliate of the Class D LP.

“Affiliate Agreement” means any contract or agreement with respect to the provision of goods or services of any kind or nature to or for any of the Project Entities or any portion of the Project Assets that is between (i) any Project Entity and (ii) any Partner or any Partner Related Party of a Partner.

“Agreement” is the Agreement as defined in the Preamble, as the same may be amended, modified or supplemented from time to time in accordance herewith.

“AML Laws” means all applicable United States Laws designed to combat money laundering, terrorism financing and similar illegal activities, including the Bank Secrecy Act (31 U.S.C. 5311 et seq.) as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”).

“Approval” means the process by which any action, decision or thing that requires approval and/or consent under this Agreement is (or is, in accordance with the provisions of this Agreement, deemed to be) approved and/or consented to in accordance with the applicable provision of this Agreement.

“Approved” means (a) when applied as an adjective to any action, decision or thing that requires the approval and/or consent under this Agreement, that such action, decision or thing has been approved and/or consented to (or, in accordance with the provisions of this Agreement, deemed approved and/or consented to) in accordance with the applicable provision of this Agreement and (b) when used as a verb, the Approval of any action, decision or thing that requires approval and/or consent under this Agreement.

“Approved Annual Budget” is defined in the Holdco LLC Agreement.

“Approved Annual Business Plan” is defined in the Holdco LLC Agreement.

“Approved Major Decision” means any Major Decision that is Approved (or is deemed Approved) pursuant to the applicable provision in this Agreement.

“Arbitration Panel” is defined in Section 15.4(c).

“Asset Sale Process” is defined in Section 9.1(b).

“Asset Sale ROFO Provisions” means the provisions of Article IX of this Agreement and Article V of the Holdco LLC Agreement.

“Bankruptcy Event” means, with respect to any Person, that one of the following events shall have occurred:

(a) If such Person shall: (i) file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent; (ii) file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future Federal bankruptcy act or any other present or future applicable Federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors; (iii) seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of all, or substantially all, of such Person’s assets; or (iv) make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors (each of the foregoing, a “Voluntary Bankruptcy Action”); or

(b) If: (i) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy act, or any other present or future Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors; (ii) such Person shall acquiesce in the entry of such order, judgment or decree, or such order, judgment or decree shall remain unvacated and unstayed for a period of ninety (90) days from the date of entry thereof; (iii) any trustee, receiver, conservator or liquidator of such Person or of all or substantially all of its assets shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for a period of ninety (90) days; or (iv) all, or substantially all, of the assets of such Person are attached, seized or subjected to a garnishment or other action by a creditor of such Person seeking to realize upon a judgment against such Person and such attachment, seizure, garnishment or other action shall remain unvacated and unstayed for a period of ninety (90) days.

“BHC Act” is defined in Section 11.2(e).

“BHC Parties” is defined in Section 11.2(a).

“Bloomberg Shareholder List” is defined in Section 12.7.

“Book Value” means, with respect to any Project Asset, its adjusted basis for federal income tax purposes, except that the initial Book Value of any asset contributed by a Partner to the Company shall be an amount equal to the agreed gross fair market value of such asset, and such Book Value shall thereafter be adjusted in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for revaluations pursuant to Section 5.2(a) and for the Depreciation taken into account with respect to such asset.

“Building” means the specific Improvements on each Land tract listed on Exhibit 6 to the Contribution Agreement.

“Business Day” means any day other than (a) a Saturday, Sunday or other day in which commercial banks in New York, New York and/or Houston, Texas are authorized or required by Law or executive order to be closed and (b) for as long as CPPIB or its Affiliate is a Partner, any additional day(s) that commercial banks in Ontario, Canada are authorized or required by Law or executive order to be closed.

“C Director” is defined in Section 6.11(a).

“Capital Account” means, when used with respect to any Partner, the Capital Account maintained for such Partner in accordance with Section 5.1, as said Capital Account may be increased or decreased from time to time pursuant to the terms of this Agreement.

“Capital Call” is defined in Section 3.3(a).

“Capital Call Amount” is defined in Section 3.3(b)(i).

“Capital Call Funding Date” is defined in Section 3.3(b)(iv).

“Capital Call Notice” is defined in Section 3.3(b).

“Capital Contributions” means, with respect to any Partner, the sum of (a) the capital contributed by such Partner on the Effective Date and (b) all Additional Capital Contributions made by the Partner.

“Cash Flow” of the Company means, for any period, a calculation of the following, all as accounted for by the General Partner in accordance with the Accounting Principles:

(a) the gross cash receipts of all Project Entities (but without duplication) attributable and/or allocable to such period from all sources, including all: (i) receipts from the ownership and operation of any portion of the Project Assets; (ii) dividends; (iii) distributions; (iv) Excess Loan Proceeds; (v) cash proceeds attributable to any Capital Contributions made to the Company; (vi) the net proceeds from any Transfer of any of the Project Assets (after payment or reserve for payment of all Approved costs and expenses associated therewith); and (vii) the net reductions in Approved funded reserves or sinking funds of the Project Entities; less

(b) without duplication of any amounts deducted in determining the gross cash receipts in clause (a) above, the gross cash expenditures of the Project Entities attributable and/or allocable to such period for all purposes, including both operating and capital expenditures, (including expenditures made from previously established reserves).

“Class A Interest” means all of the interests, rights and obligations of PKY/GP (and its permitted successors and assigns) in the Company, including (a) an initial 1% Percentage Interest; (b) all of the other rights attributable to the holder of the Class A Interest under this Agreement (including, for as long as PKY/GP is the General Partner, the rights of the General Partner); and (c) all of the obligations attributable to the holder of the Class A Interest (including, for as long as PKY/GP is the General Partner, the obligations of the General Partner) under this Agreement.

“Class A Partner” means (a) initially, PKY/GP and (b) any permitted successor holder of the Class A Interest.

“Class B Interest” means all of the interests, rights and obligations of PKY/LP (and its permitted successors and assigns) as a limited Partner in the Company, including: (a) an initial 60.586% Percentage Interest; (b) from and after the Class C-2 Interest Assignment as described in Section 2.10, a 50% Percentage Interest (or such other Percentage Interest as may be owned by PKY/LP following the consummation of the transactions described in Section 2.10); (c) all of the other rights attributable to the Class B Interest under this Agreement; and (d) all of the obligations attributable to the Class B Interest under this Agreement.

“Class B LP” means (a) initially, PKY/LP and (b) any permitted successor holder of the Class B Interest.

“Class C Interest” means (a) all of the interests, rights and obligations of TIAA/LP (and its permitted successors and assigns) as a limited Partner in the Company, including (i) an initial 13.914% Percentage Interest; (ii) from and after the Class C-2 Interest Assignment as described in Section 2.10, a 24.5% Percentage Interest; (iii) all of the other rights attributable to the Class C Interest under this Agreement; and (iv) all of the obligations attributable to the Class C Interest under this Agreement; and (b) if TIAA/LP fails to close upon the Class C-2 Interest as described in Section 2.10 and the Class D LP acquires the Class C-2 Interest as described in Section 2.10, then all of the interests, rights and obligations of CPP/LP (and its permitted successors and assigns) as a limited Partner in the Company relating to: (i) the initial 13.914% Percentage Interest of TIAA/LP as described in the foregoing sub-clause (a)(i) acquired by CPP/LP as described in Section 2.10; (ii) an additional 10.586% Percentage Interest acquired by CPP/LP from the Class B LP as described in Section 2.10; (iii) all of the other rights attributable to the Class C Interest under this Agreement; and (iv) all of the obligations attributable to the Class C Interest under this Agreement.

“Class C-2 Assignment Consideration Amount” has the meaning given to it in the Contribution Agreement.

“Class C-2 Interest Assignment” is defined in Section 2.10.

“Class C LP” means (a) initially, TIAA/LP and (b) any permitted successor holder of the Class C Interest.

“Class D Interest” means all of the interests, rights and obligations of CPP/LP (and its permitted successors and assigns) as a limited Partner in the Company, including (a) an initial 24.5% Percentage Interest (or such other Percentage Interest as may be owned by CPP/LP following the consummation of the transactions described in Section 2.10); (b) all of the other rights attributable to the Class D Interest under this Agreement; and (c) all of the obligations attributable to the Class D Interest under this Agreement.

“Class D LP” means (a) initially, CPP/LP and (b) any permitted successor holder of the Class D Interest.

“Company” is defined in the Preamble.

“Company Accountants” means (a) any of: (i) Deloitte; (ii) Ernst & Young; (iii) KPMG; or (iv) PricewaterhouseCoopers, as selected by the General Partner, (b) WithumSmith+Brown, but only with respect to preparation of tax returns for the Company and the other Project Entities (and not, for clarity, with respect to testing of REIT compliance); or (c) any other firm of independent certified public accountants Approved by the Partners as a Major Decision.

“Company Certificate” means the certificate of limited partnership of the Company filed with the Office of the Secretary of State of the State of Delaware.

“Company Purpose” and “Company Purposes” is defined in Section 2.4(a).

“Competing Project” is defined in Section 8.1(e).

“Contract” and collectively, the “Contracts” mean any (a) Affiliate Agreement in effect from time to time and (b) contract or agreement in effect from time to time pursuant to which a third party has agreed to provide any goods or services to any Project Entity and/or in connection with any portion of the Project Assets.

“Contribution Agreement” is defined in the First Recital.

“Contribution Assets” is defined in the Contribution Agreement.

“control” (and the related terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that possession of “major decision” consent or veto rights, absent more, shall not constitute “control” (and the grant of “major decision” consent or veto rights to a third party, absent more, shall not constitute a lack of “control”).

“CPP/LP” is CPP/LP as defined in the Preamble of this Agreement, together with its successors and assigns.

“CPPIB” means Canada Pension Plan Investment Board, the Person that indirectly owns 100% of and controls the Class D LP as of the Effective Date.

“CPPIB Internal Transfer” is defined in the definition of “Unrestricted Affiliate Transfers”.

“CPPIB REH” means CPP Investment Board Real Estate Holdings, Inc.

“CTB Election” is defined in the definition of Holdco REIT Election.

“CTB Election Effective Date” is defined in the definition of Holdco REIT Election.

“D Director” is defined in Section 6.11(a).

“Debt” means, with respect to any Person: (a) all loans, debts and indebtedness (whether secured or unsecured) of such Person for borrowed money or for the deferred purchase price of property, goods or services, including reimbursement, and all other obligations contingent or otherwise of such Person with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, and hedges and other derivative contracts and financial instruments; (b) all obligations of such Person evidenced by notes, bonds, derivatives, loan agreements, reimbursement agreements or similar instruments (including senior, mezzanine and junior borrowings, which may provide the lender with a participation in profits); (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all loans, debts, indebtedness and obligations referred to in clauses (a), (b) or (c) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien upon or in a Project Asset (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; and (e) all Debt of others guaranteed by such Person or for which such Person has otherwise assumed responsibility on, before or after the date such Debt is incurred. For the avoidance of doubt, the Company shall have no Debt or similar obligations owing by it.

“Debt Documents” means any agreement, instrument or document evidencing, securing, providing an indemnity, guaranty and/or or credit enhancement of (or otherwise required in connection with) any Debt of any Project Entity.

“Default” is defined in Section 15.1.

“Defaulting Partner” is defined in Section 15.1.

“Deficiency Amount” is defined in Section 3.4(a).

“Deficiency Loan Designee” means an Affiliate of a Fully-Funding Partner that is designated by such Fully-Funding Partner to be the holder of any Deficiency Loan pursuant to a notice delivered to the other Partners setting forth the name, address and payment instructions for such designee.

“Deficiency Funding Pro Rata Share” means that portion of a Deficiency Loan that a Fully-Funding Partner has the right to fund (with the A/B Partners being deemed to be single Fully-Funding Partner and/or a single Deficiency Partner for purposes of this definition) in the following circumstances:

(a) In any circumstance where there is one (1) Fully-Funding Partner and two (2) Deficiency Partners, the Deficiency Funding Pro Rata Share of such Fully-Funding Partner is 100%.

(b) In a circumstance where there is one (1) Deficiency Partner and two (2) Fully-Funding Partners, that percentage of the Deficiency Amount each Fully-Funding Partner has the right to fund in response to a Deficiency Notice, calculated as a fraction with a numerator equal to the Percentage Interest of each Fully-Funding Partner and a denominator equal to the sum of Percentage Interests of both Fully-Funding Partners (with such Percentage Interests being the Percentage Interests of the Fully-Funding Partners as of the date of the applicable Deficiency Notice). For example:

(i) If the A/B Partners are a Fully-Funding Partner (with an aggregate 51% Percentage Interest), the Class C LP is a Fully-Funding Partner (with a 24.5% Percentage Interest) and the Class D LP is the Deficiency Partner (with a 24.5% Percentage Interest), then (i) the Deficiency Funding Pro Rata Share of the A/B Partners will be 51/75.5 = 67.55% and (ii) the Deficiency Funding Pro Rata Share of the Class C LP will be 24.5/75.5 = 32.45%.

(ii) If the Class C LP is a Fully-Funding Partner (with a 24.5% Percentage Interest) and the Class D LP is a Fully-Funding Partner (with a 24.5% Percentage Interest) and A/B Partners are the Deficiency Partner (with an aggregate 51% Percentage Interest), then the Deficiency Funding Pro Rata Share of each of the Class C LP and the Class D LP will be equal to 24.5/49 = 50%.

“Deficiency Loan” is defined in Section 3.5(a).

“Deficiency Loan Rate” shall mean the higher of (x) twenty-five percent (25%) per annum and (y) the sum of the six-month London Interbank Offered Rate (U.S. dollars) on the date of calculation (as reported by The Wall Street Journal) plus twenty-two percent (22%) per annum, in each case, calculated on the basis of a three hundred and sixty (360) day year for the actual number of days elapsed and compounded quarterly in arrears; provided, however, that in no event shall the Deficiency Loan Rate exceed the maximum amount allowable by applicable law.

“Deficiency Loan Outstanding Amount” means any principal balance of and accrued and unpaid interest on a Deficiency Loan that shall be outstanding from time to time.

“Deficiency Notice” is defined in Section 3.4(a).

“Deficiency Partner” is defined in Section 3.4(a).

“Deficiency 2nd Notice” is defined in Section 3.4(e).

“Depreciation” means, with respect to any Fiscal Year, all deductions attributable to depreciation or cost recovery with respect to Project Assets, including any improvements made thereto and any tangible personal property located therein, or amortization of the cost of any intangible property or other assets acquired by any Project Entity, which have a useful life exceeding one (1) year; provided, however, that with respect to any Project Asset whose tax basis differs from its Book Value at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the depreciation, amortization or other cost recovery deduction for such period with respect to such asset for federal income tax purposes bears to its adjusted tax basis as of the beginning of such Fiscal Year; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined in accordance with the Accounting Principles.

“Designated Senior Executives” is defined in Section 6.8.

“Disclosure Parties” is defined in Section 17.20(c).

“Dispute” is defined in Section 15.4(b).

“Distributable Cash” means that portion of the Cash Flow of the Company that is available as of any given date for Distributions as computed in accordance with Section 4.1.

“Distributable Cash Amount” is defined in Section 4.1(a).

“Distributions” means distributions of Distributable Cash as provided for in Section 4.1.

“Effective Date” is defined in the Preamble.

“Eligible LP Investment Committee” is defined in Section 8.2(e).

“EOLA Property Management Agreements” has the meaning ascribed to “EOLA Property Management Agreements” in the Holdco LLC Agreement.

“Estimated 6 Month Working Capital Amount” is defined in the Holdco LLC Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excess Loan Proceeds” means, with respect to any Debt of a Project Entity, the net proceeds as and when such proceeds are deemed received by such Project Entity (but specifically excluding any sums that continue to be held by the Lender under any Debt Documents) after (i) payment of all expenses in connection therewith and (ii) repayment of any Debt being repaid or refinanced.

“Fiscal Year” is defined in Section 2.6.

“Fully-Funding Partner” is defined in Section 3.4(a)(ii).

“General Partner” means (a) initially, PKY/GP and (b) if PKY/GP is removed as the General Partner pursuant to the terms of this Agreement, then the replacement general partner selected pursuant to Section 6.14.

“GHMA” means Austin, Brazoria, Chambers, Fort Bend, Galveston, Harris, Liberty, Montgomery and Waller Counties, Texas.

“GHMA Aggregate LP Pro Rata Share” means: (a) if both the Class C LP and the Class D LP are GHMA Participating LPs, forty-nine percent (49%); (b) if the Class C LP is the only GHMA Participating LP, forty-nine percent (49%); and (c) if the Class D LP is the only GHMA Participating LP, forty-five percent (45%).

“GHMA Competing Affiliate” is defined in Section 8.2(e).

“GHMA Competing Affiliate Team” is defined in Section 8.2(e).

“GHMA Competing LP Notice” is defined in Section 8.2(e).

“GHMA Eligible LP” means, with respect to the Unaffiliated LPs, at any applicable point in time during which any of the provisions of Article VIII shall be applicable to any specific GHMA Opportunity, that such Unaffiliated LP satisfies all of the following requirements with respect to such GHMA Opportunity: (a) such Unaffiliated LP has, together with its Affiliates, invested less than $500,000,000 in equity capital in one or more joint ventures (including the Company) with the A/B Partners and their Affiliates; and (b) such Unaffiliated LP has not delivered a ROFO Offer Notice under either the Asset Sale ROFO Provisions or the Interest Sale ROFO Provisions (unless the applicable ROFO Sale Process relating to such ROFO Offer Notice has been completed).

“GHMA JV” is defined in Section 8.5(a).

“GHMA LP Go Response” is defined in Section 8.3(c).

“GHMA LP No Go Response” is defined in Section 8.3(c).

“GHMA LP Stop Notice” is defined in Section 8.5(c).

“GHMA Opportunity” means that a GHMA Parkway Party has determined to: (a) seek investor(s) to acquire, directly or indirectly, equity in a GHMA Opportunity Asset currently owned in whole or in part by one or more GHMA Parkway Parties, where the amount of additional equity sought is equal to or greater than the lower of (i) forty-five percent (45%) of such GHMA Parkway Parties’ equity in such GHMA Opportunity Asset and (ii) fifty million dollars ($50,000,000); (b) seek investor(s) to acquire, directly or indirectly, all or part of the interest of one or more GHMA Parkway Parties as a lender in Debt directly or indirectly secured by a GHMA Opportunity Asset, where the amount of additional equity sought is equal to or greater than the lower of (i) forty-five percent (45%) of the outstanding principal balance of such Loan and (ii) fifty million dollars ($50,000,000); or (c) (i) pursue a possible opportunity (in a single transaction or in a series of contractually related transactions) to (A) acquire, directly or indirectly, all or part of a GHMA Opportunity Asset or (B) acquire and/or provide all or part of Debt secured, directly or indirectly, by a GHMA Opportunity Asset and (ii) seek co-investor(s) to contribute additional initial equity capital for any such investment in an amount equal to or greater than the lower of (A) forty-five percent (45%) of the aggregate initial equity capital anticipated to be required to consummate such investment opportunity and (B) fifty million dollars ($50,000,000). For purposes of clarity, the term GHMA Opportunity shall not include any of the following: (x) the acquisition of any of the registered publicly traded shares of a Person that is publicly traded on a nationally recognized stock exchange; (y) the provision of property management services, leasing agent services, construction management services, asset management services and/or similar types of services engagements that are solely and exclusively limited to the engagement of the GHMA Parkway Party (or any other Affiliate of PKY REIT) as a property manager, leasing agent, construction manager and/or asset manager in the ordinary course of business; or (z) any transaction where a GHMA Parkway Party does not seek a co-investor or co-investors to participate in at least the applicable amounts described above.

“GHMA Opportunity Asset” means one or more commercial office buildings (together with any retail space or parking facilities ancillary thereto), office building development sites or parking garages that are located within the GHMA

“GHMA Opportunity Asset NRSF” is defined in Section 8.3(a).

“GHMA Opportunity Closing” is defined in Section 8.5(a).

“GHMA Opportunity Closing Failure” is defined in Section 8.6 (a).

“GHMA Opportunity Contract” is defined in Section 8.5(a).

“GHMA Opportunity Estimated Cost” is defined in Section 8.3(a).

“GHMA Opportunity Estimated Return” is defined in Section 8.3(a).

“GHMA Opportunity Future Joint Pursuit Agreement” is defined in Section 8.8.

“GHMA Opportunity Opt Out Notice” is defined in Section 8.2(c).

“GHMA Opportunity Participation Notice” is defined in Section 8.2(c).

“GHMA Opportunity Material Change” means that, with respect to a GHMA Opportunity described in a GHMA Opportunity 2nd Notice: (a) the GHMA Opportunity Asset NRSF shall have increased or decreased by more than ten percent (10%) from the GHMA Opportunity Asset NRSF disclosed on the applicable GHMA Opportunity 2nd Notice; (b) the GHMA Opportunity Estimated Cost shall have increased or decreased by more than ten percent (10%) from the GHMA Opportunity Estimated Cost disclosed on the applicable GHMA Opportunity 2nd Notice; or (iii) the GHMA Opportunity Estimated Return shall have increased or decreased by more than ten percent (10%) from the GHMA Opportunity Estimated Return disclosed on the applicable GHMA Opportunity 2nd Notice.

“GHMA Opportunity 1st Notice” is defined in Section 8.2(a).

“GHMA Opportunity NDA” is defined in Section 8.2(b).

“GHMA Opportunity Pro Rata Share” means (a) the GHMA Parkway Pro Rata Share and (b) as applicable, either (i) the GHMA Aggregate LP Pro Rata Share or (ii) the GHMA Separate LP Pro Rata Shares.

“GHMA Opportunity Pursuit Costs” is defined in Section 8.3(a).

“GHMA Opportunity 2nd Notice” is defined in Section 8.3(a).

“GHMA Parkway-Owned Opportunity” is defined in Section 8.2(b).

“GHMA Parkway Party” means, for so long as PKY/GP is the General Partner, PKY REIT and/or any Affiliate of PKY REIT.

“GHMA Parkway Pro Rata Share” means one hundred percent (100%) minus the applicable GHMA Aggregate LP Pro Rata Share.

“GHMA Parkway Stop Notice” is defined in Section 8.5(c).

“GHMA Participating LP” is defined in Section 8.2(e).

“GHMA Participating LP Team” is defined in Section 8.2(c).

“GHMA Separate LP Pro Rata Share” is defined in Section 8.3(d).

“GHMA Stop Notice” means a GHMA Parkway Stop Notice or a GHMA LP Stop Notice.

“Governmental Authority” and “Governmental Authorities” means (in the singular or plural) any federal, national, supranational, state, municipal, provincial, local or other government, governmental, legislative, executive, judicial, regulatory or administrative authority, agency, office or commission or any court, tribunal, or judicial or arbitral body.

“GS Loan” means the loan made by Goldman Sachs Mortgage Company, as lender, to certain Project Entities, as borrowers, in the aggregate loan amount of $465,000,000, which (for the avoidance of doubt) closed immediately prior to the issuance of the Class D Interest.

“Holdco” means GWP JV Holdings, LLC, a single member limited liability company formed by the Company under the LLC Act that was wholly-owned by the Company until the issuance of the Holdco Series A Preferred Units and the Holdco Series B Preferred Units as contemplated by the Holdco LLC Agreement.

“Holdco Board of Directors” has the meaning ascribed to “Board” in the Holdco LLC Agreement.

“Holdco Common Interests” has the meaning ascribed to “Common Units” in the Holdco LLC Agreement.

“Holdco Directors” has the meaning ascribed to “Directors” in the Holdco LLC Agreement.

“Holdco LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdco, dated as of the Effective Date, as the same may be amended, modified or supplemented from time to time in accordance herewith and therewith.

“Holdco Major Decisions” has the meaning ascribed to “Major Decisions” in the Holdco LLC Agreement.

“Holdco Officer” has the meaning ascribed to “Officer” in the Holdco LLC Agreement.

“Holdco Series A Preferred Units” has the meaning ascribed to “Series A Preferred Units” in the Holdco LLC Agreement.

“Holdco Series B Majority Vote” has the meaning ascribed to “Series B Majority Vote” in the Holdco LLC Agreement

“Holdco Series B Preferred Units” has the meaning ascribed to “Series B Preferred Units” in the Holdco LLC Agreement.

“Holdco REIT Election” means the unanimous Holdco Major Decision deemed approved by the Holdco Board of Directors as of the date of this Agreement to cause Holdco to: (a) elect to be treated as an “association” taxable as a corporation for federal income tax purposes on a timely filed IRS Form 8832 pursuant to Treasury Regulation Section 301.7701-3(c) (the “CTB Election”) with an effective date of that is two (2) days after the date of the closing under the Contribution Agreement (the “CTB Election Effective Date”); (b) elect to be treated as a REIT pursuant to Section 856 et. seq. of the IRS Code on Holdco’s 2017 IRS Form 1120-REIT; and (c) issue Holdco Series A Preferred Units to not less than one hundred (100) qualified shareholders prior to January 30, 2018.

“Impermissible Service Income” means “impermissible tenant service income” as defined in IRS Code Section 856(d)(7).

“Improvements” means the improvements on each Land tract, including all office buildings, parking garages and the “Tract 11 Assets” (as defined in the Contribution Agreement).

“Indemnitee” is defined in Section 7.3(a).

“Indemnity Action” is defined in Section 7.3(b).

“Indemnity Claim” is defined in Section 7.3(a).

“Indemnity Determination Proceeding” is defined in Section 7.4(a).

“Indemnity Notice” is defined in Section 7.3(a).

“Initial Partner Interest Holder(s)” means: (a) in the case of the A/B Partners, POPLP; (b) in the case of the Class C LP, TIAA and Silverpeak; and (c) in the case of the Class D LP, CPPIB.

“Interest Sale ROFO Provisions” means the provisions of Sections 14.4 through and including Section 14.20.

“IRS” means the Internal Revenue Service and any successor agency or entity thereto.

“IRS Code” means the Internal Revenue Code of 1986, as amended.

“JAMS Rules” is defined in Section 15.4(b).

“Land” means the ground leasehold or fee interest, as applicable, in the tracts of land described by metes and bounds on Exhibits 6.1 – 6.9 to the Contribution Agreement.

“Laws” means any and all statutes, laws (including common laws and rules of equity), ordinances, regulations, rules, codes, orders, requirements, judgements, findings, moratoria, initiatives, resolutions, ordinances, standards, requirements, resolutions and/or or rules of any Governmental Authority.

“Lease” means any lease, sublease, tenancy, agreement, arrangement, license, concession or other understanding to which a Project Entity is party with respect to the use and/or occupancy of any space within any Building (or any additional improvements that then constitute any portion of the Project Assets) or otherwise upon the Land (or any additional land that then constitutes any portion of the Project Assets) or any improvements thereon.

“Leasing Costs” means any and all costs, expenses and/or allowances of any kind or nature whatsoever paid or incurred by or on behalf of any Project Entity arising from, out of or in connection with: (a) any existing Lease; (b) any modification and/or amendment to an existing Lease; and/or (c) any proposed or actual new Lease, in all cases (i) including: (A) tenant improvement costs and/or allowances; (B) leasing and/or brokerage commissions; (C) free rent periods and/or rent abatements, concessions or discounts; (D) tenant “take-over” and moving expenses; and (E) other tenant inducements and/or concessions and (ii) excluding ordinary and customary operating expenses incurred in connection with providing the tenant under an existing Lease with the services required to be provided to such tenant.

“Lender” means the direct holder (and/or loan administrator of) all or any portion of any Debt.

“Line Item” means each category of cost or expense noted on an Approved Annual Budget or a budget of the Company Approved as a Major Decision pursuant to Section 6.3(g), as applicable.

“LLC Act” is defined in the First Recital.

“LP Act” is defined in the First Recital.

“Major Decisions” means (a) all those Major Decisions expressly provided for in Section 6.3, and (b) any other action, decision and/or determination that is expressly stated to either be a Major Decision, to require “Approval” or an “Approved Major Decision”, or otherwise to require the unanimous approval of the Partners.

“Major Decision Contract” means any Contract (or multiple Contracts with a single counterparty or such counterparty’s Affiliates) (but excluding any Approved Affiliate Agreement, any Lease, any Debt Document and any Ordinary Course Debt) that meets any of the following criteria:

(a) a Contract (or multiple Contracts (x) with a single counterparty or such counterparty’s Affiliates and (y) which deal with an integrated project or series of projects) requiring a Project Entity or Project Entities to pay more than $1,000,000, provided that if (i) a Contract described in this clause (a) is specifically provided for in and/or contemplated by an Approved Annual Budget or a budget of the Company Approved as a Major Decision pursuant to Section 6.3(g) or another Approved Major Decision and (ii) the material terms thereof, including the financial terms, were provided to the Partners prior to the time when such budget or other Approved Major Decision was Approved, then the final execution and delivery of such Contract shall not require an additional Approved Major Decision; or

(b) a Contract pursuant to which the counterparty is providing property and/or asset management services to any one (1) or more of the Project Entities.

“Major Decision Disapproval” is defined in Section 6.7(b).

“Major Decision Proposal” is defined in Section 6.7(a).

“Major Decision Response Notice” is defined in Section 6.7(d).

“Major Lease” is defined in the Holdco LLC Agreement.

“Mezzco” means GWP JV Mezzanine, LLC, a Delaware limited liability company.

“Minimum Gain” means an amount equal to the excess of the principal amount of debt of any Project Entity for which no Partner is liable (“Non-Recourse Debt”), over the adjusted basis of the Project Assets which represents the minimum taxable gain which would be recognized by the Company if the Non-Recourse Debt were foreclosed upon and the Project Assets were transferred to the creditor in satisfaction thereof, and which is referred to as “minimum gain” in Treasury Regulations Section 1.704-2(b)(2). A Partner’s share of Minimum Gain shall be determined pursuant to Treasury Regulations Section 1.704-2.

“Minimum Gross Sale Price” is defined in Section 9.1(b)(i).

“Necessary Action” and “Necessary Actions” mean actions that are necessary or appropriate for any of the following purposes: but in each case only to the extent that such action is necessary or appropriate to prevent or mitigate imminent harm to the Company or the other Project Entities and then only to the extent such imminent harm is not the result of General Partner’s failure to timely address a circumstance affecting the Project Entities: (a) to preserve and/or protect the safety of individuals or property; (b) to avoid the suspension of any necessary service to any portion of the Project Assets; (c) to enable any Project Entity to (i) comply with the requirements of any Laws or insurance policies and/or (ii) enforce/defend the rights of any Project Entity with respect to any action by any Governmental Authority and/or other third party; (d) to avoid default under an existing Lease, Contract or Debt Document (other than a default in repayment of Debt upon maturity (whether at stated maturity, by acceleration or otherwise) or any partial principal payment other than regular amortization payments); (e) to enforce/defend the rights of Project Entity under a Lease, Contract or Debt Document; and/or (f) otherwise to avoid or mitigate imminent threat or harm to the Company, any other Project Entity and/or the Project.

“Net Equity Value” is defined in Section 9.2.

“NEV Statement” is defined in Section 9.2.

“1940 Act” is defined in Section 11.3(a).

“Non-Affiliated Partner” means, with respect to any Affiliate Agreement, any Partner that is not (or whose Partner Related Party is not) the counterparty to the Affiliate Agreement.

“Non-Conforming Budget Action” is defined in the Holdco LLC Agreement.

“Non-Recourse Debt” has the meaning set forth in the definition of “Minimum Gain.”

“Non-Recurring Capital Expenses” is defined in the Holdco LLC Agreement.

“Observer” is defined in Section 6.10(k).

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Operating Expenses” means any and all costs and expenses paid or incurred by any Project Entity that are treated as operating expenses in the books and records of the Company in accordance with the Accounting Principles.

“Ordinary Course Debt” means any Debt that (a) is not for borrowed money, (b) is incurred in the ordinary course of business of any Project Entity (including in respect of leases and/or installment sales contracts for personal property and equipment) and (c) does not require either (i) a lien or encumbrance of any real property owned by any Project Entity or (ii) a pledge of the Partnership Interests or the interests in any other of the Project Entities.

“Original Agreement” is defined in the First Recital.

“Other Affiliate Activity” and “Other Affiliate Activities” are defined in Section 8.1(a).

“Partially Adjusted Capital Account” means, with respect to any Partner for any Fiscal Year or other period, the Capital Account balance of such Partner at the beginning of such period, adjusted for all contributions and distributions during such period and all special allocations pursuant to Section 5.4(e) with respect to such period but before giving effect to any allocations pursuant to Section 5.4(d) with respect to such period.

“Partner” and “Partners” means (a) initially, PKY/GP, PKY/LP, TIAA/LP and CPP/LP for so long as any such Person is a Partner pursuant to the terms of this Agreement and (b) each other Person duly admitted as a Partner of the Company pursuant to the terms hereof for so long as any such Person is a Partner pursuant to the terms of this Agreement.

“Partner Debt Guaranty” means any guaranty, indemnity or other similar agreement executed and delivered by any Partner or any Partner Related Party in connection with any Debt of a Project Entity pursuant to which such Partner or any Partner Related Party has any potential personal liability; provided, however, that all amounts paid by a Partner under a Partner Debt Guaranty shall be treated in accordance with Article VII of this Agreement and Article VIII of the Holdco LLC Agreement.

“Partner-Funded Debt” means any Non-Recourse Debt of the Company that is held or guaranteed by any Partner and/or is treated as partner nonrecourse debt with respect to a Partner under Treasury Regulations Section 1.704-2(b)(4).

“Partner Related Parties” means, for each Partner: (a) the Affiliates of such Partner; (b) the direct and/or indirect shareholders, principals, members, partners and/or owners of a Partner and its Affiliates (but excluding (i) any direct or indirect owner of publicly traded shares in any Person unless such direct or indirect owner of publicly traded shares, acting on its own, has the ability to determine all Major Decisions in respect of such Person, (ii) with respect to the A/B Partners, any direct or indirect owner of limited partnership interests in POPLP, other than Parkway, Inc., and (iii) with respect to the Class D LP, any individual contributor or beneficiary of CPPIB) and (c) any of the directors, officers, executives, employees and/or representatives of a Person described in clauses (a) and (b).

“Partner Syndication Transfer(s)” means the Transfer (including any re-Transfer) of any portion of the direct or indirect interests in the Class C LP or the Class D LP to any Person(s), or in the case of the Class D LP, the Transfer of the Class D Interest to a Person whose equity interests are directly or indirectly owned entirely by CPPIB and one or more Person(s) (which Person shall thereafter become the Class D LP for all purposes of this Agreement); provided, that (i) subsequent to any such Transfer(s) in the Class C LP, TIAA and/or Silverpeak will: (A) have the sole right to direct the exercise of any Major Decision consent or veto rights for the Class C LP under this Agreement, other than any Major Decision that alters the tax treatment of the Company or any Project Entity; and (B) have the sole right to direct the initiation of the Class C LP’s rights under the Asset Sale ROFO Provisions and the Interest Sale ROFO Provisions and (ii) subsequent to any such Transfer(s) in the Class D LP or of the Class D Interest, CPPIB will (A) have the sole right to direct the exercise of any Major Decision consent or veto rights for the Class D LP under this Agreement; and (B) have the sole right to initiate the Class D LP’s rights under the Asset Sale ROFO Provisions and the Interest Sale ROFO Provisions. For clarity, the A/B Partners shall have no right to undertake Partner Syndication Transfers.

“Partnership Interest” means the entire interest of a Partner in the Company.

“Partnership Representative” is defined in Section 12.5(c).

“Partnership Tax Audit Rules” means IRS Code Sections 6221 through 6241, as amended by the Bipartisan Budget Act of 2015, together with any Treasury Regulations and other guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Percentage Interest” means, as to any Partner at any determination date, the percentage of the Company owned by such Partner. Subject to the assignments described in Section 2.10: (a) the initial

Percentage Interest of PKY/GP is 1%; (b) the initial Percentage Interest of PKY/LP is 60.586%; (c) the initial Percentage Interest of TIAA/LP is 13.914%; and (d) the initial Percentage Interest of CPP/LP is 24.5%. Notwithstanding anything to the contrary in this Agreement, CPP/LP’s Percentage Interest shall in no event exceed (or be deemed to exceed) 49% at any time such interest is held by CPPIB or an Affiliate of CPPIB, unless CPPIB otherwise consents in writing.

“Permitted Capital Call” means a Capital Call necessary to provide funds for the Company to (a) pay an expense of the Company set forth in (i) a budget of the Company Approved as a Major Decision pursuant to Section 6.3(g) or (ii) an Approved Annual Budget, to the extent the same pertains to the administration of the Company (including expenses incurred in connection with the performance of the General Partner’s obligations as provided for in Article XII) and not to the administration or operations of another Project Entity, (b) pay an expense of the Company otherwise Approved as a Major Decision pursuant to Section 6.3(i), (c) pay any and all costs or expenses incurred or owed by the Company pursuant to Article VII, as provided in Section 7.3(g)(ii), or (d) respond to a capital call from Holdco delivered pursuant to the Holdco LLC Agreement.

“Permitted Transfer” is defined in Section 14.20.

“Permitted Transfer Closing” is defined in Section 14.20.

“Permitted Transferee” means a Qualified Transferee that meets all of the requirements for a Permitted Transfer in Section 14.20. For the avoidance of doubt, CPPIB REH and CPPIB shall each be a Permitted Transferee of CPP/LP for all purposes of this Agreement.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust or other legal entity.

“Phoenix Loan” means that certain loan in the original principal amount of $80,000,000 made by Teachers Insurance and Annuity Association of America, a New York corporation to PKY 3200 SW Freeway LLC on February 21, 2013.

“PKY/GP” is PKY/GP as defined in the Preamble of this Agreement, together with its successors and assigns.

“PKY/LP” is PKY/LP as defined in the Preamble of this Agreement, together with its successors and assigns.

“PKY GHMA Information” is defined in Section 8.2(e).

“PKY REIT” means Parkway, Inc., a Maryland corporation.

“PKY REIT Condition” means that (a) the A/B Partners are Affiliates of PKY REIT and (b) PKY REIT (or any of the successors and/or assignees of PKY REIT (whether by merger or otherwise)) is a Qualified REIT.

“POPLP” is defined in Clause A of the First Recital.

“POPLP Estoppel” means an estoppel certificate executed by POPLP and delivered to the Company in accordance with Section 9.03 of the Contribution Agreement.

“Proceeding” and “Proceedings” means (in the singular or plural) any litigation, suit, investigation, audit, hearing, or other proceeding (a) with respect to which: (i) any Project Entity is a party or is called as a witness; (ii) any rights and obligations under an existing (or expired) Lease, Contract or Debt Document are being contested; and/or (iii) any direct or indirect interests in any of the Project Assets are being claimed by a third party (including by any Governmental Authority) and (b) that is being held: (i) in a court of competent jurisdiction; (ii) under the auspices of a Governmental Authority pursuant to applicable Law; or (iii) pursuant to an arbitration, mediation or other alternative dispute resolution proceeding.

“Profits” and “Losses” is defined in Section 5.4.

“Prohibited Person” means a Person that is: (a) a Person designated by the U.S. government as a Specially Designated National and Blocked Person on the most current list published by OFAC at its official website, (which current website is http://www.treas.gov/offices/enforcement/ofac), with which a U.S. Person cannot deal with or otherwise engage in business transactions; (b) a Person who is otherwise the target of any U.S. economic sanctions program such that a U.S. Person cannot deal with or otherwise engage in business transactions involving such Person; (c) owned or controlled by, or acting for or on behalf of, any Person identified in clause (a) and/or (b) above; or (d) located, domiciled or residing in a country that is the target of any U.S. economic sanctions program such that the entry into this Agreement would be prohibited under U.S. Laws.

“Project” means, at any point in time (and without duplication) the entirety of the Project Entities and the Project Assets, on a consolidated basis.

“Project Assets” means, at any point in time (and without duplication), all of the right, title and interest of the Company, Holdco and/or any other Project Entity in and to: (a) that portion of the Contribution Assets then owned by the Company, Holdco and/or any other Project Entity; (b) the cash and cash equivalents to which the Company, Holdco and/or any other Project Entity then has ownership or rights; and (c) all other real and personal property and rights of any kind or nature then owned by or accruing to the benefit of the Company, Holdco and/or any other Project Entity.

“Project Entity” means, at any point in time: (a) the Company; (b) Holdco; (c) Mezzco, (d) the Propcos and the TRS Entity then owned, directly or indirectly, by Holdco; and (e) any other direct or indirect subsidiary of Holdco, the formation of which is Approved by the Partners as a Major Decision.

“Propco” means any directly or indirectly wholly-owned subsidiary of Holdco that directly owns real property.

“Qualified REIT” means an entity is and remains qualified as a “real estate investment trust” for federal income tax purposes pursuant to all applicable Law, including Sections 856, et. seq. of the IRS Code.

“Qualified Transferee” means a Person that (a) is a third-party investor that (i) is (or who has a direct or indirect Affiliate who is) a “qualified institutional buyer” under Rule 144A promulgated under the Securities Act of 1933, as amended, and (ii) has adequate resources to meet the obligations related to the Partnership Interest that is the subject of the applicable Transfer, but in no case shall (in combination with its direct or indirect Affiliates and, with respect to POPLP only, its direct or indirect interests in the Project Assets) have assets under management of less than $2,000,000,000.00, (b) satisfies, and does not breach or cause the Company or any other Project Entity to violate, the Transfer Restrictions, and (c) is an institutional equity investor with an investment policy that includes investment in “core” real estate assets, including those similar to the Project Assets.

“Recurring Capital Expenses” is defined in the Holdco LLC Agreement.

“REIT” means a real estate investment trust within the meaning of Section 856 of the IRS Code and the Treasury Regulations thereunder.

“Related Party Tenant” is defined in Section 6.19(a)(iii).

“Representative(s)” is defined in Section 6.7(a).

“ROFO Adjustment Statement” is defined in Section 9.9(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.11(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Adjustments” is defined in Section 9.9(b) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.11(b) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Adjustment Challenge Notice” is defined in Section 9.10(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.12(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Assignee(s)” means: (a) if there is one (1) ROFO Buyer, the Person designated by the ROFO Buyer to be the assignee and acquire 100% of the Partnership Interest of the ROFO Seller, then such designated Person; (b) if there are two (2) ROFO Buyers and they jointly designate a Person to be the assignee and acquire 100% of the Partnership Interest of the ROFO Seller, then such designated Person; and (c) if there are two (2) ROFO Buyers and they each designate a separate assignee to acquire such ROFO Buyer’s ROFO Buyer Pro Rata Share of the Partnership Interest of the ROFO Seller, then such designated Persons. For clarity, a ROFO Buyer may designate itself to be its ROFO Assignee.

“ROFO Assignment(s)” means an assignment (or assignments) from a ROFO Seller to the ROFO Assignee(s) providing, inter alia, that: (a) ROFO Seller represents and warrants that it owns one hundred percent (100%) of its Partnership Interest free and clear of any and all liens, encumbrances and security interests; (b) the ROFO Seller assigns its Partnership Interest (or applicable portion thereof) to the ROFO Assignee(s), free and clear of all liens, encumbrances and security interests; (c) each ROFO Assignee assumes all obligations, liabilities and responsibilities arising from, out of or in connection with the Partnership Interest of the ROFO Seller (or portion thereof) arising from and after the ROFO Closing Date; and (d) each party represents and warrants to the other that it (i) is duly organized, validly existing and has the necessary corporate or other entity power and authority to execute and deliver the ROFO

Assignment and to consummate the ROFO Closing and (ii) requires no authorizations or consents which have not been obtained. For all purposes under this Agreement, if the ROFO Seller is comprised of the A/B Partners, the ROFO Assignment shall also be deemed to include a corresponding mirror assignment by both A/B Partners of their respective Partnership Interests.

“ROFO Buy Response” is defined in Section 9.3(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.5(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Buyer” is defined in Section 9.4(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.6(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Buyer Default” is defined in Section 9.13(b) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.15(b) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Buyer Default Notice” is defined in Section 9.13(b) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.15(b) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Buyer Pro Rata Share” means that portion of the Partnership Interest a ROFO Offeree has the right to elect to buy in response to a ROFO Offer Notice and that portion of the Partnership Interest of a ROFO Seller that a ROFO Buyer has the right to buy under a ROFO Contract (with the A/B Partners being deemed to be single ROFO Offeror, ROFO Offeree, ROFO Seller or ROFO Buyer for purposes of this definition) as follows:

(a) Each of the initial ROFO Offeree(s) has the initial right to elect to acquire that percentage of the Partnership Interest of the ROFO Offeror, calculated as a fraction with a numerator equal to the Percentage Interest of each ROFO Offeree and a denominator equal to the Percentage Interests of all ROFO Offerees.

(b) If one (1) ROFO Offeree becomes a ROFO Buyer and one (1) ROFO Offeree does not become a ROFO Buyer, or if there is only one (1) ROFO Offeree and it becomes a ROFO Buyer, then the ROFO Buyer Pro Rata Share of the ROFO Buyer is 100%.

(c) If there are two (2) ROFO Buyers, one (1) remains a ROFO Buyer, the other ROFO Buyer becomes a ROFO Defaulting Buyer and the first ROFO Buyer did not become a ROFO Defaulting Buyer, the ROFO Buyer Pro Rata Share of the ROFO Buyer that did not become a ROFO Defaulting Buyer is 100%.

(d) If there are two (2) ROFO Buyers, each ROFO Buyer would have the right to acquire that percentage of the Partnership Interest of the ROFO Seller, calculated as a fraction with a numerator equal to the Percentage Interest of each ROFO Buyer and a denominator equal to the Percentage Interests of both ROFO Buyers.

(i) For example: If the A/B Partners are a ROFO Buyer (with an aggregate 51% Percentage Interest), the Class C LP is a ROFO Buyer (with a 24.5% Percentage Interest) and the Class D LP is the ROFO Seller (with a 24.5% Percentage Interest), then

(A) the ROFO Buyer Pro Rata Share of the A/B Partners will be 51/75.5 = 67.55% (and they could buy 67.55% of the Class D Interest) and (B) the ROFO Buyer Pro Rata Share of the Class C LP will be 24.5/75.5 = 32.45% (and it could buy 32.45% of the Class D Interest).

(ii) If the Class C LP is a ROFO Buyer (with a 24.5% Percentage Interest) and the Class D LP is a ROFO Buyer (with a 24.5% Percentage Interest) and the A/B Partners are the ROFO Seller (with an aggregate 51% Percentage Interest), then (A) the Deficiency Funding Pro Rata Share of each of the Class C LP and the Class D LP will be equal to 24.5/49 = 50% (and they could each buy 50% of the Class A Interest and the Class B Interest).

“ROFO Closing” is defined in Section 9.7 (for purposes of the Asset Sale ROFO Provisions) and in Section 14.9 (for purposes of the Interest Sale ROFO Provisions).

“ROFO Closing Amount Due” is defined in Section 9.9(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.11(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Closing Date” is defined in Section 9.7 (for purposes of the Asset Sale ROFO Provisions) and in Section 14.9 (for purposes of the Interest Sale ROFO Provisions).

“ROFO Contract” is defined in Section 9.4(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.6(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Defaulting Buyer” is defined in Section 9.13(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.15(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Defaulting Seller” is defined in Section 9.12 (for purposes of the Asset Sale ROFO Provisions) and in Section 14.14 (for purposes of the Interest Sale ROFO Provisions).

“ROFO Deposit” is defined in Section 9.6(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.8(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Escrow Agent” means Commonwealth Land Title Insurance Company or another third party engaged by the ROFO Seller and the ROFO Buyer(s) to serve as the escrow agent with respect to the Asset Sale ROFO Provisions or the Interest Sale ROFO Provisions, as applicable, pursuant to a ROFO Escrow Agreement.

“ROFO Escrow Agreement” means an agreement in form substantially similar to the form attached as Exhibit 1, with appropriate modifications as described in the footnotes thereto.

“ROFO Escrow Notice” is defined in Section 9.5(a)(i) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.7(a)(i) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Estimated Price” is defined in Section 9.2 (for purposes of the Asset Sale ROFO Provisions) and in Section 14.4(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Final Price” is defined in Section 9.9(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.11(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Loan Guaranty Indemnity” means an indemnity agreement from a ROFO Buyer or a Partner Related Party of a ROFO Buyer to a ROFO Seller and/or Partner Related Party that is a party to any Partner Debt Guaranty that: (a) indemnifies, protects and holds harmless such ROFO Seller and/or Partner Related Party from and against any and all loss, cost, damage, liability and expense (including for legal fees and court costs) that arise from, out of and/or in connection with any claim against such ROFO Seller and/or Partner Related Party under any Partner Debt Guaranty (other than to the extent of actual damages paid or incurred by the assignee and/or indemnitor that arise directly from the fraud, willful misconduct, gross negligence, bad faith or material breach of this Agreement or the Holdco LLC Agreement, in each case, on the part of the ROFO Seller and/or such Partner Related Party during the time the ROFO Seller was a Partner); (b) is reasonably satisfactory to the ROFO Seller in terms of the net worth and liquidity of the indemnitor (provided, that the proposed indemnitor’s net worth and liquidity shall be deemed reasonably satisfactory if (x) such proposed indemnitor is an Initial Partner Interest Holder or (y) has a net worth and liquidity equal to or exceeding the net worth and liquidity of the party to the Partner Debt Guaranty at the time of calculation); and (c) is otherwise in form and substance reasonably satisfactory to the ROFO Seller. For purposes of clarity, if there are two (2) ROFO Buyers, then (i) one ROFO Buyer may deliver a single ROFO Loan Guaranty Indemnity on behalf of both ROFO Buyers, and (ii) the ROFO Buyers will have the right to allocate their respective rights and obligations in respect of such indemnification, protection and hold harmless obligations pursuant to a separate agreement (or if applicable, an amendment and restatement of this Agreement).

“ROFO Loan Guaranty Release” means an agreement, duly authorized and executed by an applicable Lender, holder, manager, trustee and/or administrator of the applicable Debt, that (a) releases the ROFO Seller and/or any Partner Related Party of the ROFO Seller that is a party to any Partner Debt Guaranty from any and all of such Person’s obligations, liabilities and responsibilities arising from, out of or in connection with such Partner Debt Guaranty and (b) is otherwise in form and substance reasonably satisfactory to the ROFO Seller.

“ROFO No Buy Response” is defined in Section 9.3(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.5(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Offer Notice” is defined in Section 9.1(b) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.4(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Offeree” is defined in Section 9.1(b) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.4(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Offeror” is defined in Section 9.1(b) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.4(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Other Closing Documents” means all other documents, instruments and certificates reasonably deemed necessary or appropriate by a ROFO Seller or a ROFO Buyer to consummate a ROFO Closing,

including, as applicable, those required in connection with evidencing the withdrawal of the ROFO Seller as a Partner from the Company, the admission of any new Person as a Partner or (if applicable) the termination of the Company.

“ROFO Pro Rata Deposit Amount” is defined in Section 9.6(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.8(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Response Period” is defined in Section 9.3(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.5(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Sale Process” means the process under the Asset Sale ROFO Provisions or the Interest Sale ROFO Provisions, as applicable, by which: (a) the ROFO Offeror and ROFO Offeree(s) fail to enter into a ROFO Contract; (b) the ROFO Offeror and ROFO Offeree(s) enter into a ROFO Contract but fail to close under the ROFO Contract because of a ROFO Buyer Default or a ROFO Seller Default; or (c) there is a ROFO Closing.

“ROFO 2nd Escrow Notice” is defined in Section 9.6(b) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.8(b) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Seller” is defined in Section 9.4(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.6(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Seller Default” is defined in Section 9.15(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.17(a) (for purposes of the Interest Sale ROFO Provisions).

“Silverpeak” means SP GWP GP LLC, a Delaware limited liability company.

“Subdivision” is defined in the Holdco LLC Agreement.

“Target Account” means, with respect to any Partner for any Fiscal Year, the excess of (a) an amount (which may be either a positive balance or a negative balance) equal to the hypothetical distribution (or contribution) such Partner would receive (or contribute) if all Project Assets, including cash, were sold for cash equal to their Book Value (taking into account any adjustments to Book Value for such year), all liabilities (including prepayment penalties, yield maintenance fees and similar costs) of the Project Entities were then satisfied according to their terms (except that if the nonrecourse liabilities secured by an asset exceed the Book Value of such asset, such calculation shall be made assuming that the asset were transferred to the lender in satisfaction of the debt) and all remaining proceeds from such sale were distributed pursuant to Section 4.1 over (b) such Partner’s share of Minimum Gain of the Company and any Minimum Gain attributable to Partner-Funded Debt.

“Tax Matters Partner” is defined in Section 12.5(c).

“TIAA” means THRE Permian Investor GP Member LLC, a Delaware limited liability company.

“TIAA/LP” is TIAA/LP as defined in the Preamble of this Agreement, together with its permitted successors and assigns.

“Transfer” means (a) when used as a noun, any direct or indirect transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, mortgage, conveyance, encumbrance or other disposition (whether voluntary or involuntary and whether by operation of Law or otherwise) and (b) when used as a verb, to (directly or indirectly) transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of (whether voluntary or involuntary and whether by operation of Law or otherwise) a specified asset or interest.

“Transfer Breach” means any Transfer (or any attempt to Transfer) all or any portion of the Partnership Interest of a Partner and/or of any direct or indirect interest in such a Partner in violation of this Agreement.

“Transfer Restrictions” is defined in Section 14.1(f).

“Treasury Regulations” means the regulations promulgated under the IRS Code, as such regulations are in effect on the date hereof.

“TRS Entity” means GWP TRS, LLC, a limited liability company that is a wholly-owned subsidiary of Holdco.

“TRS REIT Election” means the unanimous Holdco Major Decision by the Holdco Board of Directors to cause the TRS Entity to (a) elect to be treated as an “association” taxable as a corporation for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(c) (the form of which election is attached to the limited liability company agreement of the TRS Entity) and (b) elect to be treated as a “taxable REIT subsidiary” (as defined in Section 856(l) of the IRS Code.

“Unaffiliated LP” means: (a) for so long as PKY/GP is the General Partner, the Class C LP and the Class D LP are each deemed to be an Unaffiliated LP; (b) if a replacement General Partner is the Class C LP or an Affiliate of the Class C LP, then (i) the Class A Partner and the Class B LP (acting together) will be deemed to be a single Unaffiliated LP and (ii) the Class D LP will be deemed to be a single Unaffiliated LP; (c) if the replacement General Partner is the Class D LP or an Affiliate of the Class D LP, then (i) the Class A Partner and the Class B LP (acting together) will be deemed to be a single Unaffiliated LP and (ii) the Class C LP will be deemed to be a single Unaffiliated LP; and (d) if the replacement General Partner is a third party that is not an Affiliate of any of the existing Partners, then each of the Class A Partner and the Class B LP (acting together), the Class C LP and the Class D LP shall be Unaffiliated LPs.

“Unaffiliated LP Competing Leasing Team” is defined in Section 8.1(e).

“Unaffiliated LP Greenway Team” is defined in Section 8.1(e).

“Unrestricted Affiliate Transfers” means, with respect to any Partner, the Transfer of all (but not less than all) of such Partner’s direct Partnership Interest to an Affiliate that (a) is one hundred percent (100%) owned and controlled by, under one hundred percent (100%) ownership and control of, or under one hundred percent (100%) common ownership and control with such Partner, (b) remakes all of the representations, warranties and covenants of such Partner set forth in Article XI, and (c) assumes all of the rights and obligations of such Partner hereunder first accruing from and after the date of such

Transfer pursuant to an assignment and assumption agreement in form reasonably acceptable to the other Partners. For the avoidance of doubt, Unrestricted Affiliate Transfers shall include any Transfer between CPPIB US RE-A, Inc. and CPPIB REH and between CPPIB REH and CPPIB (each, a “CPPIB Internal Transfer”).

“Unrestricted Public Transfer(s)” means, following any Transfer of any of the interests in a Partner pursuant to a Partner Syndication Transfer to a Person that is publicly traded on a nationally recognized stock exchange, the Transfer of any of the publicly-traded shares of such Person.

“Unrestricted PKY Transfer(s)” means any and all Transfers of direct and/or indirect interests in PKY REIT and/or POPLP.

“Volcker Rule” is defined in Section 11.2(e).

“Voluntary Bankruptcy Action” is defined in the definition of “Bankruptcy Event”.

END OF ARTICLE I

ARTICLE II

LIMITED PARTNERSHIP

2.1 Certificate of Formation. The Company Certificate has been filed in the Office of the Secretary of State of Delaware.

2.2 Name. The name of the Company is “GWP JV Limited Partnership” and this is the name in under which name all business and affairs of the Company shall be conducted, except to the extent otherwise required by the Laws of the State of Delaware or the State of Texas or any other state in which the Company is doing business.

2.3 Principal Office, Resident Agent and Registration in Texas as a Foreign Limited Liability Company.

(a) The principal office of the Company shall be located at c/o Parkway, Inc., 5847 San Felipe Street, Suite 2200, Houston, Texas 77057.

(b) The name and office address of the registered agent for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

(c) General Partner may change the principal office of the Company and/or the name and office address of the registered agent for service of process on the Company upon not less than ten (10) Business Days’ prior written notice to the other Partners if the principal office is an office of PKY REIT, and otherwise with the Approval of the Partners as a Major Decision.

(d) Promptly following the Effective Date, Parkway shall cause the Company to register as a foreign limited liability company doing business in the State of Texas.

2.4 Purposes and Powers.

(a) The sole purposes of the Company (individually, a “Company Purpose” and collectively, the “Company Purposes”) are, in accordance with Section 2.8, to: (i) directly own 100% of the outstanding Holdco Common Interests and 60% of the outstanding Holdco Series B Preferred Units and, if necessary, 80% of the Holdco Series A Preferred Units; (ii) indirectly own the Project Assets (which at all times shall be held solely through Holdco or one or more subsidiaries of Holdco); and (iii) indirectly, through Holdco or one or more Holdco subsidiaries (and subject to the terms of the Holdco LLC Agreement), to: (A) manage, operate, finance, refinance, sell, Transfer and otherwise use and deal with any Project Entity owned by Holdco; (B) lease, operate, manage, maintain, entitle (by way of the Subdivision or otherwise), improve, develop, repair, restore, sell, finance, refinance, Transfer and otherwise use or deal with the Project Assets or any portions thereof: (C) enter into (and/or cause any Project Entity to enter into) one (1) or more Contracts and Debt; and (D) take any and all other acts which may be necessary, desirable, appropriate or incidental in connection with the business of the Company, Holdco, the other Project Entities, the Project Assets and the Project.

(b) Subject to the terms of this Agreement, the Company shall have the right, power and authority to take (and, subject to the to the terms of the Holdco LLC Agreement, to cause any of the other Project Entities to take) any and all actions as may be necessary, desirable, appropriate or incidental in connection with pursuing the purposes of the Company as described in Section 2.4(a) above.

(c) Unless otherwise agreed to as a Major Decision, the purposes described in Sections 2.4(a) and (b) above shall be the sole purposes of the Company.

2.5 Term. The term of the Company shall continue until the liquidation and dissolution of the Company pursuant to Article XIII.

2.6 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on the 31st day of December in each year. The Company shall have the same Fiscal Year for income tax and accounting purposes.

2.7 Other Business. The provisions of Article VIII shall govern the rights and obligations of the Partners with respect to other business opportunities of the Partners and their respective Affiliates.

2.8 No Commercial Activities; No U.S. Trade or Business; No Effectively Connected Income. From and after the CTB Election Effective Date, General Partner shall, at the Company’s expense, use commercially reasonable efforts to conduct the business and affairs of the Company and structure the investment of all Company assets such that (a) all Company assets (other than cash, including cash accounts and deposit accounts with banks and other financial institutions) are held, at all times, directly or indirectly by Holdco, with the sole assets of the Company (other than cash, including cash accounts and deposit accounts with banks and other financial institutions) being stock of Holdco and the Company’s rights with respect thereto; (b) any Partner that is a “foreign government” within the meaning of IRS Code Section 892 and the Treasury Regulations promulgated thereunder will not be deemed to be engaged in activities which constitute “commercial activities” within the meaning of Treasury Regulation Section 1.892-4T, solely as a result of its investment in the Company; and (c) any non-U.S. person holding a direct or indirect interest in the Company will not be deemed to be (A) engaged in a “trade or business within the United States” within the meaning of IRS Code Section 864(b) and the Treasury Regulations promulgated thereunder and/or (B) earn “effectively connected income” within the meaning of IRS Code 864(c) and the Treasury Regulations promulgated thereunder. General Partner shall be deemed to have satisfied in all respects its obligations under clauses (b) and (c) of the foregoing sentence if it complies with clause (a) of the foregoing sentence.

2.9 30% Threshold. Notwithstanding anything to the contrary contained herein, upon the prior written request of CPP/LP, the Company and the Partners shall use commercially reasonable efforts to take such specific action as may be requested by CPP/LP in writing to ensure that each Project Entity is structured such that CPP/LP (together with its Affiliates) does not hold, directly or indirectly (based on its interest in the Company or otherwise), more than thirty percent (30%) of the securities of such Project Entity to which attach the right to elect, appoint or remove the directors or managers of such Project Entity, and the Company and the Partners shall cooperate, at CPP/LP’s sole cost and expense, with CPP/LP in taking such reasonable actions as requested by CPP/LP to ensure that CPP/LP and its Affiliates do not directly or indirectly hold more than thirty percent (30%) of such securities; provided, that (a) such actions do not have an adverse effect on the Company, any of the Partners (other than CPP/LP) or any of the Partner Related Parties of such other Partners and (b) all costs and expenses relating to such actions shall be borne by CPP/LP; provided; further; that, notwithstanding clause (a) of this Section 2.9, in the event that such actions would have an adverse effect on the Company or the Partners or any of the Partner Related Parties of such other Partners (other than CPP/LP and its Partner Related Parties), at CPP/LP’s request, the Company and the Partners shall nonetheless reasonably cooperate with CPP/LP in taking such actions as requested by CPP/LP so long as CPP/LP agrees to indemnify and hold harmless the Company, the Partners (other than CPP/LP), and the Partner Related Parties of such other Partners (as applicable) from any and all such adverse effects. The Company and the Partners agree and acknowledge that CPP/LP and its counsel have reviewed the transactions and investment structure contemplated by this Agreement and the Contribution Agreement and have advised the Company and the other Partners that such transactions and investment structure are not expected to be inconsistent with the limitations described in the preceding clauses (a) and (b).

2.10 Class C-2 Interest Assignment.

(a) The Partners acknowledge and agree that, as of the Effective Date: (i) PKY/GP owns a 1% Percentage Interest; (ii) PKY/LP owns a 60.586% Percentage Interest; (iii) TIAA/LP owns a 13.914% Percentage Interest; and (iv) CPP/LP owns a 24.5% Percentage Interest.

(b) TIAA/LP is obligated to acquire an additional 10.586% Percentage Interest from PKY/LP by payment to PKY/LP of the Class C-2 Assignment Consideration Amount in accordance with the terms of the Contribution Agreement. TIME IS OF THE ESSENCE FOR TIAA/LP TO PAY PKY/LP THE CLASS C-2 ASSIGNMENT CONSIDERATION AMOUNT WITHIN THE APPLICABLE TIME PERIODS SET FORTH IN THE CONTRIBUTION AGREEMENT.

(c) If PKY/LP shall receive the Class C-2 Assignment Consideration Amount as provided for in Section 2.10(b), then PKY/LP shall deliver the Class C-2 Interest Assignment to TIAA/LP within five (5) Business Days after receipt of the Class C-2 Assignment Consideration Amount (failing which PKY/LP shall, without further notice to or from or act on the part of any Person, be deemed to have delivered the Class C-2 Interest Assignment to TIAA/LP as of the date of receipt by PKY/LP of the Class C-2 Assignment Consideration Amount).

(d) Unless and until PKY/LP timely receives the Class C-2 Assignment Consideration Amount as provided for in Section 2.10(b), then notwithstanding anything to the contrary in this Agreement, TIAA/LP shall have no voting, consent or approval rights under this Agreement (including the right to Approve or disapprove Major Decisions, to be a GHMA Eligible LP or to initiate the Asset Sale ROFO Provisions or the Interest Sale ROFO Provisions) and shall not have the right to undertake Partner Syndication Transfers.

(e) If PKY/LP shall not (for any reason or no reason) receive the Class C-2 Assignment Consideration Amount as provided for in Section 2.10(b), then: (i) TIAA/LP shall sell the Class C-1 Interest to CPP/LP and CPP/LP shall acquire the Class C-1 Interest from TIAA/LP, all in accordance with Sections 4.11(c), (d) and (e) of the Contribution Agreement; (ii) the Class B LP shall sell the Class C-2 Interest to CPP/LP and CPP/LP shall acquire the Class C-2 Interest from the Class B LP, all in accordance with Sections 4.11(c) and (d) of the Contribution Agreement; and (iii) upon consummation of the transactions contemplated by Sections 4.11(c) and (d) of the Contribution Agreement, PKY/GP, PKY/LP and CPP/LP shall reasonably cooperate to amend and restate this Agreement to provide for the management of the Company with PKY/LP and CPP/LP as the sole limited Partners.

(f) Upon the transfer of the Class D Interest to CPPIB REH and upon the transfer of the Class D Interest from CPPIB REH to CPPIB: (a) each of the applicable transferees, pursuant to the applicable agreement that assigns and transfers the Class D Interest, shall expressly assume the obligations of CPPIB US RE-A, Inc. under Sections 4.11(b) and (c) of the Contribution Agreement and (b) each of TIAA/LP and the Class B LP shall have the right to enforce such obligations against the applicable transferee (CPPIB REH or CPPIB) as if the obligations of CPPIB US RE-A, Inc. under Sections 4.11(b) and (c) of the Contribution Agreement were an affirmative obligation of the Class D LP under this Agreement. Any assignment of the Class D Interest that occurs at any time before the obligations of CPPIB US RE-A, Inc. under Sections 4.11(b) and (c) of the Contribution Agreement are satisfied in full and that does not contain an express assumption as contemplated in this Section 2.10(f) shall be void ab initio.

END OF ARTICLE II

ARTICLE III

CAPITAL CONTRIBUTIONS AND LOANS BY PARTNERS

3.1 Intentionally Omitted.

3.2 Intentionally Omitted.

3.3 Permitted Capital Calls.

(a) General Partner has the right to call for Additional Capital Contributions in connection with any Permitted Capital Call (a “Capital Call”).

(b) General Partner shall give written notice (a “Capital Call Notice”) to the Partners if the Company requires Additional Capital Contributions for a Permitted Capital Call. Each Capital Call Notice shall set forth:

(i) the aggregate amount being requested (the “Capital Call Amount”) and each Partner’s Percentage Interest thereof (with the A/B Partners being deemed one (1) Partner for purposes of calculating their rights and obligations to fund Additional Capital Contributions and Deficiency Amounts);

(ii) intentionally omitted;

(iii) a reasonably detailed description of (A) the uses for which the funds will be applied and (B) if applicable, a copy of the applicable capital call notice received from Holdco pursuant to the Holdco LLC Agreement;

(iv) the date (the “Capital Call Funding Date”) by which the requested amounts are required to be funded (which date shall be (A) in the case of a Capital Call to fund a capital call received from Holdco pursuant to the Holdco LLC Agreement, one (1) Business Day before the due date of such capital call received from Holdco, provided such capital call was delivered by the General Partner to the Partners promptly upon receipt of same from Holdco, and (B) in the case of any other Capital Call, not less than fifteen (15) days after the date of the Partners’ receipt of the Capital Call Notice); and

(v) wire transfer instructions for delivery by each Partner of its Percentage Interest of such Capital Call Amount to an account of the Company.

(c) Notwithstanding the foregoing, if an Unaffiliated LP entitled to vote on Major Decisions determines that Additional Capital Contributions are required in connection with any expense of the Company that would properly be the subject of a Permitted Capital Call and General Partner has failed to deliver a Capital Call Notice for such Additional Capital Contributions within five (5) Business Days after an Unaffiliated LP has requested that General Partner deliver a such a Capital Call Notice, then such Unaffiliated LP shall have the right to deliver the Capital Call Notice for such Additional Capital Contributions.

(d) Each Partner shall have the right to contribute its respective Percentage Interest of the Capital Call Amount set forth in any Capital Call Notice and no Partner shall have the right to fund only a portion of its Percentage Interest of a Capital Call Amount.

(e) Notwithstanding the foregoing provisions of this Section 3.3: (i) the A/B Partners shall contribute 100% of any Additional Capital Contributions to the extent required to pay or satisfy any A/B Retained Liability (except to the extent that there are funds held in reserve pursuant to a Debt Document or by the Company or another Project Entity for the payment of same); (ii) any Unaffiliated LP entitled to vote on Major Decisions may deliver to the A/B Partners a Capital Call Notice for any such Additional Capital Contribution; (iii) the A/B Partners shall pay such Additional Capital Contributions directly to Holdco; and (iv) such Additional Capital Contributions shall not alter the Partners’ Percentage Interests, the Capital Accounts of the Partners or the Partners’ entitlement to distributions, Profits and Losses. Additional Capital Contributions in respect of A/B Retained Liabilities shall be contributed by the Company to Holdco, and such A/B Retained Liabilities shall be deemed paid directly or indirectly by Holdco or one of its subsidiary Project Entities. For clarity, any A/B Retained Liabilities consisting of rent abatements to tenants shall be contributed by the A/B Partners on a monthly basis in an amount equal to the difference between the rent actually payable by the tenant(s) under the applicable Lease(s) and the amount of rent that would have been payable by the tenant(s) under the applicable Lease(s) absent such rent abatements (except to the extent that there are funds held in reserve pursuant to a Debt Document or by the Company or another Project Entity for the payment of same).

3.4 Failure to Contribute Percentage Interest of Capital Call Amount.

(a) If any Partner (a “Deficiency Partner”) fails to fund all of its Percentage Interest of a Capital Call Amount (or, with respect to a Capital Call to pay or satisfy any A/B Retained Liability, if the A/B Partners fail to fund 100% of such Capital Call) (the entire Percentage Interest of a Capital Call Amount of a Deficiency Partner being a “Deficiency Amount”) by 5:00 p.m. New York time on the Capital Call Funding Date, then General Partner shall deliver a notice to the Partners (a “Deficiency Notice”) within five (5) Business Days after the Capital Call Funding Date setting forth:

(i) the Capital Call Amount requested and each Partner’s Percentage Interest thereof;

(ii) the amount actually funded by each Partner (a Partner that has funded its full Percentage Interest of a Capital Call Amount, a “Fully-Funding Partner”);

(iii) the Deficiency Amount attributable to any Deficiency Partner;

(iv) if two (2) Partners are Deficiency Partners and one (1) Partner is a Fully-Funding Partner, then the aggregate Deficiency Amounts; and

(v) if one (1) Partner is a Deficiency Partner and two (2) Partners are Fully-Funding Partners, then (A) the Deficiency Funding Pro Rata Share of each Fully-Funding Partner and (B) the product of the Deficiency Amount and each Fully-Funding Partner’s Deficiency Funding Pro Rata Share.

(b) If General Partner fails to deliver such a Deficiency Notice within five (5) Business Days after the Capital Call Funding Date, then any Unaffiliated LP entitled to vote on Major Decisions shall have the right to deliver such a Deficiency Notice. If neither the General Partner nor any Unaffiliated LP delivers such a Deficiency Notice within fifteen (15) Business Days of the Capital Call Funding Date, then the Capital Call Notice shall be deemed to have been rescinded and the General Partner shall refund the Additional Capital Contributions of the Partners made pursuant to such Capital Call Notice.

(c) If there is only one (1) Fully-Funding Partner, the Fully-Funding Partner (or its Deficiency Loan Designee) shall have the right to fund all (but not less than all) of the Deficiency Amount of both of the Deficiency Partners by paying such amount pursuant to the instructions for funding provided in the Capital Call Notice by no later than 5:00 p.m. New York time on the tenth (10th) Business Day after receipt of the Deficiency Notice.

(d) If there are two (2) Fully-Funding Partners, each Fully-Funding Partner (or its Deficiency Loan Designee) shall have the right to fund all (but not less than all) of its Deficiency Funding Pro Rata Share of the Deficiency Amount of the Deficiency Partner by paying such amount pursuant to the instructions for funding provided in the Capital Call Notice by no later than 5:00 p.m. New York time on the tenth (10th) Business Day after receipt of the Deficiency Notice.

(e) Within ten (10) Business Days after delivery of a Deficiency Notice, General Partner shall deliver a notice to the Partners (a “Deficiency 2nd Notice”) setting forth, as applicable, (i) if there was only one (1) Fully-Funding Partner, whether or not such Fully-Funding Partner (or its Deficiency Loan Designee) funded the entire Deficiency Amount of both of the Deficiency Partners or (ii) if there were two (2) Fully-Funding Partners, whether or not each Fully-Funding Partner (or its Deficiency Loan Designee) funded its entire Deficiency Funding Pro Rata Share of the applicable Deficiency Amount (and if not, the unfunded balance of the Deficiency Amount).

(f) If General Partner fails to deliver such a Deficiency 2nd Notice within ten (10) Business Days after delivery of the Deficiency Notice, then any Unaffiliated LP entitled to vote on Major Decisions shall have the right to deliver such a Deficiency 2nd Notice.

(g) If (i) there were two (2) Fully-Funding Partners and (ii) only one (1) Fully-Funding Partner (or its Deficiency Loan Designee) funded its entire Deficiency Funding Pro Rata Share of the applicable Deficiency Amount as provided for in in Section 3.4(d), then such Fully-Funding Partner (or its Deficiency Loan Designee) shall have the right to fund all (but not less than all) of the unfunded balance of the Deficiency Amount by paying such amount pursuant to the instructions for funding provided in the Capital Call Notice by no later than 5:00 p.m. New York time on the tenth (10th) Business Days after receipt of the Deficiency 2nd Notice.

(h) If the entire Deficiency Amount of all Deficiency Partners is not timely funded by one or more Fully-Funding Partner(s) (or their Deficiency Loan Designees) pursuant to Sections 3.4(c), 3.4(d) and 3.4(g) above, then the applicable Capital Call Notice shall be deemed to have been rescinded and General Partner shall, within two (2) Business Days after delivery of the Deficiency 2nd Notice, refund to each Partner all funds contributed by such Partner pursuant to such Capital Call Notice.

(i) The sole and exclusive rights and remedies of the Partners relating to being a Deficiency Partner and/or a Fully-Funding Partner (or its Deficiency Loan Designee) are limited to those expressly provided for in this Agreement.

3.5 Deficiency Loans.

(a) Any Deficiency Amount funded by a Fully-Funding Partner (or its Deficiency Loan Designee) as provided for in Section 3.4 shall be deemed to be a loan from the Fully-Funding Partner to the Deficiency Partner (a “Deficiency Loan”). Notwithstanding anything herein to the contrary, any payment otherwise payable to a Fully-Funding Partner on account of any Deficiency Loan shall be paid to any Deficiency Loan Designee designated by such Fully-Funding Partner as if such Fully-Funding Partner held such Deficiency Loan.

(b) If a Fully-Funding Partner (or its Deficiency Loan Designee) elects to and funds a Deficiency Loan, such Deficiency Loan, as funded, shall (i) be deemed to be an Additional Capital Contribution made by the Deficiency Partner and (ii) increase the Deficiency Partner’s Capital Account balance accordingly (unless the A/B Partners are the Deficiency Partner and the Deficiency Loan is for a Capital Call required to pay or satisfy any A/B Retained Liability).

(c) Each Deficiency Loan shall: (i) bear interest on the Deficiency Loan Outstanding Amount at the Deficiency Loan Rate; and (ii) be repaid (and secured) as provided for in Sections 3.5 and 3.7. In addition to and not in limitation of the foregoing, if the proceeds of a Permitted Transfer of the Deficiency Partner’s Partnership Interest or another sale of the Deficiency Partner’s Partnership Interest pursuant to Article XIV are not sufficient to fully satisfy all Deficiency Loan Outstanding Amounts owed by a Deficiency Partner, then the Permitted Transferee or the purchaser under Article XIV will acquire the Deficiency Partner’s Partnership Interest subject to the outstanding balance of the Deficiency Loan Outstanding Amounts owed by the Deficiency Partner.

(d) While any Deficiency Loan Outstanding Amounts owed by such Deficiency Partner remain outstanding, all Distributions otherwise due to such Deficiency Partner as provided for in Section 4.1 and all consideration otherwise payable to or on behalf of Deficiency Partner upon each of a Permitted Transfer or another sale of the Deficiency Partner’s Partnership Interest pursuant to Article XIV shall (i) be paid to any Fully-Funding Partner(s) (or its/their Deficiency Loan Designee(s)) to whom any Deficiency Loan Outstanding Amount is then owed, pro rata (based upon the ratio of the Deficiency Loan Outstanding Amount owed by such Deficiency Partner to each such Fully-Funding Partner (or its Deficiency Loan Designee) and the sum of the Deficiency Loan Outstanding Amounts owed by such Deficiency Partner to both of such Fully-Funding Partners (or its/their Deficiency Loan Designee(s)) until the Deficiency Loan Outstanding Amount(s) shall be repaid in full, and (ii) applied first to any outstanding accrued and unpaid interest and then to the principal balance of the Deficiency Loan Outstanding Amount. In addition, any Distributions otherwise due to a Deficiency Partner that are used to satisfy any Deficiency Loan shall be deemed to have been made to the Deficiency Partner for Company accounting purposes.

(e) A Deficiency Partner shall have the right to repay any Deficiency Loan Outstanding Amount outstanding at any time, in whole or in part, subject to the provisions of Section 3.5(d).

(f) Any Deficiency Loan described in Section 8.3(f), Section 8.4(c) or Section 8.4(d) of the Holdco LLC Agreement shall be deemed to be a Deficiency Loan made pursuant to this Section 3.5 for all purposes of this Agreement.

3.6 Intentionally Omitted.

3.7 Security, Enforcement and Recording of Deficiency Loans.

(a) Each Deficiency Partner: (i) will execute such documents and take such additional actions as a Fully-Funding Partner (or its Deficiency Loan Designee) may reasonably deem necessary or appropriate to protect the rights of the Fully-Funding Partner (or its Deficiency Loan Designee) as provided in Sections 3.5 and 3.7; (ii) is hereby automatically deemed to appoint a Fully-Funding Partner (and its successors and assigns and its and their officers and directors), to act alone as the attorney-in-fact of such Deficiency Partner (and its successors and assigns) with full power of substitution in the name and stead of such Deficiency Partner (and its successors and assigns) to execute, acknowledge, swear to and deliver such instruments as may be necessary or appropriate to carry out the provisions of Sections 3.5 and 3.7; and (iii) is hereby automatically deemed to grant to the Fully-Funding Partner an irrevocable power of attorney, coupled with an interest, to satisfy the Deficiency Partner’s obligations set forth Sections 3.5 and 3.7 if such Deficiency Partner fails to timely do so.

(b) Each Deficiency Partner to whom a Deficiency Loan is made hereby grants a security interest in its Partnership Interest to the Fully-Funding Partner (or its Deficiency Loan Designee) to secure the Deficiency Partner’s obligation to repay the Deficiency Loan and perform all of its obligations under related loan documents.

(c) General Partner shall, as part of the books and records of the Company, maintain a record of each Deficiency Loan (and the applicable Deficiency Loan Outstanding Amount).

3.8 Consequences of Failure to Fund Additional Capital Contributions are Exclusive.

(a) Except as specifically provided in this Agreement, (i) no Partner shall have any obligation to fund any Additional Capital Contribution (or to provide any additional or other funds, capital or property to the Company) and (ii) the specific rights and remedies provided for in this Agreement in regard to any Deficiency Partner and Deficiency Loan are and shall be deemed to be the sole and exclusive rights and remedies of any Fully-Funding Partner in respect of any applicable Deficiency Amount and/or Deficiency Loan Outstanding Amount.

(b) Except as specifically provided in this Agreement, no Partner shall have the right to: (i) contribute any capital or property to the Company; (ii) withdraw any capital or property from the Company; or (iii) demand or receive (A) the return of all or any part of its Capital Contributions or (B) property other than cash in return for its Capital Contributions.

3.9 No Third Party Rights. The right of the Partners to require any Additional Capital Contributions under this Agreement shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement (including the holder of any Debt owed by any Project Entity).

3.10 No Interest on Capital Contributions. Interest earned on Company funds shall inure solely to the benefit of the Company. Unless otherwise specifically provided herein, no interest shall be paid on any Capital Contributions or advances to the capital of the Company, nor upon any undistributed or reinvested income or profits of the Company.

END OF ARTICLE III

ARTICLE IV

DISTRIBUTIONS

4.1 Distributions.

(a) The Partners intend that the Company will make Distributions in the amount equal to the amount of distributions received by the Company from Holdco from time to time, less reserves for anticipated Permitted Capital Calls as determined by the General Partner; provided, that the aggregate amount of reserves held at any time by the Company and Holdco shall in no event exceed the Estimated 6 Month Working Capital Amount (such amount, if a positive number, the “Distributable Cash Amount”).

(b) Subject to the availability of a positive Distributable Cash Amount, Distributions shall be made as and when distributions are received by the Company from Holdco.

(c) All Distributions shall be made to the Partners in accordance with their respective Percentage Interests for the period to which such Distributable Cash Amount is attributable (but subject, as applicable, to Section 4.2). If there is a change in the Percentage Interests of the Partners (including as described in Section 2.10) during any period in which any Distributable Cash Amount is available for distribution, Distributions shall be made to the Partners in a manner reasonably determined by General Partner which takes into account the varying Percentage Interests of the Partners during such period, as determined by General Partner in its reasonable discretion; provided, however, that no Partner shall be distributed any amount attributable to operations of the Company or the other Project Entities prior to such Partner’s admission to the Company.

4.2 Application of Distributions to Deficiency Loans. All Distributions otherwise payable to a Deficiency Partner under Section 4.1 at any time when any Deficiency Loan Outstanding Amount remains outstanding shall be deemed (for Company accounting purposes and for federal income tax purposes) to be a Distribution to the Deficiency Partner but shall actually be paid to the Fully-Funding Partner(s) (or its/their Deficiency Loan Designee(s)) until the Deficiency Loan(s) owed by the Deficiency Partner shall be fully satisfied as provided for in Section 3.5(d).

END OF ARTICLE IV

ARTICLE V

CAPITAL ACCOUNTS AND ALLOCATIONS

5.1 Capital Accounts. There shall be established on the books and records of the Company a capital account (a “Capital Account”) for each Partner. As of the Effective Date and immediately after the transactions described in Section 3.01(d) of the Contribution Agreement have occurred, the Capital Account balance of each Partner shall be as set forth on Exhibit 2-A. If the Class C-2 Interest Assignment closes in accordance with Section 2.10, the Capital Account balance of each Partner shall be as set forth on Exhibit 2-B. If the Class C-2 Interest Assignment does not close in accordance with Section 2.10, the Partners shall adjust Exhibit 2-A to reflect the actual the Capital Account balance of each Partner.

5.2 Adjustments to Capital Accounts.

(a) The Capital Account of each Partner shall be increased by: (i) the amount of any cash and the agreed Book Value of any property (net of liabilities encumbering such property) as of the date of contribution as a Capital Contribution to the capital of the Company by such Partner (other than any Additional Capital Contribution of the A/B Partners to the extent required to pay or satisfy any A/B Retained Liability); (ii) the amount of any direct or indirect Company liabilities assumed by such Partner or which are secured by property distributed to such Partner; and (iii) the amount of any Profits allocated to such Partner and special allocations of items of income and gain pursuant to Section 5.4(e). The Capital Account of each Partner shall be decreased by: (A) the amount of any Losses allocated to such Partner and items of expense deduction specially allocated pursuant to Section 5.4(e); (B) the amount of distributions to such Partner; (C) such Partner’s pro rata share (determined in the same manner as such Partner’s share of Losses pursuant to Section 5.4) of any other expenditures of the Company that are not deductible in computing Company Profits or Losses and which are not chargeable to the Capital Account; and (D) without duplication, the amount of any liabilities of such Partner assumed by the Company or which are secured by property contributed by such Partner to the Company. In all respects, the Partners’ Capital Accounts shall be determined in accordance with the detailed capital accounting rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv) and shall be adjusted (as allocations of Profits and Losses) upon the occurrence of certain events as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

(b) A permitted transferee of all (or a portion) of a Partnership Interest shall succeed to the Capital Account (or portion of the Capital Account) attributable to the transferred Partnership Interest.

(c) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

5.3 Negative Capital Accounts. The Partners shall not be required to make up a negative balance in their respective Capital Accounts.

5.4 Allocations of Profits and Losses.

(a) The profits and losses of the Company (“Profits” and “Losses”) for each Fiscal Year shall be the taxable income or loss, respectively, of the Company for such Fiscal Year, determined in accordance with Section 703(a) of the IRS Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), but computed with the following adjustments: (i) all depreciation and cost recovery deductions shall be deemed equal to Depreciation; (ii) any income of the Company that is exempt from federal income taxation and not otherwise taken into account in computing Profits and Losses shall be taken into account; (iii) any expenditures of the Company described in Section 705(a)(2)(B) of the IRS Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss; (iv) in computing Profits and Losses, gains or losses shall be determined by reference to Book Value rather than tax basis and (v) if the Book Value of any Company asset is adjusted by reason of a revaluation of such asset pursuant to the third sentence of Section 5.2(a), the amount of such adjustment shall be taken into account in the period of adjustment as gain or loss from the disposition or deemed disposition of such asset for purposes of computing Profits and Losses.

(b) Whenever a proportionate part of the Profits or Losses is allocated to a Partner, every item of income, gain, loss, deduction or credit entering into the computation of such Profits or Losses or arising from the transactions with respect to which such Profits or Losses were realized shall be credited or charged, as the case may be, to such Partner in the same proportion.

(c) If any Partner Transfers all or any part of its Partnership Interest during any Fiscal Year or its Partnership Interest is increased or decreased, Profits and Losses attributable to such Partnership Interest for such Fiscal Year shall be apportioned between the transferor and transferee or computed as to such Partners, as the case may be, based on the closing of the books method unless otherwise agreed by such Partners, provided in all events that any apportionment described above shall be permissible under the IRS Code and applicable regulations thereunder. Notwithstanding any other provision of this Agreement to the contrary, Partners subsequently admitted to the Company shall only participate in Profits and Losses (and items thereof) earned by the Company after the date of such admission and shall not be entitled to any catch-up with respect to Profits and Losses earned by the Company prior to such admission. For the avoidance of doubt, with respect to CPP/LP’s Partnership Interest held prior to the CTB Election Effective Date, all Profits and Losses attributable to such Partnership Interest for such period shall be apportioned solely to CPPIB US RE-A, Inc. and not to either CPPIB REH or CPPIB.

(d) For all purposes, including federal, state and local income tax purposes, at the end of each Fiscal Year, Profit and Loss (and, if necessary, items of gross income, loss and deduction) shall be allocated in such a manner so as to cause the Partially Adjusted Capital Accounts of the Partners to equal, as nearly as possible, their respective Target Accounts.

(e) Notwithstanding Section 5.4(d),

(i) If there is a net decrease in the Minimum Gain of the Company during a taxable year (including any Minimum Gain attributable to Partner-Funded Debt), each Partner at the end of such year shall be allocated, prior to any other allocations required under this Article V, items of gross income for such year (and, if necessary, for subsequent years) in the amount and proportions described in Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(4).

(ii) Notwithstanding the allocations provided for in Section 5.4(d), no allocation of an item of loss or deduction shall be made to a Partner to the extent such allocation would cause or increase a deficit balance in such Partner’s Capital Account as of the end of the taxable year to which such allocation relates. If any Partner receives an adjustment, allocation or distribution that causes or increases such a deficit balance, taking into account the rules of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), such Partner shall be allocated (after taking into account any allocations made pursuant to Section 5.4(e)(i)) items of income and gain in an amount and manner to eliminate the Partner’s Capital Account deficit attributable to such adjustment, allocation or distribution as quickly as possible. For purposes of this Section 5.4(e)(ii), there shall be excluded from a Partner’s deficit Capital Account balance at the end of a taxable year of the Company (A) such Partner’s share, determined in accordance with Section 704(b) of the IRS Code and Treasury Regulations Section 1.704-2(g), of Minimum Gain (provided that in the case of Minimum Gain attributable to Partner-Funded Debt, such Minimum Gain shall be allocated to the Partner or Partners to whom such debt is attributable pursuant to Treasury Regulations Section 1.704-2(i)) and (B) the amount, if any, that such Partner is obligated to restore to the Company under Treasury Regulations Section 1.704-1(b)(2)(ii)(c).

(iii) If there is a net increase in Minimum Gain of the Company during a taxable year of the Company that is attributable to Partner-Funded Debt then first Depreciation, to the extent the increase in such Minimum Gain is allocable to depreciable property, and then a proportionate part of other deductions and expenditures described in Section 705(a)(2)(B) of the Code, shall be allocated to the lending or guaranteeing Partner (and to joint lenders or guarantors in proportion to their relative obligations), provided that the total amount of deductions so allocated for any year shall not exceed the increase in Minimum Gain attributable to such Partner-Funded Debt in such year.

(iv) Any special allocation under Sections 5.4(e)(i) through (iii) shall be taken into account in computing subsequent allocations of Profits and Losses of any item thereof pursuant to this Article V so that the net amount of any items so allocated and the Profits, Losses and all items thereof allocated to each Partner pursuant to this Article V shall, to the extent permissible under Section 704(b) of the IRS Code and the Treasury Regulations promulgated thereunder, be equal to the net amount that would have been allocated to each Partner pursuant to this Article V if such special allocation had not occurred.

(f) Tax Allocations. For federal, state and local income tax purposes, the income, gains, losses and deductions of the Company shall, for each taxable period, be allocated among the

Partners in the same manner and in the same proportion that the corresponding items of Profits and Losses have been allocated among the Partners’ respective Capital Accounts; provided, however, that (in accordance with Section 704(c) of the IRS Code, the Treasury Regulations thereunder, and Treasury Regulations Section 1.704-1(b)(2)(iv)(d) and (f)): (a) income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value and (b) in the event the Book Value of any Project Asset is adjusted pursuant to the third sentence of Section 5.2(a), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value, in each case using the such method as determined by the General Partner and as permitted under Section 704(c) of the IRS Code and the Treasury Regulations thereunder. Notwithstanding any other provision of this Agreement, for purposes of making all allocations pursuant to Code Section 704(c) and the Regulations thereunder with respect to the Project, the Company shall use the “traditional method” provided for in Treasury Regulation Section 1.704-3(b), without any curative allocations of income, gain, loss or deduction.

(g) Withholding. The General Partner is authorized to withhold from distributions to the Partners and to pay over to federal, state or local government authorities any amounts required to be so withheld pursuant to the IRS Code or any other applicable federal, state or local law, and shall allocate any amounts so withheld to the Partners. Any amounts so allocated to a Partner shall be treated as an amount distributed to such Partner pursuant to this Article V for all purposes of this Agreement. If the Company makes a distribution in kind to a Partner and such distribution is subject to withholding in the manner described above, the General Partner shall notify such Partner as to the extent of the amount of such withholding and such Partner shall promptly pay the Company such amount. Notwithstanding the foregoing, with respect to periods from and after the CTB Election Effective Date, upon receipt of: (a) a properly completed and executed IRS Form W-8EXP and/or IRS Form W-8BEN-E; (b) a properly executed certificate establishing eligibility under IRS Code Section 897(l) (the form of which is attached hereto as Exhibit 3), and/or; (c) any other documents and certifications reasonably necessary and sufficient to establish a complete exemption from withholding under Sections 897, 1441, 1442, 1445, 1446 and 1471-1474 of the IRS Code and/or any relevant successors forms and/or certifications, the General Partner shall not withhold U.S. federal income tax on any amounts (including refinancing proceeds) allocable and/or distributable to CPP/LP and/or CPPIB). Notwithstanding the foregoing, this undertaking shall not apply (and the General Partner shall have the right to make all withholdings as contemplated by the first sentence of this Section 5.4(g)) (I) to any amounts paid, payable, or allocable to any Person other than CPP/LP and/or CPPIB and/or (II) if, after February 17, 2017, (i) there is any change to, or material development in, any applicable Laws (including the IRS Code, regulations thereunder and published announced interpretations of any Governmental Authority (including the Internal Revenue Service) with respect thereto) and/or the application of such Laws to CPPIB and/or CPP/LP, that in the reasonable judgment of the General Partner (based upon advice of a nationally recognized tax adviser experienced in such matters) and following consultation with CPP/LP and/or CPPIB and its or their tax advisors (which consultation shall occur prior to any withholding), makes it more likely than not that any such withholding will be required or (ii) any Governmental Authority (including the IRS) shall either commence a Proceeding (including any audit) of the Company and/or any Project Entity and/or send a notice to the Company and/or any Project Entity that in any way assets and/or alleges that any such withholding may be required; provided, that, the General Partner shall consult with CPP/LP, CPPIB and their tax advisors prior to the making of any such withholding. The General Partner acknowledges receipt of such IRS Form W-8EXP and/or IRS Form W-8BEN-E and a certification described in Treasury Regulations Section 1.1445-5(b)(3) (the form of which is attached hereto as Exhibit 3) from CPP/LP and/or CPPIB. Notwithstanding anything to the contrary provided for in this Agreement (A) CPP/LP shall indemnify, defend and hold harmless the Company, the other Partners, their respective Partner Related Parties against the full amount of any and all: (x) U.S. federal income tax required to be withheld by the Company or any such other Partner under any applicable Laws (including Section 897, 1441, 1442, 1445, 1446 and 1471-1474 of the IRS Code) with respect to any amounts paid or distributed, payable or distributable, or allocable by the Company to CPP/LP and/or CPPIB; (y) interest, penalty, addition to tax, including associated with incorrect or otherwise deficient tax returns and reports; and (z) administrative costs and expenses of dealing with same (including internal and third party costs and expenses) and (B) if CPP/LP shall fail to pay any such amount to the Company within ten (10) Business Days after receipt of an invoice from the Company for any such amount, then such amount shall, without further notice to or from or act on the part of any party, be deemed to be a Deficiency Loan borrowed by CPP/LP from each of the other Partners (or its/their Deficiency Loan Designee(s)) in amount equal to the product of the amount owed by CPP/LP to the Company pursuant to this Section 5.4(g) and the Percentage Interest of such other Partner relative to the Percentage Interests of all such other Partners.

END OF ARTICLE V

ARTICLE VI

MANAGEMENT

6.1 Initial General Partner. PKY/GP shall serve as the initial General Partner of the Company.

6.2 Powers of General Partner.

(a) Except as otherwise expressly provided for in this Agreement (and expressly subject to the provisions of Section 6.18), all management powers over the business and affairs of the Company are and shall be fully and exclusively vested in the General Partner.

(b) Except as otherwise expressly provided for in this Agreement, the General Partner is fully and completely authorized and empowered to take any and all actions it deems necessary, desirable or appropriate in connection with the Company Purposes (including in connection with endeavoring to implement any Major Decision), on behalf (and at the expense) of the Company, including to: (i) conduct the business and affairs of the Company, (ii) negotiate, execute, deliver, perform, enforce and defend any document, instrument or agreement (including any Contract and/or Lease); (iii) incur and pay any expense; (iv) make Distributions; (v) open, use, deposit into, withdraw from, close and otherwise operate all bank accounts of the Company; (vi) commence, prosecute, defend, compromise and settle any actions or Proceedings; (vii) prepare (or cause to be prepared) all applicable tax returns, reports, statements and notices; (viii) incur and pay any expense on behalf of the Company; (ix) purchase liability, casualty, fire, directors and officers, workman’s compensation and any other insurance and bonds; and (x) hire and fire any Person(s) to provide services.

(c) Except as otherwise expressly provided for in this Agreement, no other Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Company. General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents (provided that the use of such agents shall not relieve General Partner of its obligations and responsibilities under this Agreement).

(d) Any third party dealing with the Company may, without any inquiry, rely upon any instrument or agreement executed and delivered by the General Partner on behalf of the Company as constituting the binding act and deed of the Company.

6.3 Major Decisions. Notwithstanding the provisions of Section 6.2 (but without limitation of the right of General Partner to take any Necessary Actions), General Partner may not take or implement any Major Decision unless it is has been Approved unanimously by the Partners entitled to vote on Major Decisions. Major Decisions include the following:

(a) Except as otherwise expressly provided for in this Agreement, Transferring all or any part of the Company’s Holdco Common Interests or Holdco Series B Preferred Units.

(b) Approving the Transfer of a Partnership Interest in violation of this Agreement.

(c) Liquidating, dissolving, merging, consolidating, reorganizing, winding up or terminating the Company or Holdco.

(d) Amending, modifying or waiving any term of this Agreement, the Holdco LLC Agreement, the Company Certificate or the certificate of formation of Holdco. Notwithstanding the foregoing, General Partner shall have the right, without an Approved Major Decision, to make amendments to this Agreement in order to correct a clerical mistake or to change the name and/or address of the Company’s registered agent in the State of Delaware or the name and/or address of General Partner.

(e) Subject to any applicable provisions in the Holdco LLC Agreement, causing the Company to hire, as a direct employee, any individual.

(f) Causing the Company to (i) enter into any Debt Document (as borrower, lender, guarantor or indemnitor) or (ii) enter into any amendment, modification or waiver of any term of any Debt Document (as borrower, lender, guarantor or indemnitor) for Debt that was Approved as a Major Decision. For the avoidance of doubt, the Company shall not incur any Debt nor be allowed to incur Ordinary Course Debt.

(g) Approving any budget of the Company.

(h) Making any Capital Call other than a Permitted Capital Call.

(i) Causing (i) the Company to expend funds for any purpose other than in accordance the purposes described in the definition of “Permitted Capital Call” or (ii) any other Project Entity to take a Non-Conforming Budget Action.

(j) Intentionally omitted.

(k) Intentionally omitted.

(l) Intentionally omitted.

(m) Causing the Company to: (i) enter into any Major Decision Contract; (ii) amend, modify or waive any term of any Major Decision Contract in any material respect; or (iii) terminate any Major Decision Contract other than in response to a default (or alleged default) by the counterparty under such Major Decision Contract.

(n) Causing the Company to (i) amend, modify, renew, extend, waive any term of or increase any fee, payment or compensation with respect to any existing Affiliate Agreement (provided that if any renewal or extension under an Affiliate Agreement is automatic, then such renewal or extension shall not require Approval as a Major Decision) or (ii) enter into any new Affiliate Agreement. Notwithstanding anything to the contrary provided for in this Agreement: (A) in the event of a default by the Partner (or Partner Related Party of a Partner) that is the counterparty under an Affiliate Agreement, any Non-Affiliated Partner entitled to vote on Major Decisions, acting alone (without the requirement of an Approved Major Decision), is fully and completely authorized and empowered to take any and all actions it reasonably deems necessary or appropriate (in the name of and on behalf of the Company) in connection with the enforcement and defense of the rights and obligations of the Company with respect to such Affiliate Agreement, including exercising any right of the Company to terminate such Affiliate Agreement in accordance with the terms thereof; (B) any other amendment, modification, renewal, extension, waiver of any term of or increase in any fee, payment or other compensation with respect to any existing Affiliate Agreement shall require Approval of all Non-Affiliated Partners entitled to vote on Major Decisions but not of the Partner that is, or whose Affiliate is, a party to such Affiliate Agreement; and (C) General Partner shall have the right, without the Approval of the other Partners, to modify an Affiliate Agreement in order to change the name and/or address of the Company or of the counterparty to the Affiliate Agreement. For clarity, except with respect to matters described in this Section 6.3(n), the General Partner shall have the right to take any and all actions under an Affiliate Agreement as the General Partner reasonably deems to be necessary or appropriate.

(o) Causing the Company to take a Voluntary Bankruptcy Action, or taking any affirmative action to cause any other Project Entity to undergo a Bankruptcy Event.

(p) Except as otherwise expressly provided for in this Agreement, taking any affirmative action to admit a new Partner to the Company or a new partner, member or equity holder of Holdco.

(q) Except as otherwise provided for in this Agreement (and expressly excluding any actions taken by the General Partner in connection with any tax certiorari Proceeding, which require an Approved Major Decision only as provided in Section 6.3(r)), causing the Company to (i) commence a Proceeding (or a series of related Proceedings that would, in the reasonable opinion of counsel for the Company, be subject to a motion for consolidation into a single Proceeding) with an amount in controversy in excess of the threshold amount for same in any Approved Annual Business Plan (and if an Approved Annual Business Plan does not provide for such threshold, then in excess of $1,000,000); or (ii) settle a Proceeding (or a series of related Proceedings that would, in the reasonable opinion of counsel for the Company, be subject to a motion for consolidation into a single Proceeding) for an aggregate payment to or by the Company of an amount in excess of the threshold amount for same in any Approved Annual Business Plan (and if an Approved Annual Business Plan does not provide for such threshold, then in excess of $1,000,000).

(r) Intentionally omitted.

(s) Causing the Company to acquire any new assets.

(t) Causing the Company to make any political or charitable contributions.

(u) Subject to Section 12.5(c): (i) making an election to have the Company treated other than as a partnership for tax purposes; (ii) filing a petition under IRS Code Section 6226; (iii) revoking (or causing the Holdco Board of Directors to revoke) the Holdco REIT Election; (iv) revoking (or causing the Holdco Board of Directors to revoke) the CTB Election; (v) revoking (or causing the Holdco Board of Directors to revoke) the TRS REIT Election; or (vi) filing an election under IRS Code Section 754.

(v) Intentionally omitted.

(w) Intentionally omitted.

(x) Intentionally omitted.

(y) Intentionally omitted.

(z) Approving or establishing the amount of any reserves other than as set forth in Section 4.1(a) (it being the intention of the Partners that the Company shall have no other reserves).

(aa) Taking an affirmative action or failing to take any action that may result in any change to the Company Purposes or using or acquiring any Project Asset for a purpose other than the Company Purposes.

(bb) Taking an affirmative action to make any material change to the types or amounts of insurance coverage maintained by the Company (subject, however, to the provisions of Section 4.5(f)(iv) of the Holdco LLC Agreement).

(cc) Taking an affirmative action to redeem any Partnership Interest.

(dd) Making any distribution in kind to a Partner.

(ee) Forming any direct or indirect subsidiary of the Company.

(ff) Taking an affirmative action with respect to any Project Entity other than the Company that would constitute a Major Decision if taken with respect to the Company hereunder.

(gg) Taking an affirmative action or making any other determination or decision for which an Approved Major Decision is expressly required pursuant to the provisions of this Agreement.

6.4 Intentionally omitted.

6.5 Intentionally omitted.

6.6 Intentionally omitted.

6.7 Major Decision Approvals.

(a) At General Partner’s option, General Partner may from time to time request Approval of a Major Decision by delivering a notice to the Unaffiliated LPs entitled to vote on Major

Decisions setting forth in reasonable detail the nature of the Major Decision being requested and such additional material information as is reasonably necessary to enable the Unaffiliated LPs to make an informed decision regarding the proposed Major Decision (a “Major Decision Proposal”).

(b) Each Unaffiliated LP entitled to vote on Major Decisions shall have the right, within five (5) Business Days after delivery of a Major Decision Proposal, to deliver a notice to General Partner (a “Major Decision Response Notice”) setting forth either that (i) the Major Decision Proposal is approved or (ii) not approved (with reasonable detail for the reason(s) the Major Decision Proposal is not approved) (a “Major Decision Disapproval”).

(c) If the Major Decision Response Notices delivered by all of the Unaffiliated LPs entitled to vote on Major Decisions provide that the Major Decision Proposal is approved, then the Major Decision shall be deemed Approved. If an Unaffiliated LP entitled to vote on Major Decisions fails to deliver a Major Decision Response Notice within such five (5) Business Days, then the Major Decision shall be deemed disapproved. If an Unaffiliated LP entitled to vote on Major Decisions delivers a Major Decision Disapproval, then the Major Decision shall be deemed disapproved.

6.8 Escalation to Designated Senior Executives. If the Partners entitled to vote on Major Decisions are unable to agree on a Major Decision within the time periods set forth in Section 6.7, then any Partner entitled to vote on Major Decisions may refer the matter to the Designated Senior Executives, who shall cooperate in good faith in an effort to resolve the disagreement. The Designated Senior Executives shall meet (in person or telephonically) to discuss such matter(s) within ten (10) Business Days following escalation of such matter pursuant to the preceding sentence. If the disagreement is resolved, as evidenced in writing, by the Designated Senior Executives, then any Partner entitled to vote on Major Decisions may instruct General Partner to resolve the matter in accordance with the resolution agreed upon by the Designated Senior Executives. “Designated Senior Executives” means (i) with respect to the A/B Partners, James R. Heistand; (ii) with respect to the Class C LP, Michael Fisk, Christopher Burk and Brett Bossung; and (iii) with respect to the Class D LP, Hilary Spann; provided, that any Partner may remove or replace its Designated Senior Executive(s) at any time, and any Partner whose Designated Senior Executive(s) resigns, dies or is incapacitated or terminated shall promptly appoint a replacement for him or her. Notwithstanding the foregoing, except as provided for in Section 15.4, in no event and under no circumstances shall the provisions of this Section 6.8 extend or adjourn the time periods within which a Partner is required to provide its Approval or disapproval of any Major Decision before such Major Decision is deemed Approved.

6.9 Partner Representatives.

(a) The A/B Partners shall jointly designate three (3) representatives and each of the Class C LP and the Class D LP shall designate one (1) representative (each such representative, a “Representative”). The initial Representatives of the Partners and the addresses (including an electronic mail address for each representative) for delivery of notices, correspondence and approvals (or notices of disapproval) are listed on Schedule A. Each Partner shall have the right to designate (i) replacement address(es) for delivery of notices, correspondence and approvals (or notices of disapproval) to any of such Partner’s then current Representatives and/or (ii) a successor Representative for any of such Partner’s current designated Representatives by delivery of a written notice to the other Partner pursuant to Article XVI setting forth, as applicable (A) the replacement address(es) for delivery of notices, correspondence and approvals (or notices of disapproval) to any of such noticing Partner’s then current Representatives and/or (B) the (i) name of the Representative being replaced and (ii) name and addresses for delivery of notices, correspondence and approvals (or notices of disapproval) of the successor Representative. Each Partner may deliver any such a notice at any time and for any reason or no reason.

(b) Each Partner (on behalf of itself and its Representatives) agrees that:

(i) each then current Representative designated by a Partner (as any such Representative may be replaced from time to time as provided for in Section 6.9(a)), has the authority (acting alone) to act on behalf of such designating Partner with respect to (A) the delivery of and response to all notices under this Agreement and (B) the approval (or disapproval) of any Major Decision;

(ii) each Partner and the then current Representatives of such Partner have the right to rely on the authority of any then current Representative of any other Partner to act on behalf of such other Partner with respect to (A) the delivery of and response to all notices under this Agreement and (B) the approval (or disapproval) of any Major Decision;

(iii) notwithstanding the foregoing provisions of this Section 6.9, the A/B Partners shall jointly designate three (3) Representatives, each of whom (acting alone) is entitled to act as the Representative of the A/B Partners for all purposes under this Agreement; and

(iv) Except as otherwise expressly provided for in this Agreement (including where this Agreement provides for a “deemed Approval” and/or that something is “deemed Approved”), the written approval of one (1) (and only one) Representative designated by each Partner is required for Approval of a Major Decision.

6.10 Meetings of the Representatives.

(a) The Representatives shall meet not less often than twice (2x) in any Fiscal Year, unless the Representatives unanimously agree that: (i) one (1) such a bi-annual meeting is not then required; (ii) an additional meeting is appropriate; or (iii) a different schedule is appropriate.

(b) Any meeting of the Representatives may be held, at the discretion of the General Partner, by a meeting in person in Houston, Texas or New York City or such other location as may be agreed to by all Representatives; provided, that any Representative may elect to attend any meeting by means of conference telephone call, video conference or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephone call, video conference or through similar communications equipment pursuant to this Section 6.10(b) shall constitute presence in person at such meeting.

(c) Not less than five (5) Business Days prior to any pending meeting (i) the General Partner shall deliver a notice to the Unaffiliated LPs setting forth, in reasonable detail, any Major Decisions (and/or other matters) the General Partner would like to have discussed at the meeting and (ii) the Unaffiliated LPs entitled to vote on Major Decisions may deliver a notice to the General Partner setting forth, in reasonable detail, any Major Decisions (and other matters) such Unaffiliated LPs would like to have discussed at the meeting.

(d) Notwithstanding the provisions of Section 6.10(c): (i) the General Partner shall deliver to the Representatives and the Observer the notice for the final bi-annual meeting of any Fiscal Year by no later than November 1 of such Fiscal Year; and (ii) the final bi-annual meeting of any Fiscal Year shall be held by no later than December 15 of such Fiscal Year.

(e) The General Partner shall appoint a secretary for each meeting (who need not be a Representative) to keep written minutes of the meetings (including whether or not a Major Decision discussed at the meeting is Approved). The secretary shall deliver a copy of such written minutes to the Representatives within fifteen (15) Business Days subsequent to the date of such meeting.

(f) Any Major Decision may also be Approved without a meeting, prior notice and/or formal discussion upon written consent of all Representatives (which can be by email, pdf or otherwise).

(g) If at least one (1) Representative designated by each Partner entitled to vote on Major Decisions is present at any meeting provided for in this Section 6.10, then a quorum of Representatives shall be deemed achieved and any Major Decision(s) Approved at such meeting shall be deemed an Approved Major Decision.

(h) If at least one (1) Representative designated by each Partner entitled to vote on Major Decisions is not present at a meeting, then a quorum of Representatives shall be not deemed achieved and no Major Decision discussed at such meeting shall be deemed Approved Major Decisions.

(i) Notice of a meeting of the Representatives need not be given to any Representative who signs a waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any Representative at a meeting of the Representatives, in person or by proxy, without protesting prior to the conclusion of such meeting the lack of notice of such meeting, shall constitute a waiver of notice by such Representative; provided, that such Representative has been given an adequate opportunity at the meeting to protest such lack of notice.

(j) Every Representative entitled to vote at meeting of the Representatives may authorize another Person or other Persons (including another Representative) to act for such Representative by proxy. Every proxy must be signed by the Representative or his or her attorney-in-fact. Every proxy shall be revocable in writing at the pleasure of the Representative executing it.

(k) TIAA/LP shall be entitled to designate one (1) individual as an observer (the “Observer”), who shall be entitled to attend meetings of the Representatives but who shall not constitute a Representative for any purpose of this Agreement (including voting and approval rights and the determination of whether a quorum exists). The initial Observer is listed on Schedule A.

6.11 Voting for Holdco Board of Directors.

(a) Election; Nomination Rights. Notwithstanding anything to the contrary provided for in this agreement with respect to Major Decisions, the following provisions shall control in all respects with respect to the voting of Holdco Series B Preferred Units. Section 4.1(a) of the Holdco LLC Agreement provides that the Holdco Board of Directors shall consist of five (5) individual Directors elected by Holdco Series B Majority Vote. The Partners (which for purposes of this Section 6.11 includes the Class A Partner in its capacity as General Partner and as owner of Holdco Series B Preferred Units) and the Company (which for purposes of this Section 6.11 includes the Company in its capacity as owner of Holdco Series B Preferred Units) agree and shall cause the holders of Holdco Series B Preferred Units to vote their Holdco Series B Preferred Units for the following individuals for election as Directors:

(i) an aggregate of three (3) individuals nominated by the A/B Partners, each of whom shall, at the time of his/her election as a Holdco Director, be designated (through the exercise of the rights attaching to the Holdco Series B Preferred Units held by the Company and the Class A Partner) as an “A/B Director”;

(ii) one (1) individual nominated by the Class C LP, who shall, at the time of his/her election as a Holdco Director, be designated (through the exercise of the rights attaching to the Holdco Series B Preferred Units held by the Company and the Class A Partner) as a “C Director”; and

(iii) one (1) individual nominated by the Class D LP, who shall, at the time of his/her election as a Holdco Director, be designated (through the exercise of the rights attaching to the Holdco Series B Preferred Units held by the Company and the Class A Partner) as a “D Director”.

Notwithstanding the foregoing, at any time that the Class C LP or the Class D LP is not entitled to vote on Major Decisions under this Agreement, (x) the Class C LP or the Class D LP, as applicable, shall not have the right to nominate any individuals to serve as Directors pursuant to Section 6.11(a)(ii) or Section 6.11(a)(iii), as applicable; (y) any individual nominated as a Holdco Director by the Class C LP or the Class D LP, as applicable, shall be automatically removed from the Holdco Board of Directors, without need of further action by any Partner (and the Company and the Class A Partner in their capacity as holders of Holdco Series B Preferred Units shall be deemed to have directed such removal); and (z) the Company and the Class A Partner in their capacity as holders of Holdco Series B Preferred Units shall be deemed to have directed that the Holdco Board of Directors be reduced in size to four (4) Directors (if either the Class C LP or the Class D LP is not entitled to vote on Major Decisions) or to three (3) Directors (if both the Class C LP and the Class D LP are not entitled to vote on Major Decisions), as applicable. If the Class

C LP or the Class D LP, as applicable, is permitted to cure and does cure the relevant Default and regains voting rights with respect to Major Decisions, then the Holdco Board of Directors shall be expanded in size to five (5) Directors and the applicable Partner shall have the right to nominate an individual to serve as Director. The nomination of the A/B Directors upon the removal of the Class A Partner as General Partner of the Company is addressed in Section 6.14(b).

(b) Further Actions. Each of the Partners and the Company shall take, or cause to be taken, all actions that are within its control and that are necessary (including causing Holdco to call a special meeting of the holders of Holdco Series B Preferred Units or executing, or causing the execution of, a written consent of the holders of Holdco Series B Preferred Units) to ensure that the composition of the Holdco Board of Directors is as set forth in this Agreement.

(c) Removal. None of the Partners nor the Company shall vote or shall cause any holder of Holdco Series B Preferred Units to vote any of its Holdco Series B Preferred Units in favor of the removal of any Holdco Director from the Holdco Board of Directors or any of its committees (with or without cause); provided, that if (x) the A/B Partners jointly request in writing the removal (with or without cause) of any Holdco Director nominated by them pursuant to Section 6.11(a)(i), (y) the Class C LP requests in writing the removal (with or without cause) of any Holdco Director nominated by it pursuant to Section 6.11(a)(ii), or (z) the Class D LP requests in writing the removal (with or without cause) of any Holdco Director nominated by it pursuant to Section 6.11(a)(iii), then (I) the Partners shall promptly vote (or cause to be voted) all of the Holdco Series B Preferred Units in favor of such removal and (II) if such vote is not affirmatively given within one (1) Business Day after request by (as applicable) the Partner(s) with the right to nominate a different individual to replace such Director, such written approval shall be deemed given.

(d) Vacancies. In the event a vacancy is created on the Holdco Board of Directors at any time and for any reason (whether as a result of death, disability, retirement, resignation or removal pursuant to Section 6.11(c)), the Partner(s) who nominated such Director pursuant to Section 6.11(a) (and only such Partner(s)) shall have the right to nominate a different individual to replace such Director, and (i) the holders of Holdco Series B Preferred Units shall promptly vote (or be caused to vote) all of the Holdco Series B Preferred Units to elect to the Holdco Board of Directors any individual designated by such Partner(s) in accordance with Section 6.11(a) and (ii) if such vote is not affirmatively given within one (1) Business Day after request by (as applicable) the Partner(s) with the right to designate such individual, such written approval shall be deemed given.

(e) Holdco LLC Agreement. Although the obligations set forth in this Agreement are binding among the Partners and the Company and any failure to comply herewith will constitute a breach of this Agreement, such obligations do not amend the provisions regarding the rights to vote for the election or removal of Directors that are attached to the Holdco Series B Preferred Units under the Holdco LLC Agreement. Any Partner and the Company shall be entitled to specifically enforce any other Partner’s obligations under this Agreement pursuant to Section 6.11(g) hereof.

(f) Transfers of Interests. In addition to, and not in limitation of, the provisions for a Permitted Transfer under Section 14.17, any Transfer of a direct Partnership Interest by a Partner to any Person who is not a party to this Agreement shall be conditioned on the transferee executing and delivering to the other Partners, an agreement in form and substance reasonably satisfactory to such other Partners agreeing to be bound by the terms and conditions of this Section 6.11 applicable to the transferring Partner (and such transferring Partner shall require such transferee to execute and deliver agreement to the other Partners prior to or at the closing of such Transfer).

(g) Equitable Remedies. The Partners and the Company acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Section 6.11. Each Partner and the Company agrees that any other Partner and the Company shall be entitled to an injunction or similar equitable relief restraining such Partner or the Company from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by such Partner or the Company under this Section 6.11 without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.

6.12 Expense Reimbursements.

(a) Unless otherwise Approved as a Major Decision (including pursuant to an Approved Annual Budget or a budget of the Company Approved as a Major Decision pursuant to Section 6.3(g)), any expenses incurred by a Representative in connection with his/her service shall not be an expense of the Company but shall be borne by the Partner designating such Representative.

(b) To the extent set forth in a Line Item pursuant to an Approved Annual Budget or a budget of the Company Approved as a Major Decision pursuant to Section 6.3(g), General Partner shall be reimbursed by the Company for costs and expenses incurred by General Partner in connection with the performance of any of General Partner’s duties, obligations and/or responsibilities hereunder, including (i) all costs and expenses incurred by General Partner, any Affiliate of General Partner, any of the owners, executives, employees or representatives of General Partner or any Affiliate of General Partner for transportation, fuel, lodging, entertainment, telephone, car rental, car allowance, travel, postage, overnight courier or other out-of-pocket expenses that are properly allocable to performance of any of General Partner’s duties, obligations and/or responsibilities hereunder; and (ii) all costs and expenses incurred by General Partner to third parties for or on behalf of the Company or any other Project Entities that are not, pursuant to the terms of an Affiliate Agreement, the sole cost and expense of General Partner (and for purposes of clarity, if an Affiliate Agreement provides for payment and/or reimbursement by any Project Entity to the General Partner and/or the applicable Affiliate for certain costs and expenses, then such costs and expenses are not deemed to be the sole cost and expense of General Partner); provided, however, that such reimbursement shall be without duplication of any reimbursement paid to any A/B Director or Holdco Officer as provided for in the Holdco LLC Agreement. Except to the extent of payments under any Approved Affiliate Agreement, in no event shall General Partner be entitled to reimbursement for general, administrative, personnel (including salaries, wages and benefits) or general overhead expenses.

(c) General Partner shall (i) submit invoices for all such reimbursements on a monthly basis (with a copy to all other Partners) and (ii) shall be entitled to reimburse itself from Company funds for same.

(d) Except as expressly provided in Sections 6.12(b), 6.12(c) and 6.14(b), and without limitation of any compensation expressly provided for in any Affiliate Agreement, General Partner shall not be paid a fee or receive other compensation or reimbursement on connection with the performance of General Partner’s duties, obligations and/or responsibilities under this Agreement.

6.13 Standard of Care for Partners.

(a) With respect to each decision or determination regarding (i) whether or not to propose a Major Decision and (ii) the response to (the approval or disapproval of) a Major Decision, to the fullest extent permitted by applicable Law, each Partner (and the designated Representative of each Partner) (A) may make such decision or determination in its sole and absolute discretion and to consider, favor and further only such interests and factors as it desires, including its own interests and (B) has no duty or obligation to consider, favor or further any other interest of the Company, Holdco, any other Project Entity or any other Partner.

(b) Notwithstanding anything to the contrary provided for in this Agreement (other than Section 6.13(c)), to the fullest extent permitted by applicable Law (including Section 17-1101(d) of the LP Act), and in reliance on, inter alia, Section 17-1101(f) of the LP Act, each Partner (each on behalf of itself, the Company and all of the other Project Entities) hereby covenants and agrees that: (i) neither any Partner nor any Partner Related Party shall have any fiduciary duty (or any other similar or implied duties) to any other Partner, the Company, Holdco, any other Project Entity or any other Person that is (or becomes) a Partner, by reason of this Agreement arising from or by virtue of such Partner’s actions (or failures to act) in its capacity as a Partner under this Agreement; (ii) such Partner and its Partner Related Parties shall not have any liability, obligation or responsibility of any kind or nature whatsoever (including under any legal or equitable theory of fiduciary duty or otherwise) for any loss, cost, damage, liability or expense of any kind or nature whatsoever to any other Partner, the Company, Holdco, any other Project Entity or any other Person that is (or becomes) a Partner, except to the extent attributable to fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing or a material breach of this Agreement or the Holdco LLC Agreement by such Partner or Partner Related Party, as applicable (it being understood that no Partner Related Party shall have any duty or obligation pursuant to this Agreement), as determined by a final non-appealable judgment of a court of competent jurisdiction; (iii) any liability described in the foregoing clause (ii) that is attributable to fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing or a material breach of this Agreement or the Holdco LLC Agreement by a Holdco Director or a Holdco Officer shall be borne solely by the Partner to whom such Holdco Director or Holdco Officer is a Partner Related Party and not by such Holdco Director or Holdco Officer personally; and (iv) each Partner expressly waives (and releases the other Partners and the other Partners’ Partner Related Parties from) any fiduciary duty (or any other similar or implied duties) to the waiving Partner, the Company, Holdco and any other Project Entity.

(c) Each Partner (i) shall act in accordance with the implied contractual covenant of good faith and fair dealing and (ii) is subject to and entitled to the protections of the indemnification provisions of Article VII and of Article VIII of the Holdco LLC Agreement.

(d) Any Partner alleging that another Partner or its Partner Related Party has committed fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing or a material breach of this Agreement or the Holdco LLC Agreement, and/or any actual damage arising as a direct result of the foregoing, shall have the burden of proving such fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing, material breach of this Agreement or the Holdco LLC Agreement and the actual damage resulting therefrom.

6.14 Removal of General Partner.

(a) If the A/B Partners become Defaulting Partners in accordance with Section 15.4, any Unaffiliated LP entitled to vote on Major Decisions, acting alone, may elect to remove the Class A Partner as General Partner of the Company. Such removal shall become automatically effective on the date that the Unaffiliated LPs entitled to vote on Major Decisions agree on a replacement General Partner, who shall comply with the Transfer Restrictions and who shall be one of the Persons (or an Affiliate of one of the Persons) listed on Schedule B or, if the Unaffiliated LPs entitled to vote on Major Decisions otherwise agree, an Unaffiliated LP, an Affiliate of an Unaffiliated LP, or any other third party (and if the replacement General Partner is not then a Partner, then the Unaffiliated LPs entitled to vote on Major Decisions may amend this Agreement and do all other things reasonably necessary or appropriate solely to admit such replacement General Partner as a Partner and appoint it as General Partner of the Company, without the need for any action of or approval by the A/B Partners). In addition, the Class A Partner shall be removed as General Partner, and a replacement General Partner appointed as aforesaid, upon the sale of the A/B Partners’ Partnership Interests pursuant to Article IX or Article XIV. Following its removal as General Partner, the Class A Partner shall have no further power, authority or right to act for or bind the Company.

(b) Upon the removal of the Class A Partner as General Partner as provided for in Section 6.14(a): (i) any Unaffiliated LP entitled to vote on Major Decisions, acting alone, shall be entitled to immediately terminate all Affiliate Agreements with the A/B Partners or their Partner Related Parties without penalty (but subject to the payment of fees that were accrued but unpaid as of the time of such termination)); (ii) the Class A Partner’s Holdco Series B Preferred Units shall automatically be assigned to the replacement General Partner or such other Person or Persons as the Class D LP shall in its sole discretion direct (and the Class A Partner shall execute any instrument reasonably requested by the Class D LP to evidence such assignment, but the execution of such instrument shall not be required to effect such assignment); (iii) the Unaffiliated LPs entitled to vote on Major Decisions may cause the Company to pay the replacement General Partner such compensation as they may deem appropriate;

(iv) the Class A Partner’s Partnership Interest shall automatically be converted to a limited partnership interest; (v) the A/B Partners shall have no further right to nominate or replace the A/B Directors, and the right to nominate and replace the A/B Directors shall automatically be transferred to the replacement General Partner; and (vi) the A/B Partners shall, and shall cause their Partner Related Parties to, reasonably cooperate with the Unaffiliated LPs and the replacement General Partner.

(c) For the avoidance of doubt, the replacement General Partner shall be subject to removal as General Partner if such replacement General Partner or its Affiliate becomes a Defaulting Partner, and the same provisions applicable to the removal of the Class A Partner shall apply to the removal of such replacement General Partner, mutatis mutandis.

6.15 Insurance. General Partner (for itself and the Class B LP) shall, at its own cost and expense (without reimbursement under Section 6.12), secure for itself directors’ and officers’ liability insurance, general liability insurance and fidelity insurance in commercially reasonable amounts. As of the Effective Date, General Partner has no employees; provided, however, if General Partner hires any employees at any time in the future, it shall, at its own cost and expense (without reimbursement under Section 6.12) and only to the extent required by law, secure worker’s compensation insurance for such employees. Notwithstanding anything herein to the contrary, any director’s and officer’s liability insurance obtained for the Holdco Board of Directors or the Holdco Officers shall be at Holdco’s expense.

6.16 Bank Accounts. General Partner shall, on behalf and at the expense of the Company and the other Project Entities, maintain accounts in banks or trust companies in the continental United States, for the deposit and disbursement of all funds relating to the Company and the other Project Entities. Upon written request, copies of bank statements shall be delivered to the Partners. General Partner shall not employ any funds in such bank accounts in any manner except for the benefit of the Company and the other Project Entities and in accordance with this Agreement. Withdrawals from such accounts shall be made only in the regular course of the Company’s business and upon the signatures of individuals designated by the General Partner (and with respect to withdrawals of $50,000 or more, only upon the signatures of two Persons designated by the General Partner).

6.17 Project Entity Debt. From and after the Effective Date, the Partners shall be prohibited from, and shall prevent their Affiliates from, acquiring any assignment, participation, security or other interest of a Lender in any Debt of the Company or any other Project Entity (it being understood that the Partners do not currently anticipate having any such Debt of the Company and that the same would be subject to Approval of the Partners as a Major Decision); provided, that it is acknowledged and agreed that an Affiliate of the Class C LP owns an interest in the Phoenix Loan, which was acquired prior to the Effective Date, and that the foregoing prohibition shall not apply to assignments or participations of the Phoenix Loan by and among Affiliates of the Class C LP.

6.18 REIT Status. The following matters have been Approved as Major Decisions:

(a) Holdco LLC Agreement. It is an Approved Major Decision that General Partner shall cause the Company to enter into the Holdco LLC Agreement on the Effective Date simultaneously with the execution of this Agreement by the Partners at the closing under the Contribution Agreement.

(b) Holdco CTB Election and Holdco REIT Election. It is an Approved Major Decision that the Holdco Officers shall (i) make the CTB Election as of the CTB Election Effective Date and (ii) endeavor to implement the Holdco REIT Election.

(c) Company to Retain Holdco Common Interests. Except as otherwise agreed to as a Major Decision, at all times, the Company shall retain 100% of the issued and outstanding Holdco Common Interests.

(d) Intentionally omitted.

(e) General Partner Special Exculpation Regarding REIT Status of Holdco. The General Partner shall endeavor to perform its obligations under this Agreement in such a manner so that Holdco will not fail to be a Qualified REIT solely because of actions taken by the General Partner, and notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action (or refuse to take any action), at the Company’s cost and expense, that it believes, after consultation with a nationally recognized tax adviser experienced in matters relating to the U.S. federal income taxation of REITs, could reasonably be expected to result in a not-insignificant risk that Holdco could fail to be a Qualified REIT. Notwithstanding the foregoing: (i) the General Partner cannot guarantee or ensure that Holdco is or will continue to be a Qualified REIT; (ii) the General Partner shall have no liability, obligation or responsibility of any kind or nature to the Company, any other Project Entity, any other Partner or any other Person claiming through or under such Partner if Holdco fails to be, or to continue to be, a Qualified REIT, except to the extent of actual damages from such failure that arise directly from General Partner’s (or any A/B Director or Holdco Officer that is an Affiliate of General Partner’s) fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing or a material breach of this Agreement or the Holdco LLC Agreement as determined by a final non-appealable order of a court of competent jurisdiction (and the A/B Partners shall jointly and severally indemnify the Company and the other Partners with respect to any such actual damages, without duplication); and (iii) subject to clause (ii) above, the Partners waive and release any and all such claims against the A/B Partners and their Partner Related Parties relating to or arising from the failure of Holdco to be or continue to be a Qualified REIT.

6.19 Special Provisions Regarding REIT Qualification. Notwithstanding anything to the contrary provided for in this Agreement (including Section 6.3), the Class C LP and the Class D LP covenant and agree that, for as long the PKY REIT Condition shall be in effect:

(a) Except as provided in Section 6.19(b), and subject to the requirements of Section 6.18(e) regarding maintenance of Holdco’s status as a Qualified REIT, without the prior written consent of the A/B Partners (which the A/B Partners shall have the right to grant or withhold in their sole and absolute discretion and for any reason or no reason), none of Holdco or any of its direct or indirect subsidiaries shall:

(i) directly or indirectly acquire (whether by purchase, contribution, distribution, operation of law, or otherwise) or own any equity interest in any corporation, partnership, limited liability company, trust, or other entity or Person (provided that the Partners hereby acknowledge that the Holdco REIT Election and the TRS REIT Election have been Approved as Major Decisions);

(ii) directly or indirectly acquire (whether by purchase, contribution, operation of law, or otherwise), own, or originate any loan or debt instrument, or consent to any modification, alteration, or amendment of any of the same;

(iii) directly or indirectly enter into any lease with a Person (A) if a corporation for U.S. federal income tax purposes, in which PKY REIT or Holdco would be considered to own (A) 10% percent or more of the total value of shares of all classes of stock of such Person or stock of such Person possessing 10% percent or more of the total combined voting power of all classes of stock of such Person entitled to vote, or (B) if an entity that is not a corporation for U.S. federal income tax purposes, an interest of 10% or more in the assets or net profits of such Person, with ownership by PKY REIT or Holdco, as the case may be, in either case determined taking into account the rules for constructive ownership described in Section 318(a) of the Code, as modified by Section 856(d)(5) of the IRS Code (a “Related Party Tenant”);

(iv) directly or indirectly enter into any lease which provides for rent based on any Person’s net income or profits;

(v) directly or indirectly derive more than a de minimis amount (i.e., more than 1% of all amounts received or accrued during such taxable year by Holdco, directly or indirectly, with respect to any Project Assets) of Impermissible Service Income from any Project Assets (provided that the Partners hereby acknowledge that the TRS REIT Election has been Approved as a Major Decision);

(vi) directly or indirectly permit any sublease or license of any portion of the Project Assets if either (A) the rent or other amounts to be paid by the proposed subtenant or licensee thereunder would be based, in whole or in part, on Impermissible Service Income or (B) the sublessee or licensee, as the case may be, would be a Related Party Tenant;

(vii) enter into any Lease which provides for the rental of personal property, except a Lease which provides for the rental of both personal property and real property and in which the rent attributable to such personal property for the taxable year does not exceed 10% of the total rent for the taxable year attributable to both the real and personal property leased under, or in connection with, such Lease (as determined pursuant to IRS Code Section 856(d)(1));

(viii) except with respect to the Holdco REIT Election and the TRS REIT Election, elect to be taxed as, or otherwise take any action or position the effect or import of would be that the Company, Holdco or any other Project Entity is or would be treated as, other than a partnership or disregarded entity for U.S. federal income tax purposes;

(ix) provide services or amenities at any Project Asset that are (A) not customarily provided to tenants of comparable properties in the same geographic area or (B) primarily for the convenience of the tenant, unless such services or amenities are provided either by an entity that (x) would be a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code) with respect to the Company and Holdco or (y) would qualify as an “independent contractor” (within the meaning of Section 856(d)(3) of the Code) with respect to Company and Holdco from which neither the Company nor Holdco, directly or indirectly, derive any income; or

(x) commit to do any of the foregoing.

(b) Notwithstanding the foregoing, from and after the occurrence of a Default by the A/B Partners, the A/B Partners shall have no further right to grant or withhold consent to a matter described in Section 6.19(a) unless the occurrence of such matter would reasonably be expected to adversely affect the status of PKY REIT as a Qualified REIT.

(c) Without limitation of the foregoing, the Company and the Partners shall: (i) take such other steps as PKY/GP shall reasonably deem necessary or appropriate in order that Holdco be a Qualified REIT (including taking into account the indirect ownership by PKY REIT of an interest in the Company) and (ii) upon request of PKY/GP, make available to PKY REIT, its Affiliates, and/or its/their counsel and/or accountants, such documents and/or other information regarding the structure, assets, and operations of the Company, Holdco and the other Project Entities as are necessary or appropriate such Persons to conduct due diligence with respect to issues relating to the qualification of Holdco as a Qualified REIT.

(d) Notwithstanding any other provision of this Agreement, the EOLA Property Management Agreements or any other Affiliate Agreement, the General Partner and the applicable Affiliate(s) shall be empowered to take any and all actions as either of them shall reasonably deem necessary or appropriate to permit the Company to be in compliance with its obligations under this Section 6.19 and (ii) no such action taken by the General Partner, Holdco, EOLA Capital LLC and/or Parkway Realty Management (as applicable) shall be considered to have resulted in a violation of this Section 6.19, or any other provision of this Agreement or any provision of any Affiliate Agreement.

(e) General Partner is fully and completely authorized and directed to take any and all actions it reasonably deems necessary or appropriate (including with respect to Accounting Principles policies and procedures, Distributions and in its capacity as Tax Matters Partner) as General Partner reasonably deems necessary or appropriate in order to ensure that any action taken (or not taken) by the Company or any other Project Entity does not cause Holdco to fail to be a Qualified REIT.

6.20 Tax Cooperation. In the event of any change to U.S. Federal tax law and/or its application to CPPIB after the Effective Date affecting the U.S. Federal income and/or U.S. Federal withholding taxation of REIT distributions attributable to the sale or exchange of U.S. real property interests generally and/or to Section 897(l) of the IRS Code specifically, the Partners agree to cooperate (a) to allow CPPIB (and, if requested by TIAA/LP, TIAA/LP) to restructure its direct or indirect ownership interests in the Company and/or (b) at CPP/LP’s request, in CPP/LP’s sole discretion, to cause the Company and/or Holdco (either directly or through any Project Entity) to structure any direct and/or indirect disposition of any Project Asset (including dispositions contemplated under Article IX and Article XIV) as a sale of equity interests in an entity taxable as a REIT (or to engage in other structuring), in each case, to maximize the U.S. Federal income tax efficiency and/or U.S. Federal withholding tax efficiency of CPPIB and/or TIAA/LP, as applicable, including by causing the Company to give the acquirer representations and indemnities related to REIT qualification reasonably requested by the acquirer, provided that (i) CPP/LP shall pay any out-of-pocket costs and expenses payable to third parties that are directly caused by the structuring of such disposition as a sale of equity interests in an entity taxable as a REIT, not to exceed one million dollars ($1,000,000) (but for clarity, CPP/LP shall not be responsible for any indemnity obligations to or of the Company or the Partners or any diminution in acquisition price as a result of such structure) and (ii) any such action does not materially increase the U.S. Federal tax liability of any Partner.

6.21 Litigation Regarding POPLP Estoppels. In the event any POPLP Estoppel is delivered pursuant to Section 9.03 of the Contribution Agreement, each Unaffiliated LP, acting alone, shall have the right, in the name and on behalf of the Company, to commence, prosecute and settle a litigation against POPLP in a court of competent jurisdiction (and to expend funds of the Company therefor, without necessity of Approval as a Major Decision) for the sole and exclusive purposes of determining the actual amount of “Default Losses” (as defined in the Contribution Agreement) arising from a material misstatement or material misrepresentation on the POPLP Estoppel. For clarity, such “Default Losses” shall only be recoverable by the Company if and to the extent such recovery is permitted by the Contribution Agreement.

END OF ARTICLE VI

ARTICLE VII

INDEMNIFICATION

7.1 General Limitation of Liability of a Partner. Except as otherwise expressly provided for in this Agreement (including the indemnification provided by CPP/LP pursuant to Section 2.9 and the indemnification provided by the A/B Partners pursuant to Section 6.18(e)) or the Holdco LLC Agreement or required by Law, no Partner (and no Partner Related Party of such Partner) shall be liable, responsible or accountable, in damages or otherwise, to the Company, any other Project Entity or another Partner (or another Partner’s Partner Related Parties) for any act performed by such Partner (or by any of such Partner’s Partner Related Parties) or for any failure to act on the part of such Partner (or on the part of such Partner’s Partner Related Parties) unless such act or failure to act constitutes fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing or a material breach of this Agreement or the Holdco LLC Agreement, as determined by a final non-appealable order of a court of competent jurisdiction.

7.2 Company Indemnification. The Company (acting through the General Partner, except to the extent otherwise expressly provided for in this Article VII) shall indemnify and hold harmless each Partner (and such Partner’s Partner Related Parties) from and against any Proceedings, claims, demands, liabilities, damages, judgments, orders, decrees, fines, penalties, payments, costs and/or expenses (including reasonable out-of-pocket attorney’s fees and disbursements) paid or incurred by such Partner (and/or by any of such Partner’s Partner Related Parties) that arise from or out of: (a) any Partner Debt Guaranty provided by a Partner or any of such Partner’s Partner Related Parties; (b) any act performed by such Partner (or by any of such Partner’s Partner Related Parties) with respect to the business or affairs of the Company and/or any other Project Entity; (c) any failure to act by such Partner (or by any of such Partner’s Partner Related Parties) with respect to the business or affairs of the Company and/or any other Project Entity; and/or (d) the business and affairs of the Company and/or any other Project Entity, in each case, subject in all events to the limitations provided for in Section 7.4.

7.3 Indemnification Payments and Repayments.

(a) A Partner (on behalf of itself and/or any of its applicable Partner Related Parties) (an “Indemnitee”) claiming a right to indemnification under this Agreement (an “Indemnity Claim”) shall deliver a notice (an “Indemnity Notice”) to the Company (and to the other Partners) within ten (10) Business Days after the Indemnitee first becomes aware of such Indemnity Claim so that the Company will have a reasonable time to respond to such Indemnity Claim; provided, however, that failure to deliver an Indemnity Notice within such ten (10) Business Days shall only reduce such Indemnitee’s right to indemnity hereunder to the extent the additional delay actually prejudices the ability of the Company to defend against the Indemnity Claim.

(b) The Indemnity Notice shall set forth (to the extent then reasonably known to the Indemnitee), as applicable: (a) a brief description of the facts, circumstances or events giving rise to such Indemnity Claim (including a copy of any written notices, claims, demands, etc.); (b) the amount (or an estimate of the amount) of any payment required to be made and/or any actions required to be taken (including the defense against any claim(s) and/or demand(s), etc., made by any third party against an Indemnitee) to fully satisfy the Indemnity Claim (any such payment or action, an “Indemnity Action” or the “Indemnity Actions”); and (c) a date by which such Indemnity Action must be paid and/or taken.

(c) The Company shall, within ten (10) Business Days after receipt of an Indemnity Notice, (i) make the payment required by the applicable Indemnity Notice and/or (ii) defend against the Indemnity Claim.

(d) If the Company is required to defend and hold the Indemnitee harmless from and against an asserted liability then: (i) the Company (acting through the General Partner, except to the extent otherwise expressly provided for in this Article VII) shall retain counsel and shall indemnify, defend and hold the Indemnitee harmless from and against the asserted liability; (ii) the Indemnitee shall (and shall cause any applicable Partner Related Party to) fully and diligently and promptly cooperate, at the request and reasonable expense of the Company, in the compromise of, or defense against, such asserted liability; (iii) the Indemnitee shall (and shall cause any applicable Partner Related Party to) make available to the Company all (A) books, records or other documents within the possession or control of the Indemnitee that are reasonably required for such defense and (B) representatives of the Indemnitee for purposes of presenting testimony and responding to claims of other parties that are reasonably required for such defense; (iv) the Indemnitee will have the right, at its own expense, to participate in, but not control, the defense or settlement of any such asserted liability; (v) the Company shall, at its own expense, provide the Indemnitee with true and complete copies of all material documents, papers and other materials relating to any applicable claim (including all motions, affidavits, memoranda, orders and settlement offers and counter-offers) promptly after the delivery or receipt of same by the Company; and (vi) General Partner shall keep the other Partners reasonably informed as to the status of the applicable Indemnity Actions and Indemnity Claim.

(e) If the Company fails to take the required Indemnity Action, then (i) the Indemnitee may take the required Indemnity Action(s) (including the payment or defense of the Indemnity Claim) and (ii) the Company shall pay to the Indemnitee the amount of any and all losses, costs, damages, liabilities and expenses (including reasonable out-of-pocket attorney’s fees) paid or incurred by such Indemnitee in connection with the required Indemnity Action(s).

(f) If an Indemnitee has actually paid any costs or expenses in respect of an Indemnity Claim to which the Indemnitee is entitled under this Agreement, then the Company shall (i) repay to such Indemnitee the amounts actually paid by such Indemnitee together with interest on all amounts actually paid by such calculated at the Deficiency Loan Rate from the date actually paid by such Indemnitee until the date of satisfaction in full of the amounts paid by the such Indemnitee. If any such amounts owed by the Company to an Indemnitee are not so paid to the Indemnitee within ten (10) Business Days after delivery of an invoice for such payment from the Indemnitee to the non-indemnified Partner(s), then the Partner who is the Indemnitee (or whose Partner Related Party is the Indemnitee) shall be deemed to have made a Deficiency Loan to each of the Partners who is not (or whose Partner Related Party is not) the Indemnitee equal to the product of (i) the aggregate amount owed as of the tenth (10th) Business Day after delivery of such invoice and (ii) the Percentage Interest of each such Partner who is not (or whose Partner Related Party is not) the Indemnitee.

(g) Notwithstanding anything to the contrary provided for in this Agreement, the General Partner shall have the right to (i) cause the Company to pay any and all costs or expenses incurred by the Company pursuant to Sections 7.2 or 7.3 (and any such payments shall be deemed Approved) and (ii) call for Additional Capital Contributions to pay for same.

7.4 Limitations of Indemnification.

(a) Notwithstanding the foregoing, the indemnification obligations set forth in Sections 7.2 and 7.3: (i) cover only those costs and expenses paid or incurred by the applicable Indemnitee; (ii) do not cover lost profits, consequential damages, punitive damages or special damages incurred by an Indemnitee; (iii) do not cover any amounts paid or incurred by an Indemnitee to the extent attributable to such Indemnitee’s fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing or material breach of this Agreement or the Holdco LLC Agreement, as determined by a final non-appealable order of a court of competent jurisdiction; and (iv) are subject to the right of the Company to seek a final and non-appealable order of a court of competent jurisdiction (an “Indemnity Determination Proceeding”) to determine whether all or any portion of the amount for which an Indemnitee is being (or was) indemnified was attributable to fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing or a material breach of this Agreement or the Holdco LLC Agreement or was otherwise ineligible for reimbursement by the Company pursuant to this Article VII.

(b) Notwithstanding anything to the contrary provided in this Agreement: (i) the decision on the part of the Company to undertake an Indemnity Determination Proceeding may be made by any non-indemnified Partner entitled to vote on Major Decisions, acting alone (without the requirement of an Approved Major Decision); (ii) any such non-indemnified Partner entitled to vote on Major Decisions, acting alone, is fully and completely authorized and empowered to take any and all actions it deems necessary or appropriate (in the name of and on behalf of the Company) in connection with the commencement, prosecution, enforcement and/or settlement of an Indemnity Determination Proceeding, including causing the Company to expend funds in connection with the foregoing (without the requirement of an Approved Major Decision); and (iii) the Company (acting through such non-indemnified Partner entitled to vote on Major Decisions) and the Indemnitee shall have the right to control their respective claim(s) and/or defense(s) and to appoint separate counsel, at the cost and expense of the Company, in connection with an Indemnity Determination Proceeding.

(c) If the Company prevails in an Indemnity Determination Proceeding, then within ten (10) Business Days after receipt of any invoice for costs and expenses actually paid by the Company in connection with the performance of the Company’s indemnification obligations to the Indemnitee arising from the applicable Indemnity Claim and/or in connection with the Indemnity Determination Proceeding, the Partner who is the Indemnitee (or the Partner to whom the Indemnitee is a Partner

Related Party) shall be deemed to have borrowed a Deficiency Loan from each of the other Partners (or its/their Deficiency Loan Designee(s)) in an amount equal to the product of (i) the amount of such costs and expenses actually paid by the Company in connection with the performance of the Company’s indemnification obligations to the Indemnitee arising from the applicable Indemnity Claim and/or in connection with the Indemnity Determination Proceeding and (ii) the Percentage Interest of such other Partner relative to the Percentage Interests of all such other Partners.

(d) If the Company does not prevail in an Indemnity Determination Proceeding, then the Partner(s) that commenced such Indemnity Determination Proceeding (i) shall be deemed, within ten (10) Business Days after receipt of any invoice for costs and expenses actually paid by the Company in connection with the Indemnity Determination Proceeding, to have borrowed a Deficiency Loan from each of the other Partners (or its/their Deficiency Loan Designee(s)) in amount equal to the product of (x) the amount of such costs and expenses actually paid by the Company in connection with the Indemnity Determination Proceeding and (y) the Percentage Interest of such other Partner relative to the Percentage Interests of all such other Partners and (ii) shall pay to the Indemnitee (or, if applicable, the Partner to whom the Indemnitee is a Partner Related Party) an amount equal to the sum of (x) all costs and expenses actually paid by the Indemnitee (or if applicable, the Partner to whom the Indemnitee is a Partner Related Party) in connection with the Indemnity Determination Proceeding and (y) interest on all amounts actually paid by the Indemnitee under sub-clause (ii)(x) calculated at the Deficiency Loan Rate from the date such amounts were actually paid by the Indemnitee (or, if applicable, the Partner to whom the Indemnitee is a Partner Related Party) until the date of repayment in full of such amounts by the Partner(s) that commenced such Indemnity Determination Proceeding, and if the Partner(s) that commenced the Indemnity Determination Proceeding shall fail to pay such amounts to the Indemnitee (or, if applicable, the Partner to whom the Indemnitee is a Partner Related Party) within ten (10) Business Days after receipt of any invoice for same, the Partner(s) owing such amounts shall be deemed to have borrowed a Deficiency Loan from the Indemnitee (or, if applicable, the Partner to whom the Indemnitee is a Partner Related Party or its Deficiency Loan Designee) in an amount equal to the amounts specified in sub-clauses (ii)(x) and (ii)(y) above.

7.5 Limitation on Partners’ Liability. Except as expressly provided in the LP Act: (a) no Partner shall be bound by, nor be personally liable for, the expenses, liabilities, indebtedness or obligations of the Company or any other Project Entity solely by reason of being a Partner of the Company; (b) the liability of each Partner shall be limited solely to its interest in the Company at such time; and (c) the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Partner (or no Partner Related Party of a Partner) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Partner of the Company. Notwithstanding anything herein to the contrary, each Partner and the Company each agrees that, notwithstanding anything herein that may be construed to the contrary, it shall not seek to collect or enforce any judgment against a Partner (or any Partner Related Party of a Partner) for any claim or matter whatsoever (whether arising in contract, tort or otherwise) except as against the Partner’s interest in the Company and hereby irrevocably waives any right to do so. Any contribution of capital by the Partners pursuant to this Agreement is intended solely to benefit the Partners, and no Partner has any obligation to any creditor of the Company to contribute capital to the Company or any other Project Entity.

7.6 No Duplication. The rights and obligations of the parties under this Article VII are intended to be coordinated with and not duplicative of the rights and obligations of the parties under Article VIII of the Holdco LLC Agreement.

END OF ARTICLE VII

ARTICLE VIII

OTHER INVESTMENT ACTIVITIES AND GHMA OPPORTUNITIES

8.1 Affiliate Investment Activities. The Partners expressly acknowledge and agree that, except as expressly provided for in Sections 8.2 through and including 8.8 below:

(a) The respective Affiliates of each Partner have the absolute and unconditional right (without notice to or consent of the Company, the other Partners or any of the Representatives) to pursue business ventures and/or activities of any kind or nature whatsoever, whether or not such ventures and/or activities are (or might be deemed to be) competitive with the business activities and affairs of the Company, including the right, directly or indirectly, to; (i) acquire any interest in any real property assets (within and/or outside of the GHMA); (ii) own, hold, lease, operate, manage, maintain, entitle, improve, develop, repair, restore, Transfer (by way of sale, lease, encumbering or otherwise) and/or otherwise use or deal with any real property assets (whether within and/or outside of the GHMA); and/or (iii) make and/or have an interest in any Debt secured by a direct or indirect interest in any of the foregoing (each, an “Other Affiliate Activity” and collectively, the “Other Affiliate Activities”).

(b) No Partner (and no Affiliate of a Partner) shall have any duty, liability, obligation or responsibility of any kind or nature whatsoever to the other Partners, the Company or any other Project Entity arising from, out of or in connection with such Other Affiliate Activities notwithstanding that such Other Affiliate Activities are (or might be deemed to be) competitive with the business activities and affairs of the Company.

(c) None of the Company, any other Project Entity or any Partner (or any Affiliate of a Partner) shall have any right of any kind or nature whatsoever in or with respect to any Other Affiliate Activities (notwithstanding that such Other Affiliate Activities are (or might be deemed to be) competitive with the business activities and affairs of the Company), including to (i) in any way participate or share in any income or proceeds derived from any Other Affiliate Activities or (ii) receive any notice with respect to any Other Affiliate Activities.

(d) Notwithstanding the foregoing provisions of this Section 8.1, it is understood and agreed that the Partners and their Affiliates may have direct or indirect ownership interests in and/or receive income from other office and retail properties in the GHMA. If the General Partner and/or its Affiliate either (i) sends an existing tenant in one of the Buildings a written lease proposal for premises in a property located within the GHMA which is directly or indirectly owned by an Affiliate of the General Partner or (ii) sends a potential tenant written lease proposals both for premises in one of the Buildings and premises in a property located within the GHMA which is directly or indirectly owned by an Affiliate of the General Partner, then the General Partner shall, and/or shall cause its Affiliate to: (A) promptly notify the Unaffiliated LPs of the applicable state of facts; (B) subject to any confidentiality and non-disclosure agreements to which the General Partner or the applicable Affiliate of the General Partner may be bound, deliver to the Unaffiliated LPs, as applicable, copies of the lease proposal(s) delivered to such tenant and/or proposed tenant with respect to premises in one of the Buildings and premises in a property located within the GHMA which is directly or indirectly owned by an Affiliate of the General Partner; (C) respond to reasonable inquiries from the Unaffiliated LPs regarding the lease proposal(s) and discussions with the existing or potential tenant until such time as a letter of intent is signed with the existing or potential tenant; (D) deliver to the Unaffiliated LPs, as applicable, a copy of any letter of intent that is signed with such tenant and/or proposed tenant; and (E) act in good faith in interacting and negotiating with the existing or potential tenant.

(e) To the extent that an Unaffiliated LP or one of its Affiliates has a property within the five (5) miles of the Project that potentially competes with the Project for tenants (a “Competing Project”), then: (i) such Unaffiliated LP shall establish a “confidentiality wall” between such Unaffiliated LP’s decision-makers for the Company and their advisors (collectively, the “Unaffiliated LP Greenway Team”) and the decision-makers for the Competing Project and their advisors (collectively, the “Unaffiliated LP Competing Leasing Team”); and (ii) the Unaffiliated LP shall not (and shall prevent any Person on the Unaffiliated LP Greenway Team from), directly or indirectly, sharing with or disclosing to any Person on the Unaffiliated LP Competing Leasing Team any of the proposed leasing plans, leases, lease analysis, lease terms or other relevant information relating to the Project or any Building provided to or discussed with any member of the Unaffiliated LP Greenway Team.

8.2 GHMA Opportunity 1st Notice.

(a) Notwithstanding the provisions of Section 8.1, at all times between the Effective Date and the third (3rd) anniversary of the Effective Date, if: (i) PKY/GP or an Affiliate of a GHMA Parkway Party is the General Partner; (ii) a GHMA Parkway Party determines to pursue a GHMA Opportunity; and (iii) there is at least one (1) GHMA Eligible LP, then PKY/GP shall deliver a notice of such determination to the GHMA Eligible LP(s) that generally identifies the GHMA Opportunity and the underlying GHMA Opportunity Asset (a “GHMA Opportunity 1st Notice”).

(b) If a GHMA Parkway Party is seeking investor(s) in respect of a GHMA Opportunity Asset currently owned in whole or in part by a GHMA Parkway Party (a “GHMA Parkway-Owned Opportunity”) or the GHMA Parkway Party is subject to a confidentiality, non-disclosure or similar agreement in respect of the applicable GHMA Opportunity, then the GHMA Opportunity 1st Notice shall include a non-disclosure agreement (or a joinder or other similar agreement) pursuant to which any GHMA Participating LP will agree to reasonable and customary non-disclosure and confidentiality provisions (a “GHMA Opportunity NDA”).

(c) If a GHMA Eligible LP receives a GHMA Opportunity 1st Notice, then (i) such GHMA Eligible LP shall, within five (5) Business Days of its receipt of such GHMA Opportunity 1st Notice, deliver a notice to PKY/GP either stating that such GHMA Eligible LP desires to proceed with its potential opportunity to participate in the GHMA Opportunity (a “GHMA Opportunity Participation Notice”) or such GHMA Eligible LP desires not to proceed with its potential opportunity to participate in the GHMA Opportunity (a “GHMA Opportunity Opt Out Notice”) and (ii) if such GHMA Eligible LP delivers a GHMA Opportunity Participation Notice, it shall concurrently deliver an executed GHMA Opportunity NDA, if required by PKY/GP in the applicable GHMA Opportunity 1st Notice.

(d) If a GHMA Eligible LP timely delivers a GHMA Opportunity Participation Notice and the GHMA Opportunity NDA, if required (such GHMA Eligible LP, a “GHMA Participating LP” with respect to the applicable GHMA Opportunity), and any Affiliate of such GHMA Participating LP is pursuing, or intends to potentially pursue, any direct and/or indirect investment opportunity (by way of equity and/or Debt) in respect of such GHMA Opportunity Asset (a “GHMA Competing Affiliate”), the GHMA Participating LP shall, within five (5) Business Days after its receipt of such GHMA Opportunity 1st Notice, deliver a notice to PKY/GP that such GHMA Participating LP has a potential GHMA Competing Affiliate (a “GHMA Competing LP Notice”). If a GHMA Competing Affiliate exists, then: (i) any and all data, reports, notices, decision-making and other information provided by PKY/GP or any GHMA Parkway Party relating to the GHMA Opportunity (collectively, the “PKY GHMA Information”) shall be deemed to be confidential and proprietary information; (ii) the GHMA Participating LP shall establish a “confidentiality wall” between the opportunity pursuit and decision-making team of the GHMA Participating LP and their advisors (collectively, the “GHMA Participating LP Team”) and the decision-making team of the GHMA Competing Affiliate and their advisors (collectively, the “GHMA Competing Affiliate Team”); and (iii) the GHMA Participating LP shall not (and shall not allow any Person on the GHMA Participating LP Team) to directly or indirectly share or disclose any of the PKY GHMA Information with or to any Person on the GHMA Competing Affiliate Team. Notwithstanding the foregoing, if there is a common investment or decision-making committee of a GHMA Participating LP and its Affiliates that is charged with final decision-making regarding investment opportunities for both the GHMA Participating LP and the GHMA Competing Affiliate (an “Eligible LP Investment Committee”), the GHMA Participating LP may share such PKY GHMA Information with such Eligible LP Investment Committee provided that such Eligible LP Investment Committee shall not (directly or indirectly), share or disclose any of the PKY GHMA Information with/to any Person on the GHMA Competing Affiliate Team. Subject to strict compliance with the foregoing obligations, the applicable GHMA Competing Affiliate may pursue such GHMA Opportunity Asset independently regardless of whether the GHMA Participating LP continues its participation in the GHMA Opportunity with PKY/GP or any GHMA Parkway Party hereunder.

8.3 GHMA Opportunity 2nd Notice and Response.

(a) If there is at least one (1) GHMA Participating LP, then PKY/GP shall deliver to the GHMA Participating LP(s) a notice (a “GHMA Opportunity 2nd Notice”) setting forth, to the best of PKY/GP’s then current knowledge, as applicable: (i) a brief description of the general nature of the GHMA Opportunity (i.e., to (x) acquire, directly or indirectly, ownership and control of a GHMA Opportunity Asset, (y) acquire and/or provide Debt secured, directly or indirectly, by a GHMA Opportunity Asset or (z) seek investors to acquire equity in a GHMA Parkway Party-owned GHMA Opportunity Asset); (ii) the address(es) of the GHMA Opportunity Asset; (iii) the aggregate net rentable square feet of the GHMA Opportunity Asset (the “GHMA Opportunity Asset NRSF”); (iv) the estimated budget to close on such GHMA Opportunity (the “GHMA Opportunity Estimated Cost”) and the extent to which the GHMA Parkway Party then anticipates initially capitalizing such GHMA Opportunity Estimated Cost with equity and/or with debt; (v) the net present value (as reasonably estimated by General Partner) of the net return attributable to such GHMA Opportunity Asset, calculated in accordance with the Accounting Principles using a discount rate of 9% (the “GHMA Opportunity Estimated Return”), as well as such other pro forma information generally as PKY/GP or the applicable GHMA Parkway Party may possess with respect to projected returns and cash flows; (vi) the estimated date by which a deposit required in connection with any agreement to acquire and/or finance the GHMA Opportunity is then anticipated to be due; (vii) the estimated date by which closing on the GHMA Opportunity is then anticipated to occur; (viii) a schedule of the then estimated third party pursuit costs (including any legal fees, deposits, brokerage commissions and/or financing fees and costs) anticipated to be incurred in connection with the pursuit and closing of the GHMA Opportunity (collectively, even if same exceed the scheduled amount, the “GHMA Opportunity Pursuit Costs”); and (ix) other material information regarding the GHMA Opportunity then in the possession or control of PKY/GP. If a GHMA Opportunity involves a GHMA Parkway-Owned Opportunity, then the GHMA Opportunity 2nd Notice will be modified as appropriate to reflect the different circumstances applicable to the current GHMA Opportunity as opposed to pursuit of a third party investment.

(b) With respect to any GHMA Parkway-Owned Opportunity, (i) the GHMA Participating LP(s) shall deliver a GHMA LP No Go Response or a GHMA LP Go Response within the time periods specified in Section 8.3(c); (ii) the GHMA Participating LP(s) shall complete all due diligence, and PKY/GP and the GHMA Participating LPs shall endeavor in good faith to execute a contribution agreement or purchase agreement for the GHMA Parkway-Owned Opportunity, in each case, no later than forty-five (45) days after delivery of the final GHMA LP Go Response, and (iii) unless otherwise agreed by PKY/GP and the GHMA Participating LP(s), such contribution agreement or purchase agreement shall provide for closing for such GHMA Parkway-Owned Opportunity within ten (10) Business Days after the execution thereof. If PKY/GP and the GHMA Participating LPs do not reach agreement on a contribution agreement or purchase agreement for the GHMA Parkway-Owned Opportunity within forty-five (45) days after delivery of the final GHMA LP Go Response or such longer period as may be agreed upon by PKY/GP and the GHMA Participating LP(s) in writing, the applicable GHMA Parkway Party shall have the right, upon written notice to the GHMA Participating LP(s), to terminate negotiations and market and, if applicable, consummate the co-investment opportunity with any Person upon terms it deems desirable or appropriate, subject to Section 8.4 below.

(c) Within ten (10) Business Days after delivery of a GHMA Opportunity 2nd Notice, each GHMA Participating LP shall deliver a notice to PKY/GP stating that such GHMA Participating LP either (i) is not interested in pursuing the GHMA Opportunity (a “GHMA LP No Go Response”) or (ii) is interested in pursuing the GHMA Opportunity (a “GHMA LP Go Response”). If a GHMA Participating LP fails to deliver a GHMA LP Go Response within such ten (10) Business Days, then such GHMA Participating LP shall be deemed to have delivered a GHMA LP No Go Response. If a GHMA Participating LP delivers (or is deemed to have delivered) a GHMA LP No Go Response, then with respect to the applicable GHMA Opportunity (A) such Unaffiliated LP shall no longer be deemed to be a GHMA Participating LP and (B) the provisions of Section 8.7 shall apply.

(d) If both GHMA Participating LPs deliver a GHMA LP Go Response in respect of the applicable GHMA Opportunity under this Article VIII, then, (i) unless a different ratio is agreed in writing between the GHMA Participating LPs, the Class C LP shall be entitled to acquire sixty percent (60%) of the GHMA Aggregate LP Pro Rata Share and the Class D LP shall be entitled to acquire forty percent (40%) of the GHMA Aggregate LP Pro Rata Share (each GHMA Eligible LP’s share of the GHMA Aggregate LP Pro Rata Share being its “GHMA Separate LP Pro Rata Share”) and (ii) if at any time from and after the delivery of the GHMA LP Go Response any GHMA Participating LP subsequently delivers a GHMA LP Stop Notice and thus becomes a former GHMA Participating LP, the remaining GHMA Participating LP’s GHMA Separate LP Pro Rata Share shall automatically become the entire GHMA Aggregate LP Pro Rata Share unless such remaining GHMA Participating LP delivers a GHMA LP Stop Notice within the time provided in Section 8.5(c)(i).

8.4 GHMA Opportunity Material Change.

(a) Notwithstanding the provisions of Sections 8.3(c) and (d), PKY/GP shall continue to keep each remaining GHMA Participating LP and each former GHMA Participating LP who delivered a GHMA LP No Go Response or a GHMA LP Stop Notice informed, on a timely basis, as to whether there has been a GHMA Opportunity Material Change with respect to the GHMA Opportunity described in the applicable GHMA Opportunity 2nd Notice.

(b) If: (i) there is a GHMA Opportunity Material Change with respect to the GHMA Opportunity described in the applicable GHMA Opportunity 2nd Notice in response to which a former GHMA Participating LP delivered or is deemed to have delivered a GHMA LP No Go Response or a GHMA LP Stop Notice; (ii) the GHMA Parkway Party and the Affiliate of the remaining GHMA Participating LP have not signed a GHMA JV relating to the applicable GHMA Opportunity; (iii) a commitment with a third party lender to finance the acquisition of the GHMA Opportunity has not been signed; and (iv) the GHMA Opportunity Contract relating to the applicable GHMA Opportunity has not been signed, then (A) PKY/GP shall deliver a second GHMA Opportunity 2nd Notice to (x) any remaining GHMA Participating LP and (y) any former GHMA Participating LP that delivered or is deemed to have delivered a GHMA LP No Go Response or a GHMA LP Stop Notice and (B) the provisions of Sections 8.3(a), (c) and (d) shall apply with respect to such second GHMA Opportunity 2nd Notice (provided that (x) the applicable period within which any applicable GHMA Participating LP(s) shall be required to deliver a GHMA LP Go Response or deliver (or be deemed to have delivered) a GHMA LP No Go Response is reduced from ten (10) Business Days to three (3) Business Days and (y) such former GHMA Participating LP shall pay its GHMA Separate LP Pro Rata Share of any GHMA Opportunity Pursuit Costs noted on such GHMA Opportunity 2nd Notice (which payment will then be shared between the GHMA Parkway Party and the Affiliate of the remaining GHMA Participating LP on the applicable GHMA Opportunity Pro Rata Share basis).

8.5 Joint Pursuit. If one or more GHMA Participating LPs executes and delivers a GHMA LP Go Response, then:

(a) PKY/GP (acting through the GHMA Parkway Party) and each GHMA Participating LP (acting through its/their Affiliate) shall endeavor to (i) cause the applicable parties to execute and deliver a binding agreement for pursuit of the GHMA Opportunity pursuant to a separate venture or other agreement (collectively, a “GHMA JV”) that will be substantially similar to this Agreement and, if required by an Eligible LP, a REIT subsidiary operating agreement similar to the Holdco LLC Agreement (provided that: (A) the sole asset(s) of the GHMA JV will be the investment in the applicable GHMA Opportunity; (B) the percentage interest of the GHMA Parkway Party in the GHMA JV will be the GHMA Parkway Pro Rata Share; (C) the percentage interest of each remaining GHMA Participating LP will be its respective GHMA Separate LP Pro Rata Share; and (D) the provisions of Section 8.1 shall apply (but without any exception for or reference to any GHMA Opportunity) and (ii) cause the GHMA JV to enter into an agreement with respect to the GHMA Opportunity (a “GHMA Opportunity Contract”) and then to close upon such GHMA Opportunity Contract (a “GHMA Opportunity Closing”), subject to customary due diligence and feasibility conditions as may be negotiated in the GHMA Opportunity Contract.

(b) PKY/GP shall, on a reasonably timely basis, (i) keep the GHMA Participating LP(s) informed of all material matters with respect to the status of the proposed investment in the GHMA Opportunity and any proposed or actual GHMA Opportunity Contract, (ii) provide access to all due diligence information, reports and analyses received in connection with the GHMA Opportunity, and (iii) consult with the GHMA Participating LP(s) about material decisions and determinations to be made in regard to the proposed or actual GHMA Opportunity Contract (but without any obligation or requirement on the part of PKY/GP to obtain the approval or consent of the GHMA Participating LPs).

(c) Notwithstanding anything to the contrary provided for in this Article VIII, during the period between delivery of a GHMA LP Go Response and a date that is not more than ten (10) Business Days prior to the date on which a deposit for a GHMA Opportunity Contract or a GHMA Opportunity-related financing commitment becomes nonrefundable (other than upon the counterparty’s default or the failure of a condition precedent):

(i) Each GHMA Participating LP has the right, for any reason or no reason, to deliver a notice (a “GHMA LP Stop Notice”) to PKY/GP and the other GHMA Participating LP, if there is one, stating that the noticing GHMA Participating LP has elected to terminate its obligation to endeavor to cause its Affiliate to enter into the GHMA JV. Upon delivery of such a GHMA LP Stop Notice, the noticing Partner shall no longer be a GHMA Participating LP with respect to the applicable GHMA Opportunity.

(ii) PKY/GP has the right, for any reason or no reason, to deliver a notice to the GHMA Participating LP(s) stating that PKY/GP has elected to terminate its obligation to endeavor to cause the GHMA Parkway Party to enter into the GHMA JV (a “GHMA Parkway Stop Notice”). Upon delivery of such a GHMA Parkway Stop Notice: (A) each of the Unaffiliated LPs shall have the right to pursue the applicable GHMA Opportunity on its own; (B) clauses (i) – (iii) of Section 8.2(d) and Section 8.7 shall no longer apply with respect to the applicable GHMA Opportunity; and (C) PKY/GP will not (and will not allow any of its Affiliates to), directly or indirectly, pursue any direct or indirect interest in or with respect to the applicable GHMA Opportunity (and/or in the underlying GHMA Opportunity Asset) for a period of twelve (12) months after delivery of the GHMA Opportunity 1st Notice.

(d) If both the Class C LP and the Class D LP are GHMA Participating LPs and one (1) of them delivers a GHMA LP Stop Notice, then notwithstanding anything to the contrary provided for in this Article VIII, (i) the sole remaining GHMA Participating LP will automatically and completely (and without further notice to or act on the part of any Person) be entitled to (and responsible for) the entire GHMA Aggregate LP Pro Rata Share, unless such other GHMA Participating LP delivers a GHMA LP Stop Notice prior to the first to occur of (x) ten (10) Business Days after receipt of the other GHMA LP Stop Notice and (y) the date that is five (5) Business Days prior to the anticipated date on which a deposit for a GHMA Opportunity Contract or a GHMA Opportunity-related financing commitment becomes nonrefundable (other than upon the counterparty’s default or the failure of a condition precedent); and (ii) the remaining participating Partner(s) shall promptly refund to the GHMA Eligible LP its share of any deposit for a GHMA Opportunity Contract or a GHMA Opportunity-related financing commitment.

(e) If a deposit is required to be funded for a GHMA Opportunity Contract or a GHMA Opportunity-related financing commitment prior to the deadline for delivery of a GHMA LP Stop Notice or a GHMA Parkway Stop Notice pursuant to Section 8.5(c), then each GHMA Participating LP shall timely fund its GHMA Separate LP Pro Rata Share of the GHMA Aggregate LP Pro Rata Share of such deposit. If such GHMA Participating LP fails to timely fund its GHMA Separate LP Pro Rata Share of the GHMA Aggregate LP Pro Rata Share of such deposit, then such GHMA Participating LP shall be deemed to have given a GHMA LP No Go Response.

8.6 Failure to Close Together.

(a) If the GHMA Parkway Party and the Affiliate(s) of the GHMA Participating LP(s) fail, for any reason or no reason, to enter into the GHMA JV, to enter into the GHMA Opportunity Contract, to fund their respective GHMA Opportunity Pro Rata Share of capital contributions to the GHMA JV and/or to close under the GHMA Opportunity Contract (any such event, a “GHMA Opportunity Closing Failure”), then the following provisions shall apply. Except as provided for in Sections 8.6(g) and (h) below, each of the A/B Partners and the GHMA Participating LPs shall be responsible for its GHMA Opportunity Pro Rata Share of GHMA Opportunity Pursuit Costs incurred through the date on which it delivered its GHMA Parkway Stop Notice or GHMA LP Stop Notice, as applicable. By way of example only, if both the Class C LP and the Class D LP were initially GHMA Participating LPs, the Class C LP delivered a GHMA LP Stop Notice on September 15, the Class D LP delivered a GHMA LP Stop Notice on October 1 and a GHMA Opportunity Closing Failure occurred on November 15, then (i) with respect to GHMA Opportunity Pursuit Costs incurred through September 15, the A/B Partners would bear 51%, and the Class C LP and Class D LP would bear the remaining 49% in the ratio of their respective GHMA Separate LP Pro Rata Shares; (ii) with respect to GHMA Opportunity Pursuit Costs incurred between September 15 through October 1, the A/B Partners would bear 55% and the Class D LP would bear 45%; and (iii) with respect to GHMA Opportunity Pursuit Costs incurred on or after October 2, the A/B Partners would bear 100%.

(b) Notwithstanding anything provided for herein to the contrary (but subject to Section 8.6(g)), if by the date that is ten (10) Business Days prior to the date on which the deposit for a GHMA Opportunity Contract or for a GHMA Opportunity-related financing commitment becomes nonrefundable (other than upon the counterparty’s default or the failure of a condition precedent) (i) neither the GHMA Participating LP(s) nor the GHMA Parkway Party have delivered a GHMA Stop Notice and (ii) the GHMA Participating LP(s) and GHMA Parkway Party have failed to agree upon the final terms and conditions of the GHMA JV or GHMA Opportunity Contract, then unless otherwise agreed by the parties, (A) the GHMA Participating LP(s) shall be deemed to have delivered GHMA Stop Notices as of such date (and the provisions of Section 8.7 shall apply) and (B) the GHMA Parkway Party may proceed with the closing of the GHMA Opportunity pursuant to the terms of this Agreement.

(c) PKY/GP shall deliver to each Partner who shall be responsible for any GHMA Opportunity Pursuit Costs a schedule (with invoices) setting forth (i) all GHMA Opportunity Pursuit Costs paid or incurred through the date of delivery of the applicable GHMA Parkway Stop Notice and/or the GHMA LP Stop Notice(s) and (ii) how much each Partner is required to pay in order to “true-up” the respective obligations of the Partners in regard to all applicable GHMA Opportunity Pursuit Costs.

(d) The applicable Partner(s) shall pay the applicable amount shown on such schedule as being owed by such by such Partner within ten (10) Business Days after receipt of such schedule, failing which the unpaid amount shall be deemed a Deficiency Loan from PKY/LP to the applicable Partner made as of the tenth (10th) Business Day after delivery of such schedule (subject, however, to a recipient’s right to reasonably contest the same).

(e) Notwithstanding the foregoing, if there shall be a GHMA Opportunity Closing Failure and a GHMA Parkway Party (or its designee) shall otherwise close on the GHMA Opportunity within one hundred eighty (180) days after the date by which the closing on the GHMA Opportunity was anticipated to occur as set forth in the GHMA Opportunity 2nd Notice, then PKY/GP shall reimburse any such GHMA Participating LP that is not in default of its obligations under this Article VIII (including Section 8.6(h)) with respect to such GHMA Opportunity and that made any payments in respect of any GHMA Opportunity Pursuit Costs, within ten (10) Business Days after the later to occur of (i) such closing or (ii) receipt of an invoice from a GHMA Participating LP for reimbursement of such GHMA Opportunity Pursuit Costs (failing which the unpaid amount shall be deemed a Deficiency Loan from such GHMA Participating LP to the PKY/LP made as of such later date).

(f) If a Partner (by virtue of its own acts or acts of such Partner’s Affiliate(s) for which such Partner is responsible under this Article VIII) is in breach of its obligations under this Article VIII, then other Partner(s) shall have the right to pursue all rights and remedies against such breaching Partner as may be available at law or in equity, provided that the Partner seeking such relief (i) is either PKY/GP or a GHMA Participating LP; (ii) is not otherwise in default of its obligations under this Article VIII (including Section 8.6(h)); and (iii) commences the Proceeding to enforce such rights within sixty (60) days after first obtaining actual knowledge of such breach.

(g) Notwithstanding the other provisions of this Article VIII, if a default by one or more of the Partners, the GHMA Parkway Party and/or the Affiliate(s) of the GHMA Participating LP(s) causes a GHMA Opportunity Closing Failure and a deposit under a loan commitment or GHMA Opportunity Contract is forfeited as a result of such GHMA Opportunity Closing Failure, then the defaulting party or parties shall bear sole responsibility for such forfeited deposit, and shall reimburse the non-defaulting party or parties, if any, for their share of the same. Any amounts required to be paid under this paragraph that remain unpaid after ten (10) Business Days shall be deemed a Deficiency Loan from the unpaid Partner that is (or is an Affiliate of) the applicable non-defaulting party to the Partner that is (or is an Affiliate of) the applicable defaulting party.

(h) Notwithstanding the other provisions of this Article VIII, if the GHMA Parkway Party and/or the Affiliate(s) of the GHMA Participating LP(s) shall fail to pay its/their respective GHMA Opportunity Pro Rata Share of GHMA Opportunity Pursuit Costs (including payment of any deposit under a loan commitment or GHMA Opportunity Contract) within ten (10) Business Days after receipt of an invoice from PKY/GP (or, if the GHMA Parkway Party is the defaulting party, from a GHMA Participating LP), then the Partner that failed (or whose Affiliate failed) to make such payment shall: (i) be deemed to be in default of its obligations under this Article VIII; (ii) forfeit all GHMA Opportunity Pursuit Costs paid for such GHMA Opportunity to date; and (iii) if the GHMA Opportunity fails to close, reimburse the other applicable Partners for 100% of the GHMA Opportunity Pursuit Costs paid by such other Partners (or its/their respective Affiliate(s)) within ten (10) Business Days after receipt of an invoice for such reimbursement (failing which the unpaid amount shall be deemed a Deficiency Loan from the other applicable Partners to such defaulting Partner made as of the date the non-defaulting Partner (or its Affiliate) made the applicable payment(s)).

(i) In the event of any breach of the provisions of Section 8.2(e) by an Unaffiliated LP or any Person for whom it is responsible under Section 8.2(e), the Company shall be entitled to exercise all remedies available to it at law or in equity (including seeking injunctive relief and consequential damages) and the provisions of Section 8.7 shall apply to such Unaffiliated LP.

8.7 Consequences of Delivery of GHMA LP No Go Response or a GHMA Stop Notice. If a GHMA Participating LP delivers a GHMA LP No Go Response or a GHMA Stop Notice after receiving a GHMA Opportunity 2nd Notice, then with respect to the GHMA Opportunity covered by such GHMA Opportunity 2nd Notice: (i) such former GHMA Participating LP shall have no right to participate with respect to the applicable GHMA Opportunity; (ii) PKY/GP shall have no further duty, liability, obligation or responsibility of any kind or nature whatsoever to such to such former GHMA Participating LP pursuant to this Article VIII in connection with the GHMA Opportunity or the underlying GHMA Opportunity Asset except as provided in Section 8.4; (iii) actions taken by any GHMA Parkway Party in connection with such GHMA Opportunity (and/or the underlying GHMA Opportunity Asset) shall, for purposes of such former GHMA Participating LP, be deemed to be an Other Affiliate Activity to which the provisions of Section 8.1 apply; and (iv) and such former GHMA Participating LP will not, except with respect to any GHMA Competing Affiliate acting in strict compliance with Section 8.2(d) above, pursue any direct or indirect investment (by way of equity and/or Debt) in the applicable GHMA Opportunity (and/or in the underlying GHMA Opportunity Asset) for a period of twelve (12) months after delivery of the GHMA Opportunity 1st Notice.

8.8 Cost Sharing, Pursuit or Contribution Agreement. If PKY/GP and the GHMA Participating LP(s), in their discretion, execute a cost sharing, pursuit or contribution agreement in connection with a

GHMA Opportunity (a “GHMA Opportunity Future Joint Pursuit Agreement”) and the terms of such GHMA Opportunity Future Joint Pursuit Agreement are inconsistent with or modify the terms of this Article VIII, the terms of the GHMA Opportunity Future Joint Pursuit Agreement shall supersede the terms of this Article VIII.

END OF ARTICLE VIII

ARTICLE IX

ASSET SALE ROFO PROVISIONS

9.1 Asset Sale ROFO Notice.

(a) Except as provided for in this Article IX, the Company shall not implement a process and/or endeavor to sell (or actually sell) any of the Project Entities or Project Assets (other than immaterial transfers of personal property in the ordinary course of business to parties other than Affiliates of General Partner) other than pursuant to an Approved Major Decision.

(b) Notwithstanding the foregoing (but subject in all events to the provisions of Sections 9.1(c) and (d)), a Partner (the “ROFO Offeror”) shall have the right, at any time, to deliver an offer notice (a “ROFO Offer Notice”) to the other Partners (the “ROFO Offerees”) requiring that either (i) one (1) or both of the ROFO Offerees acquire the Partnership Interest of the ROFO Offeror pursuant to the terms of this Article IX or (ii) the Holdco Board of Directors and the Holdco Officers hire a nationally recognized third party broker to market all or substantially all of the Project Assets at a minimum all cash purchase price (the “Minimum Gross Sale Price”) and thereafter endeavor to sell all of the Project Assets for not less than ninety-six percent (96%) of the Minimum Gross Sale Price on an all cash basis (an “Asset Sale Process”).

(c) For all purposes under this Article IX, (i) the A/B Partners shall be deemed to be a single Partner as: (A) a ROFO Offeror; (B) a ROFO Offeree; (C) a ROFO Buyer; (D) a ROFO Seller; (E) a ROFO Defaulting Buyer; and (F) a ROFO Defaulting Seller and (ii) accordingly, there shall only be deemed to be three (3) Partners acting under this Article IX.

(d) Notwithstanding the other provisions of this Section 9.1: (i) no Partner may deliver a ROFO Offer Notice if a Partner has already delivered a ROFO Offer Notice under this Article IX or under Article XIV until the earliest to occur of (A) a ROFO Closing under this Article IX or under Article XIV, (B) the occurrence of a ROFO Seller Default or a ROFO Buyer Default, (C) a closing pursuant to the Asset Sale ROFO Provisions, (D) the termination of the Asset Sale Process or (E) a sale of the ROFO Offeror’s Partnership Interest to a Permitted Transferee pursuant to this Article IX or Article XIV; (ii) the Unaffiliated LPs may jointly deliver a ROFO Offer Notice (in which event they shall be deemed to be a single ROFO Seller for purposes of the Asset Sale ROFO Provisions); and (iii) neither the Class C LP nor the Class D LP may deliver a ROFO Offer Notice under this Article IX until the third (3rd) anniversary of the Effective Date (except that if the Class C LP and the Class D LP jointly deliver a ROFO Offer Notice or if the Class C LP does not have the right to deliver a ROFO Offer Notice as provided in Section 2.10 then the foregoing lockout period shall not apply).

(e) If the Class A Partner is a ROFO Seller, then the Class A Partner shall Transfer its Holdco Series B Preferred Units to one of the ROFO Buyers or otherwise as the Class D LP may in its sole discretion direct.

9.2 Calculation of Net Equity Value and ROFO Sale Price. If an Unaffiliated LP delivers a ROFO Offer Notice, then the General Partner and the ROFO Unaffiliated LPs shall work diligently and cooperatively to cause the Company Accountants (or if the then current Company Accountants are unable or unwilling, another “Big Four” accounting firm) to prepare and deliver to the Partners, within fifteen (15) Business Days after delivery of the ROFO Offer Notice, at the Company’s cost and expense, a statement (the “NEV Statement”) setting forth: (i) a calculation of the net proceeds that would be received by the Partners if (A) the Project Assets were sold for an amount equal to ninety-eight percent (98%) of the Minimum Gross Sale Price; (B) such sale price were adjusted upward or downward in accordance with customary prorations of receivables, payables, assets and liabilities in connection with a sale of real property; (C) the remaining liabilities of the Project Entities to third parties were repaid (including Debt and Ordinary Course Debt, but excluding any prepayment penalties and/or defeasance costs that would be due and payable upon an early prepayment of any Debt); and (D) all available cash (including Lender reserves and the Estimated 6 Month Working Capital Amount) were distributed to the Partners (the “Net Equity Value”); (ii) the product of the Net Equity Value and the Percentage Interest of the ROFO Offeror as of the date of the ROFO Offer Notice (for the balance of this Article IX, the “ROFO Estimated Price”); and (iii) the work product supporting such calculations. Such determination of the Net Equity Value and the ROFO Estimated Price shall be final and binding on the Partners absent manifest error.

9.3 Asset Sale ROFO Response.

(a) Each ROFO Offeree shall, within sixty (60) days after delivery of the NEV Statement (the “ROFO Response Period”), deliver a notice to the ROFO Offeror and the other Partners stating that the ROFO Offeree has elected to either (i) not be a ROFO Buyer in response to the ROFO Offer Notice (a “ROFO No Buy Response”) or (ii) be a ROFO Buyer in response to the ROFO Offer Notice (a “ROFO Buy Response”).

(b) If a ROFO Offeree fails to deliver a ROFO Buy Response within the ROFO Response Period, then such ROFO Offeree shall be deemed to have delivered a ROFO No Buy Response.

(c) If a ROFO Offeree delivers a ROFO Buy Response and the other ROFO Offeree delivers a ROFO No Buy Response, then the first ROFO Offeree shall be afforded an additional three (3) Business Days to rescind its ROFO Buy Response without penalty and deliver a ROFO No Buy Response.

9.4 ROFO Buyer Pro Rata Share.

(a) The delivery by a ROFO Offeree of a ROFO Buy Response (except as provided in Section 9.3(c)) shall be a binding agreement between the ROFO Offeror (as the “ROFO Seller”) to sell the ROFO Seller’s Partnership Interest to the ROFO Buyer(s) and such ROFO Offeree (as the “ROFO Buyer”) to buy the ROFO Seller’s Partnership Interest as provided for in Sections 9.4 through 9.15 and Section 9.17 (a “ROFO Contract”).

(b) If one (1) ROFO Offeree delivers a ROFO Buy Response and the other ROFO Offeree delivers (or is deemed to deliver) a ROFO No Buy Response, then except as provided in Section 9.3(c), (i) the ROFO Offeree that delivered the ROFO Buy Response will be deemed to be the ROFO Buyer with a ROFO Buyer Pro Rata Share of 100% and (ii) the other ROFO Offeree shall not be a ROFO Buyer.

(c) If both ROFO Offerees deliver a ROFO Buy Response, then each ROFO Offeree will be deemed to be a ROFO Buyer with its respective ROFO Buyer Pro Rata Share.

(d) If both (or the only) ROFO Offeree(s) deliver (or are deemed to deliver) a ROFO No Buy Response, then the provisions of Section 9.16 shall apply.

9.5 Asset Sale ROFO Escrow.

(a) As promptly as practicable, and in any event within ten (10) Business Days after the expiration of the ROFO Response Period, the General Partner shall:

(i) Deliver a notice to the Partners (a “ROFO Escrow Notice”) setting forth: (A) which ROFO Offeree(s) delivered a ROFO Buy Response; (B) the ROFO Buyer Pro Rata Share of each ROFO Buyer; (C) a counterpart of the form ROFO Escrow Agreement with the applicable names, dates, amounts and other information filled out that has been executed by the ROFO Escrow Agent; and (D) wire transfer instructions for a segregated escrow account maintained by the ROFO Escrow Agent into which each ROFO Buyer shall fund its ROFO Buyer Pro Rata Share of the ROFO Deposit; and

(ii) Direct the ROFO Escrow Agent to set up such segregated escrow account.

(b) Upon receipt of the ROFO Deposit (or any portion thereof), the ROFO Escrow Agent shall hold same in such segregated escrow account with any interest earned thereon to be allocated and paid to the Partner(s) entitled to receive the ROFO Deposit and only disburse such proceeds (i) pursuant to those provisions in this Article IX and the ROFO Escrow Agreement where ROFO Escrow Agent is expressly authorized and directed to disburse the ROFO Deposit (or portion thereof) without further notice to or from or act on the part of any Person or (ii) upon the first to occur of: (A) receipt of written direction from both the ROFO Seller and the ROFO Buyer(s) who funded the ROFO Deposit; (B) a final and non-appealable order of a court of competent jurisdiction; or (C) an interpleader Proceeding brought in a court of competent jurisdiction.

9.6 Asset Sale ROFO Deposit.

(a) Within three (3) Business Days after delivery of the ROFO Escrow Notice, a ROFO Buyer shall (i) execute and deliver a counterpart of the ROFO Escrow Agreement and (ii) wire transfer into the escrow account an amount equal to the product of (A) five (5%) percent of the ROFO Estimated Price (the “ROFO Deposit”) and (B) such ROFO Buyer’s ROFO Buyer Pro Rata Share of the ROFO Deposit (the “ROFO Pro Rata Deposit Amount”).

(b) Within five (5) Business Days after delivery of the ROFO Escrow Notice, the ROFO Escrow Agent shall deliver a notice to the Partners (the “ROFO 2nd Escrow Notice”) setting forth (i) if there is only one (1) ROFO Buyer, whether the ROFO Buyer funded the ROFO Deposit and (ii) if there are two (2) ROFO Buyers, whether each ROFO Buyer funded its ROFO Pro Rata Deposit Amount.

(c) If either (i) there was only one (1) ROFO Buyer and such ROFO Buyer failed to execute the ROFO Escrow Agreement and fund the ROFO Deposit or (ii) there were two (2) ROFO Buyers and each failed to execute the ROFO Escrow Agreement and fund its ROFO Pro Rata Deposit Amount, then: (A) such ROFO Buyer(s) shall be deemed to be a ROFO Defaulting Buyer; (B) the ROFO Contract shall be deemed terminated; (C) the ROFO Pro Rata Deposit Amount of such ROFO Buyer(s) shall be deemed to be a Deficiency Loan from the ROFO Seller to such ROFO Defaulting Buyer(s) made as of the last Business Day after the expiration of the ROFO Response Period (or if the provisions of Section 9.3(c) apply, three (3) Business Days after the expiration of the ROFO Response Period); and (D) the provisions of Section 9.14 and the provisions of Section 9.16 shall apply.

(d) If there were two (2) ROFO Buyers, one (1) ROFO Buyer failed to execute the ROFO Escrow Agreement and fund its ROFO Pro Rata Deposit Amount and the other ROFO Buyer executed the ROFO Escrow Agreement and funded its ROFO Pro Rata Deposit Amount, then the funding ROFO Buyer shall have three (3) Business Days after receipt of the ROFO 2nd Escrow Notice either (i) to fund the ROFO Pro Rata Deposit Amount of the ROFO Defaulting Buyer or (ii) to rescind its ROFO Buy Response without penalty and deliver a ROFO No Buy Response.

(i) If the funding ROFO Buyer funds the ROFO Pro Rata Deposit Amount of the ROFO Defaulting Buyer within such three (3) Business Days, then: (A) such funding ROFO Buyer shall thereafter be the sole ROFO Buyer with a ROFO Buyer Pro Rata Share equal to 100%; and (B) the provisions of clauses (b) and (c) of Section 9.14 shall apply to the ROFO Defaulting Buyer.

(ii) If the funding ROFO Buyer rescinds its ROFO Buy Response and delivers a ROFO No Buy Response within such three (3) Business Days, then (A) the ROFO Escrow Agent shall (and is hereby expressly authorized and directed to) refund the ROFO Pro Rata Deposit Amount to the funding ROFO Buyer, (B) the provisions of clauses (b) and (c) of Section 9.14 shall apply to the ROFO Defaulting Buyer, and (C) the provisions of Section 9.16 shall apply.

9.7 Asset Sale ROFO Closing Date. The closing of the sale of the Partnership Interest of the ROFO Seller (the “ROFO Closing”) shall be the first Business Day after the date that is ninety (90) days after the end of the ROFO Response Period or such other date as may be agreed to by the ROFO Seller and the ROFO Buyer(s) (the “ROFO Closing Date”).

9.8 ROFO Pre-Closing Obligations.

(a) Not less than fifteen (15) Business Days prior to the ROFO Closing Date (i) ROFO Seller will deliver to the ROFO Escrow Agent and ROFO Buyer(s) the form of ROFO Assignment(s) and (ii) the ROFO Buyer(s) will deliver to the ROFO Escrow Agent the name and address of the ROFO Assignee(s) for its ROFO Buyer Pro Rata Share of the Partnership Interest of the ROFO Seller.

(b) If the ROFO Seller or any Partner Related Party of the ROFO Seller is a party to any Partner Debt Guaranty, then not less than two (2) Business Days prior to the ROFO Closing Date, the ROFO Buyer(s) will (i) deliver to the ROFO Escrow Agent (as applicable) fully executed counterparts of the ROFO Loan Guaranty Release(s) or ROFO Loan Guaranty Indemnity and (ii) deliver copies of same to the ROFO Seller.

(c) Not less than two (2) Business Days prior to the ROFO Closing Date, (i) the ROFO Seller will deliver a notice to ROFO Buyer(s) and the ROFO Escrow Agent with wire transfer instructions for the payment of the ROFO Final Price; (ii) the ROFO Seller and the ROFO Buyer(s) will deliver executed counterparts of the ROFO Assignment(s) to the ROFO Escrow Agent; and (iii) the ROFO Seller and the ROFO Buyer(s) will (A) agree on the applicable ROFO Other Closing Documents and (B) deliver executed counterparts of same to the ROFO Escrow Agent.

(d) The Partners shall use their good faith efforts to obtain any required consents to the ROFO Closing from Lenders to the Project Entities or from other third parties (and if General Partner is the ROFO Seller, the ROFO Buyer(s) shall be entitled to communicate directly with such Lenders or third parties in an effort to obtain such consents, and General Partner shall provide such information and take all other such actions as may be reasonably requested by the ROFO Buyer(s) to facilitate the receipt of such consents). In connection with the foregoing, each ROFO Buyer must offer any such Lender a reasonably creditworthy replacement guarantor to provide replacements for such ROFO Buyer’s ROFO Buyer Pro Rata Share of liabilities under any Partner Debt Guaranty with respect to liabilities first accruing from and after the ROFO Closing. If a required Lender consent cannot be obtained despite the Partners’ compliance with the foregoing covenants, then (i) General Partner shall cause the applicable Debt of the Project Entities to be prepaid or defeased upon the ROFO Closing and (ii) the ROFO Loan Guaranty Release(s) and/or ROFO Loan Guaranty Indemnities shall not be required. The receipt of all required consents to the ROFO Closing from Lenders to the Project Entities or from other third parties and/or the prepayment or defeasance of any applicable Debt of the Project Entities shall be a condition precedent to the ROFO Closing.

(e) If the Class C LP is a ROFO Buyer hereunder, the Class C LP shall be entitled to identify one or more designees (which may be Affiliates of the Class C LP or third parties) that comply with the Transfer Restrictions to take title to all or any part of the ROFO Seller’s Partnership Interest. The ROFO Seller and the other Partners shall cooperate in all necessary respects with such designation.

(f) If the Class D LP is a ROFO Buyer hereunder, the Class D LP shall be entitled to identify one or more designees (which may be Affiliates of the Class D LP or third parties) that comply with the Transfer Restrictions to take title to all or any part of the ROFO Seller’s Partnership Interest. The ROFO Seller and the other Partners shall cooperate in all necessary respects with such designation.

9.9 Possible Adjustments to the ROFO Estimated Price.

(a) Not less than three (3) Business Days prior to the ROFO Closing Date, the General Partner shall deliver an adjustment statement (the “ROFO Adjustment Statement”) to the Partners and the ROFO Escrow Agent setting forth the following: (i) the final price to be paid to the ROFO Seller (the “ROFO Final Price”); (ii) the amount by which the ROFO Final Price exceeds the ROFO Deposit (the “ROFO Closing Amount Due”); and (iii) the ROFO Buyer Pro Rata Share of the ROFO Closing Amount Due owed by a ROFO Buyer.

(b) The ROFO Adjustment Statement will make the following adjustments (the “ROFO Adjustments”):

(i) Subtract the amount of any Distributions actually (or deemed) paid to the ROFO Seller between the date of delivery of the ROFO Offer Notice and the scheduled ROFO Closing Date from the ROFO Estimated Price (and therefore from the ROFO Closing Amount Due and the ROFO Final Price).

(ii) Add the amount of any Additional Capital Contributions actually (or deemed) paid by ROFO Seller (other than, if the A/B Partners are the ROFO Seller, any Additional Capital Contribution to the extent required to pay or satisfy any A/B Retained Liability) between the date of delivery of the ROFO Offer Notice and the ROFO Closing Date to the ROFO Estimated Price (and therefore to the ROFO Closing Amount Due and the ROFO Final Price).

(iii) If there is a Deficiency Loan Outstanding Amount owed by the ROFO Seller to a ROFO Buyer, then subtract such amount (calculated with interest accruing at the Deficiency Loan Rate through the then scheduled ROFO Closing Date) from (A) the ROFO Estimated Price (and therefore from the ROFO Final Price and the ROFO Closing Amount Due) and (B) what would otherwise be such ROFO Buyer’s ROFO Pro Rata Share of the ROFO Final Price and the ROFO Closing Amount Due.

(iv) If there is a Deficiency Loan Outstanding Amount owed by a ROFO Buyer to the ROFO Seller, then add such amount (calculated with interest accruing at the Deficiency Loan Rate through the then scheduled ROFO Closing Date) to (A) the ROFO Estimated Price (and therefore to the ROFO Final Price and the ROFO Closing Amount Due) and (B) what would otherwise be such ROFO Buyer’s ROFO Pro Rata Share of the ROFO Final Price and the ROFO Closing Amount Due.

(c) If applicable, the General Partner will deliver to the Partners an update to the ROFO Adjustments prior to the ROFO Closing Date to reflect applicable changes in the calculations.

9.10 Challenges to the ROFO Adjustment Statement.

(a) Any Unaffiliated LP that is a ROFO Seller or ROFO Buyer shall have the right to challenge the ROFO Adjustment Statement by delivery of a notice to General Partner, the Company Accountants and the other Partners within ten (10) Business Days after the ROFO Closing (i) setting forth, in reasonable detail, the reasons for such challenge and (ii) including an engagement agreement with the Company Accountants (at the cost and expense of the Partner(s) challenging the ROFO Adjustment Statement) for the Company Accountants to complete a ROFO Adjustment within thirty (30) days after delivery of the challenge notice (a “ROFO Adjustment Challenge Notice”). If the then current Company Accountants are unable or unwilling to prepare and deliver the ROFO Adjustments within such time, then such Unaffiliated LP(s) shall have the right to retain (at the Company’s cost and expense) an alternative Company Accountant to prepare and deliver a calculation of the ROFO Adjustment within such time.

(b) If no Unaffiliated LP delivers a ROFO Adjustment Challenge Notice within such time, then ROFO Adjustment Statement (as same may be updated) shall be deemed final and binding upon the ROFO Seller and the ROFO Buyer(s).

(c) If an Unaffiliated LP delivers a ROFO Adjustment Challenge Notice within such time, then (i) General Partner and the Unaffiliated LP that delivered the ROFO Adjustment Challenge Notice shall work diligently and cooperatively to cause the applicable Company Accountants to complete their calculation of the ROFO Adjustments within thirty (30) days after delivery of the ROFO Adjustment Challenge Notice and (ii) the Company Accountants’ calculation of the ROFO Adjustments (as same may be updated) shall be deemed final and binding upon the ROFO Seller and the ROFO Buyer(s). Notwithstanding the forgoing, (A) the ROFO Seller and the ROFO Buyer(s) shall close under the ROFO Contract on the ROFO Closing Date based upon the calculation of the ROFO Final Price and the ROFO Closing Amount Due from the ROFO Buyer(s) in the ROFO Adjustment Statement (as same may be updated) and (B) if the Company Accountants’ calculation of the ROFO Final Price and the ROFO Closing Amount Due from the ROFO Buyer(s) delivered after the ROFO Closing are different than the General Partner’s calculation, then the Company Accountants’ calculation of the ROFO Final Price shall be deemed final and binding upon the ROFO Seller and the ROFO Buyer(s) absent manifest error, and the ROFO Seller and the ROFO Buyer(s) shall adjust with each other accordingly within five (5) Business Days after receipt of the Company Accountants’ calculation.

9.11 ROFO Closing. On the ROFO Closing Date:

(a) (i) (A) If there is one (1) ROFO Buyer, such ROFO Buyer will fund the ROFO Closing Amount Due to the ROFO Escrow Agent, and (B) if there are two (2) ROFO Buyers, each ROFO Buyer shall fund its respective portion of the ROFO Closing Amount Due to the ROFO Escrow Agent, and (ii) the ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to pay the ROFO Seller the ROFO Final Price by wire transfer of immediately available funds as designated in the notice from ROFO Seller referred in Section 9.8(c).

(b) ROFO Seller and ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to deliver fully executed counterparts of the ROFO Assignment(s) to ROFO Seller and ROFO Buyer(s).

(c) ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to deliver fully executed counterparts of the ROFO Loan Guaranty Release(s) and/or ROFO Loan Guaranty Indemnities to the ROFO Seller.

(d) ROFO Seller and ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to deliver fully executed counterparts of all applicable ROFO Other Closing Documents to ROFO Seller and ROFO Buyer(s).

(e) ROFO Seller and ROFO Buyer(s) will each pay its own costs and expenses in connection with the transactions contemplated by this Article IX.

(f) Upon an early prepayment of any Debt of any Project Entity in accordance with Section 9.8(d), (i) the outstanding principal balance and accrued interest of such Debt shall be funded either by (A) replacement Debt Approved by the Partners (other than the ROFO Seller) as a Major Decision or (B) Additional Capital Contributions of the Partners (other than the ROFO Seller), pro rata based on the Partners’ Percentage Interests in the Company upon the consummation of the ROFO Closing, which Additional Capital Contributions must be Approved by the Partners (other than the ROFO Seller) as a Major Decision, (ii) without duplication of amounts described in the foregoing clause (i), any prepayment penalties or other costs or expenses of any prepayment or defeasance of the existing Debt shall be borne by the ROFO Seller and the ROFO Buyer(s), in each case pro rata based on such ROFO Seller’s or ROFO Buyer’s Percentage Interest relative to the aggregate Percentage Interests of all ROFO Sellers and ROFO Buyers, and (iii) without duplication of amounts described in the foregoing clause (i), the costs and expenses of incurring any replacement Debt (such as commitment fees, brokerage commissions, title costs and legal fees) shall be borne by an Additional Capital Contribution of the Partners (other than the ROFO Seller), pro rata based on the Partners’ Percentage Interests in the Company upon the consummation of the ROFO Closing, which Additional Capital Contributions must be Approved by the Partners (other than the ROFO Seller) as a Major Decision. At the parties’ election, the ROFO Buyer(s) may pay one hundred percent (100%) of the amounts described in the foregoing clause (ii) and receive a credit against the ROFO Closing Amount Due for the ROFO Seller’s share thereof.

9.12 ROFO Seller Default. A ROFO Seller shall be deemed to be a “ROFO Defaulting Seller” if the ROFO Seller shall fail to: (a) deliver the form ROFO Assignment(s) as provided for in Section 9.8(a); (b) deliver the wire transfer instructions as provided for in Section 9.8(c); (c) deliver the executed counterparts of the ROFO Other Closing Documents and closing instructions as provided for in Section 9.8(c); (d) authorize and direct the ROFO Escrow Agent to make the other deliveries after the ROFO Buyer(s) have funded the ROFO Closing Amount Due as provided for in Section 9.11 upon the ROFO Seller’s compliance with its obligations pursuant to this Article IX in all material respects; or (e) timely perform any other covenant of the ROFO Seller pursuant to this Article IX in all material respects.

9.13 ROFO Buyer Default.

(a) A ROFO Buyer shall be deemed to be a “ROFO Defaulting Buyer” if the ROFO Buyer shall fail to: (i) deliver the name and address of the ROFO Assignee as provided for in Section 9.8(a); (ii) deliver the ROFO Loan Guaranty Release(s) and/or ROFO Loan Guaranty Indemnities as provided for in Section 9.8(b); (iii) deliver the executed counterparts of the ROFO Other Closing Documents and closing instructions as provided for in Section 9.8(c); (iv) fund its portion of the ROFO Closing Amount Due as provided for in Section 9.11(a); (v) authorize and direct the ROFO Escrow Agent to pay the ROFO Final Price and make the other deliveries to the ROFO Seller as provided for in Section 9.11 upon the ROFO Buyer(s)’ compliance with its or their obligations pursuant to this Article IX in all material respects; or (vi) timely perform any other covenant of such ROFO Buyer pursuant to this Article IX in all material respects.

(b) If a ROFO Buyer is deemed to be in default under Section 9.13(a) (a “ROFO Buyer Default”) then the ROFO Seller shall, within five (5) Business Days after the scheduled ROFO Closing Date, deliver a notice to the ROFO Buyer(s) and the ROFO Escrow Agent (a “ROFO Buyer Default Notice”) providing the name(s) of the ROFO Buyer(s) deemed to be in default and specifying the default(s).

(c) If there is only one (1) ROFO Buyer at the time of the delivery of a ROFO Buyer Default Notice, then such ROFO Buyer shall have the right, for five (5) Business Days after receipt of a ROFO Buyer Default Notice, to cure all defaults (including to fund the entire ROFO Closing Amount Due (with any applicable additional ROFO Adjustments) and authorize and direct the ROFO Escrow Agent to pay the entire ROFO Final Price (with any applicable additional ROFO Adjustments) and make the other deliveries as provided for in Section 9.11).

(i) If such ROFO Buyer takes such curative actions, then the ROFO Closing will proceed by such fifth (5th) Business Day after receipt of such ROFO Buyer Default Notice.

(ii) If such ROFO Buyer fails to take such curative actions within such five (5) Business Days, then: (A) such ROFO Buyer shall be deemed to be a ROFO Defaulting Buyer; (B) the provisions of Sections 9.14 and 9.16 shall apply; and (C) the ROFO Escrow Agent shall so notify all of the Partners.

(d) If there were two (2) ROFO Buyers at the time of the delivery of a ROFO Buyer Default Notice and both were noted as being in default, then such ROFO Buyers (acting alone or together) shall have the right, for five (5) Business Days after receipt of such ROFO Buyer Default Notice, to cure all defaults (including to fund its ROFO Buyer Pro Rata Share of the entire ROFO Closing Amount Due, with any applicable additional ROFO Adjustments) and authorize and direct the ROFO Escrow Agent to pay the entire ROFO Final Price (with any applicable additional ROFO Adjustments) and make the other deliveries as provided for in Section 9.11).

(i) If both of the ROFO Buyers take such curative actions, then the ROFO Closing will proceed by such fifth (5th) Business Day after receipt of such ROFO Buyer Default Notice.

(ii) If one of the ROFO Buyers takes such curative actions as to its own default alone, then: (A) the ROFO Buyer that did not take the curative action shall be deemed to be a ROFO Defaulting Buyer and (B) the ROFO Buyer that took the curative action shall have a further ten (10) Business Days to elect either:

(A) To be the sole ROFO Buyer, fund the balance of the ROFO Closing Amount Due and make any other appropriate deliveries as provided for in Section 9.11, in which case (A) the ROFO Seller shall consummate the ROFO Closing with such curing ROFO Buyer (and the ROFO Seller, the curing ROFO Buyer and the ROFO Escrow Agent shall amend any of the statements, documents, instruments and agreements that need to be modified to accommodate such restructured ROFO Closing); and (B) upon such

ROFO Closing, that portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer shall be deemed liquidated damages paid by the ROFO Defaulting Buyer to the curing ROFO Buyer (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine); or

(B) To elect not to be a ROFO Buyer, in which case (A) the ROFO Escrow Agent shall release the portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer to the ROFO Seller (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine); (B) the ROFO Escrow Agent shall refund to the ROFO Buyer that took the curative action the portion of the ROFO Deposit that it funded; (C) the provisions of Sections 9.14 and 9.16 shall apply; and (D) the ROFO Escrow Agent shall so notify all of the Partners.

(e) If: (i) there were two (2) ROFO Buyers at the time of the delivery of a ROFO Buyer Default Notice; (ii) only one (1) was noted as being in default in the ROFO Buyer Default Notice; and (iii) the ROFO Buyer that was noted as being in default failed to take the curative action as provided for in Section 9.13(c), then (A) the ROFO Seller shall notify such non-defaulting ROFO Buyer that the ROFO Defaulting Buyer failed to take the curative action and (B) the non-defaulting ROFO Buyer shall have the right, for ten (10) Business Days after receipt of such notice, to fund the ROFO Defaulting Buyer’s portion of the ROFO Closing Amount Due (with any applicable additional ROFO Adjustments) and cause the ROFO Escrow Agent to pay the ROFO Final Price (with any applicable additional ROFO Adjustments) and make the other deliveries as provided for in Section 9.11.

(i) If such non-defaulting ROFO Buyer takes such curative actions within such ten (10) Business Days, then (A) the ROFO Seller shall consummate the ROFO Closing with such ROFO Buyer (and the ROFO Seller, the curing ROFO Buyer and the ROFO Escrow Agent shall amend any of the statements, documents, instruments and agreements that need to be modified to accommodate such restructured ROFO Closing) and (B) upon such ROFO Closing, that portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer shall be deemed liquidated damages paid by the ROFO Defaulting Buyer to the curing ROFO Buyer that closed under the ROFO Contract (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine).

(ii) If such non-defaulting ROFO Buyer does not take such curative actions within such ten (10) Business Days, then (A) the ROFO Escrow Agent shall release the portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer to the ROFO Seller (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine); (B) the ROFO Escrow Agent shall refund to the non-defaulting ROFO Buyer the portion of the ROFO Deposit that it funded; (C) the provisions of Sections 9.14 and 9.16 shall apply; and (D) the ROFO Escrow Agent shall so notify all of the Partners.

(f) Whenever in this Section 9.13 it is provided that all or any portion of the ROFO Deposit is to be funded to a Partner as liquidated damages, then in the event the recipient of such portion of the ROFO Deposit is the borrower under a Deficiency Loan pursuant to which the ROFO Defaulting Buyer is the lender, such portion of the ROFO Deposit shall first be applied to repayment of the applicable Deficiency Loan Outstanding Amount.

9.14 Remedies For a ROFO Defaulting Buyer(s) With No ROFO Closing. If there is a ROFO Defaulting Buyer and no ROFO Closing, then: (a) intentionally omitted; (b) the ROFO Defaulting Buyer(s) shall reimburse the ROFO Seller for the actual and reasonable out-of-pocket costs and expenses theretofore incurred by the ROFO Seller in connection with the exercise of the rights of the ROFO Seller under these Asset Sale ROFO Provisions within ten (10) Business Days after receipt by the ROFO Defaulting Buyer(s) of an invoice for same, the ROFO Defaulting Buyer(s) being responsible for its/their ROFO Buyer Pro Rata Share of such expenses (failing which the amount owed shall be deemed to be a Deficiency Loan from the ROFO Seller to the ROFO Defaulting Buyer(s) made as of the tenth (10th) Business Day after receipt of such invoice); (c) if the ROFO Buyer(s) is/are an Unaffiliated LP, such Unaffiliated LP shall have no further rights under Sections 8.2 through and including 8.6; (d) the provisions of Section 9.16 shall apply; and (e) if there are two (2) ROFO Defaulting Buyers, then the ROFO Seller, acting alone, shall have the right to make the Major Decisions provided for in Section 9.16). The remedies expressly set forth in this Section 9.14 and elsewhere in this Article IX are intended to be the Partners’ sole and exclusive remedies for a ROFO Buyer Default.

9.15 Remedies For a ROFO Seller Default.

(a) If the ROFO Seller is deemed to be in default under Section 9.12 (a “ROFO Seller Default”), then: (i) the ROFO Buyer(s) shall have the right to receive a return of its/their ROFO Pro Rata Deposit Amount (plus interest) from the ROFO Escrow Agent; (ii) the ROFO Defaulting Seller shall reimburse the ROFO Buyer(s) for the actual and reasonable out-of-pocket costs and expenses theretofore incurred by the ROFO Buyer(s) in connection with the exercise of the rights of the ROFO Buyer(s) under the Asset Sale ROFO Provisions within ten (10) Business Days after receipt by the ROFO Defaulting Seller of an invoice for same (failing which the amount owed shall be deemed to be a Deficiency Loan from the ROFO Buyer(s) Seller to the ROFO Defaulting Seller made as of the tenth (10th) Business Day after receipt of such invoice(s)); and (iii) if the ROFO Seller is an Unaffiliated LP, such Unaffiliated LP shall have no further rights under Sections 8.2 through and including 8.6.

(b) In addition to and not in limitation of the foregoing, if (i) a ROFO Buyer (or the ROFO Buyers, acting jointly) deliver a notice to the ROFO Defaulting Seller within thirty (30) days after the scheduled ROFO Closing Date advising the ROFO Defaulting Seller that the ROFO Buyer(s) is/are ready, willing and able to close and (ii) the ROFO Defaulting Seller shall nevertheless fail to perform its obligations to consummate the ROFO Closing within such thirty (30) days, then: (A) such ROFO Buyer(s) shall have the right to commence a Proceeding against ROFO Seller to specifically enforce the obligations of ROFO Seller to close under the ROFO Contract and (B) the ROFO Final Price will be ninety-five percent (95%) of what the defaulting ROFO Defaulting Seller’s ROFO Final Price would have been had the ROFO Closing taken place on the ROFO Closing Date. If specific performance of the obligations of ROFO Seller is not available, then the ROFO Seller shall owe to each ROFO Buyer, as a Deficiency Loan, an amount equal to the product of (x) such ROFO Buyer’s ROFO Buyer Pro Rata Share and (y) five percent (5%) of the ROFO Final Price (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine).

(c) If a ROFO Buyer is entitled to acquire all or a portion of the ROFO Defaulting Seller’s Partnership Interest at a discounted price as provided in clause (B) of Section 9.15(b), then in the event such ROFO Buyer is the borrower under a Deficiency Loan pursuant to which the ROFO Defaulting Seller is the lender, such discounted price shall not be available (and the ROFO Final Price payable by such ROFO Buyer shall be one hundred percent (100%) of such ROFO Buyer’s ROFO Buyer Pro Rata Share of what the defaulting ROFO Defaulting Seller’s ROFO Final Price would have been had the ROFO Closing taken place on the ROFO Closing Date) unless an equal amount of the applicable Deficiency Loan Outstanding Amount is repaid simultaneously with the ROFO Closing. If a ROFO Buyer is entitled to liquidated damages from a ROFO Defaulting Seller pursuant to the last sentence of Section 9.15(b), then in the event such ROFO Buyer is the borrower under a Deficiency Loan pursuant to which the ROFO Defaulting Seller is the lender, such liquidated damages shall first be applied to repayment of the applicable Deficiency Loan Outstanding Amount.

(d) The remedies expressly set forth in this Section 9.15 and elsewhere in this Article IX are intended to be the Partners’ sole and exclusive remedies for a ROFO Seller Default.

9.16 Asset Sale Process.

(a) If: (i) no ROFO Offeree delivers a ROFO Buy Response Notice; (ii) the full ROFO Deposit is not delivered as provided for in Section 9.6; or (iii) the provisions of this Section 9.16 otherwise apply by the terms of this Article IX, then (A) the ROFO Offerees shall be deemed to have waived their right to consummate the ROFO Closing and (B) the General Partner shall (and is hereby authorized and directed to), and shall (and is hereby authorized and directed to) cause the Company to, in General Partner’s and the Company’s capacities as holders of Holdco Series B Preferred Units, direct the Holdco Directors to promptly commence and thereafter diligently pursue the Asset Sale Process, in accordance with the terms of Article V of the Holdco LLC Agreement.

(b) Upon any termination of an Asset Sale Process in accordance with the terms of Section 5.1(e) of the Holdco LLC Agreement, (i) the parties shall have no further rights or obligations with respect to each other with respect to the applicable ROFO Offer Notice and (ii) the Partner that delivered the applicable ROFO Offer Notice shall not be entitled to deliver another ROFO Offer Notice until the first (1st) anniversary of such termination of the Asset Sale Process.

9.17 Tax Cooperation. With respect to a disposition of CPP/LP’s Partnership Interest under this Article IX, such disposition shall be subject to the cooperation provisions of Section 6.20 subject to the limitations and conditions set forth therein.

END OF ARTICLE IX

ARTICLE X

PARTITION

10.1 Waiver of Partition. Each of the Partners irrevocably waives, during the term of the Company and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition in kind with respect to any of the Project Assets.

END OF ARTICLE X

ARTICLE XI

COVENANTS, WARRANTIES AND REPRESENTATIONS OF PARTNERS

11.1 Mutual Representations, Warranties and Covenants of the Partners. Each Partner represents and warrants to the best of its knowledge (and covenants and agrees with) the other Partners, as to itself only, that:

(a) It is a limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the Laws of the state of its formation. It has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) All acts and other proceedings required to be taken by it to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.

(c) This Agreement has been duly executed and delivered by its and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws and general legal and equitable principles.

(d) It has obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from all Governmental Authorities having any approval rights with respect thereto, and all Persons having consent rights, such that the failure to consent would have a material adverse effect on the Company or its assets.

(e) Each of PKY/GP and PKY/LP represents and warrants that, as of the Effective Date, to their knowledge, they are not aware that PKY REIT does not qualify as a domestically controlled qualified investment entity within the meaning of Section 897(h)(4)(B); provided, however, that no representation or warranty of any kind or nature whatsoever (express or implied) is made with respect to any shareholder of shares of PKY REIT or any diligence or inquiry with respect thereto.

(f) As of the Effective Date, (i) it is not an “employee benefit plan”, as defined in Section 3(3) of the ERISA, or a “plan”, as defined in Section 4975(e) of the IRS Code and its assets have not been deemed “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the IRS Code, or for the purposes of any state statutes applicable to the regulation of investments of and fiduciary obligations with respect to “governmental plans” within the meaning of Section 3(32) of ERISA and (ii) the acquisition and continued ownership of the applicable Partnership Interest by such party: (A) is not a non-exempt “prohibited transaction” under ERISA; (B) is not subject to or in violation of any state statutes applicable to regulation of investments of and fiduciary obligations with respect to “employee benefit plans”, as defined in Section 3(3) of ERISA, “plans”, as defined in Section 4975(e) of the IRS Code, or “governmental plans” within the meaning of Section 3(32) of ERISA; (C) will not cause the Company’s assets to become “plan assets” subject to ERISA or any similar state Law; (D) will not cause Holdco to qualify as a “pension” held REIT within the meaning of

Section 856(h) of the IRS Code; (E) will not create a potential REIT qualification problem as a result of the related party rent rule of Section 856(d)(2)(B) of the IRS Code; and (F) will not result in a requirement to register the Company under the Securities Exchange Act or to register as an investment company under the Investment Company Act of 1940, as amended. The provisions of this Section 11.1(f) shall be a continuous covenant of each Partner for so long as it shall continue to be a Partner.

(g) TIAA/LP represents and warrants that, as of the Effective Date, the sole owners of the direct equity in TIAA/LP are the Persons listed on Schedule C.

(h) CPP/LP represents and warrants that, as of the Effective Date, the sole owner of the direct equity in CPP/LP is CPPIB REH.

(i) PKY/GP and PKY/LP represent and warrant that, as of the Effective Date, the sole owner of the direct equity in PKY/GP and PKY/LP is POPLP.

(j) (i) Its Partnership Interest has not been registered under the Securities Act of 1933, as amended, or any state securities laws; (ii) there is no market for the Partnership Interest; (iii) the Partnership Interest may not be Transferred by any Partner except as expressly provided for herein; (iv) it is an informed and sophisticated investor in securities and has sufficient knowledge and experience in financial and business matters to be able to evaluate the merits and risks of its investment in the Partnership Interest and to bear the economic risks of such investment; (v) it has been afforded the opportunity to ask questions and conduct its own diligence and understands that its investment in the Partnership Interest involves a significant degree of risk and it has adequate means of providing for its current needs, is able to bear the economic risks of investment for an indefinite period of time and can afford a complete loss of this investment; (vi) it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended; (vii) it is acquiring its Partnership Interest for its own account for investment purposes and (except as expressly provided for herein) not with a view to the distribution thereof; (viii) it is not acquiring its Partnership Interest as a result of any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar medium, or radio or television broadcast; and (ix) it has been afforded the opportunity to seek and rely upon the advice of its own attorney, accountant or other professional advisor in connection with an investment in the Company (including its Partnership Interest) and the execution of this Agreement.

(k) Each of TIAA/LP and CPP/LP represents and warrants and acknowledges and agrees (each for itself only) that it has not incurred any obligation to a broker or finder for payment of any commission or fee in connection with the formation of the Company, except that it has dealt with HFF, which shall be paid by the Company as an Approved Major Decision.

(l) Each of PKY/GP and PKY/LP represents and warrants and acknowledges and agrees that the only obligation they (or any of their Affiliates) have to a broker or finder for payment of any commission or fee in connection with the formation of the Company is the obligation of PKY REIT to HFF and they will jointly and severally indemnify, defend and hold the Company harmless from and against any claims by HFF (or any third party) claiming that PKY/GP and/or PKY/LP is obligated to pay such other Person a commission in connection with the formation of the Company. Notwithstanding the foregoing, the Company has assumed, is responsible for and will pay the brokerage commission that will be due to HFF upon the closing of the GS Loan pursuant to an agreement signed between Parkway Properties LP and HFF (and payment of such brokerage commission has been Approved as a Major Decision).

(m) As of the Effective Date, it is not an “investment company” (as such term is defined in the Investment Company Act of 1940 (as amended, the “1940 Act”)), and is excluded from the definition of “investment company” under the 1940 Act based on the exceptions set forth in subparagraph 3(c)(1) or 3(c)(7) of the 1940 Act.

(n) As of the Effective Date, it is not a Prohibited Person (provided that PKY/GP and PKY/LP have not (and will not) make any representation, warranty, covenant or agreement regarding any stockholder of any of the shares of PKY REIT).

(o) If acknowledges that if it were to become a Prohibited Person after entering into this Agreement, the Company will be required, under applicable Laws, to block its Partnership Interest, file reports with OFAC regarding such blocked interest, and seek specific authorization from OFAC before performing any obligations under the Agreement involving such Partner and the other Partners may be required to do same.

(p) It will not, directly or indirectly, use any monies received from the Company to finance or facilitate any activities or business of or with any Person that, at the time of such financing or facilitation, is the subject Laws regarding economic sanctions.

(q) It will comply with all Laws, including AML Laws, anti-bribery Laws and anti-corruption Laws.

(r) To the best of its knowledge, based on reasonable investigation, none of its Capital Contributions (whether payable in cash or otherwise) either (i) are the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7) or any other activity deemed illegal under the Laws of the United States or (ii) will cause the Company or any Partner to be in violation of AML Laws or anti-terrorism Laws.

(s) When requested by any other Partner, it will (to the extent reasonable and customary in the circumstances) provide any and all additional information and/or documentation required under applicable Laws.

(t) Neither it nor any of its Affiliates: (i) has offered or given, and will not offer or give, directly or indirectly, any bribe or other improper benefit or advantage to any individual or organization, including any government official, demanded or accepted; (ii) will demand or accept, directly or indirectly, any bribe or other unlawful benefit or advantage for itself or any individual or organization; or (iii) has authorized or acquiesced in, and will not authorize or acquiesce in, any bribery, extortion, fraud, deception, collusion, cartels, embezzlement, trading in influence, money-laundering, or any similar unlawful activity.

11.2 Volcker Provisions.

(a) As of the Effective Date, neither the Company nor any entity controlled by the Company (collectively, the “BHC Parties”) (i) has an ownership interest in a covered fund (defined below), (ii) engages in proprietary trading (defined below), (iii) sponsors (defined below), or acts as an investment advisor, investment manager or commodity trading advisor to, a covered fund, (iv) provides a line of credit, guarantee or other form of credit support or backstop in favor of a covered fund described in clause (iii) or a covered fund controlled by such a covered fund, or (v) provides any other services to a covered fund.

(b) For so long as TIAA/LP or any of its Affiliates owns (directly or indirectly) any class of voting securities of any BHC Party, the Company shall not, and shall not permit any BHC Party to, undertake any of the following, to the extent not a permitted activity under the Volcker Rule (defined below) as determined in consultation with TIAA/LP:

(i) acquire or retain an ownership interest in a covered fund;

(ii) engage in proprietary trading;

(iii) sponsor, or act as an investment advisor, investment manager or commodity trading advisor to, a covered fund; or

(iv) provide a line of credit, guarantee or other form of credit support, backstop or similar arrangement in favor of a covered fund described in clause (iii) (or any covered fund controlled by such a covered fund), or enter into any transaction with such covered fund on terms less favorable to the Company than could be obtained by a third party on arms’ length terms.

(c) Without limiting the applicability of any alternate provision of this Agreement and notwithstanding anything to the contrary in the Agreement:

(i) TIAA/LP shall have the right, upon reasonable advance written request to the Company but at TIAA/LP’s own cost and expense, to examine the books and records of the Company, and to the extent required by or requested by a regulator with jurisdiction over TIAA/LP, TIAA/LP shall be entitled to make available to such regulator such books and records, provided that TIAA/LP and the Company agree to reasonably cooperate (with each other and with any such regulator) so as to preserve the confidentiality of any such books and records in the hands of the regulator;

(ii) to the extent the Company (or any BHC Party) engages in any of the activities described in Section 11.2(b), the Company agrees to maintain its books and records in compliance with, and otherwise adhere to, the requirements imposed by the Volcker Rule as relates to permitted proprietary trading and covered fund activities, such maintenance and adherence to be consented to by TIAA/LP and competent counsel acting in good faith on behalf of TIAA/LP; and

(iii) within ninety (90) days after the end of each fiscal quarter of the Company, an authorized officer acting on behalf of the Company shall deliver to TIAA/LP a compliance certificate certifying as to the Company’s compliance with the provisions of this Section 11.2.

(d) The Company shall deliver to TIAA/LP within sixty (60) days after the end of each semiannual fiscal period in each fiscal year of the Company, and more frequently as reasonably requested by TIAA/LP, a reasonably detailed chart illustrating the ownership structure (and percentage ownership) of the Company, the Company’s equity holders, and each of the Company’s direct and indirect subsidiaries and affiliates.

(e) The terms “sponsor”, “covered fund” and “proprietary trading” shall have the meaning given to such terms in Section 13 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and any available written guidance with respect thereto, including the final implementing regulations (12 C.F.R Part 248) issued by the Board of Governors of the Federal Reserve on December 10, 2013 (collectively, the “Volcker Rule”). For purposes of this Section 11.2, the term “control” shall have the meaning given to such term in the BHC Act, and all applicable written rules, regulations and published guidance promulgated thereunder.

(f) If TIAA/LP reasonably determines that it is or may be required to no longer hold equity securities (or is required to hold a lesser amount of equity securities) by a change or amendment to applicable law, rule or regulation (including changes to official interpretations of or guidance regarding unchanged laws, rules or regulations and including changes to TIAA/LP’s internal policies that result from such change or amendment to applicable law, rule or regulation), then TIAA/LP shall be entitled to Transfer its Partnership Interest subject to and in compliance with Sections 14.4 through and including 14.20.

(g) There shall be no amendment, modification or waiver to this Section 11.2 without the prior written consent of TIAA/LP.

END OF ARTICLE XI

ARTICLE XII

BOOKS AND RECORDS; STATEMENTS;

AUDITS BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

12.1 Books and Records; Statements; Audits by Independent Certified Public Accountants.

(a) General Partner shall keep full and accurate books, records, reports and statements of the Company or that are required to be kept or delivered by the Affiliate of the General Partner under any Affiliate Agreement, showing all receipts, expenditures, assets, liabilities, profits and losses of the Company and all other records necessary for the recording of the Company’s business and affairs.

(b) General Partner shall keep all books and records in a manner consistent with the Accounting Principles.

(c) The books, accounts and records of the Company shall be at all times maintained at the principal office of the Company as provided for in Section 2.3 hereof. The Unaffiliated LPs shall have the right to review and copy such books, accounts and records on reasonable prior notice to General Partner.

(d) To the extent any of the books, records, reports and statements required to be maintained or delivered by any Affiliate of the General Partner pursuant to this Section 12.1 are maintained or delivered pursuant to the Holdco LLC Agreement, they shall be deemed maintained or delivered by the General Partner pursuant to this Section 12.1 and the General Partner shall only be obligated to maintain and provide such additional information to the Partners under this Section 12.1 as pertains solely to the Company and not to Holdco.

12.2 Unaffiliated LP Right to Audit. Upon reasonable advance written notice to General Partner, any Unaffiliated LP may have its accountants and representatives conduct audits of the books, records and accounts of the Company and Holdco (and, if General Partner determines to keep separate books and records for any of the other Project Entities, then of such other Project Entities) during normal business hours on Business Days. General Partner shall provide the Unaffiliated LPs’ auditing accountants and representatives with full access to all such books, records, accounts, reports, invoices, receipts and information related to the ownership and/or operation of the Project. The cost of such audit shall be borne by the Unaffiliated LP, unless such audit discloses a material inaccuracy or omission in the books, records and accounts of the Company and the other Project Entities, in which event the cost of such audit shall be borne by the General Partner. The Unaffiliated LPs shall not have the right to conduct more than one (1) full accounting audit in any Fiscal Year.

12.3 Reports.

(a) Annual Reports. General Partner shall cause to be provided to each Partner, no later than seventy-five (75) days after the close of each Fiscal Year: (i) annual financial statements of the Company for such Fiscal Year (including a balance sheet, profit and loss statement and statement of cash flow), prepared in accordance with the Accounting Principles, which shall be audited and certified by the Company Accountants and (ii) annual REIT qualification testing and reports on such testing, including an annual REIT qualification letter prepared by KPMG or another “Big Four” accounting firm, in each case provided by Holdco to the Company pursuant to the Holdco LLC Agreement, a copy of which shall be forwarded to the Partners within ten (10) days of receipt thereof. In addition, General Partner shall provide each Partner with copies of all financial information regarding the Company and/or its assets which the Company provides to any Lender to the Company or any Project Entity.

(b) Quarterly Reports. As soon as practicable, and in any event no later than forty-five (45) days after the close of each quarter of the Fiscal Year, General Partner shall cause to be provided to each Partner the following information: (i) an executive summary, including financial highlights and asset issue report; (ii) a balance sheet, an operating statement and a cash flow statement with the period change and variance to the then in effect Approved Annual Business Plan, including explanations for variances in excess of ten percent (10%) and twenty five thousand dollars ($25,000) for Line Items relating to Operating Expenses and ten percent (10%) and fifty thousand dollars ($50,000) for Line Items relating to Non-Recurring Capital Expenses and Recurring Capital Expenses; (iii) a leasing activity report, including a comparison to the then in effect Approved Annual Business Plan, together with copies of all Leases signed during such quarter; (iv) a capital expenditures report, including a comparison to the then in effect Approved Annual Budget; (v) a projection of Cash Flow for the impending fiscal quarter; (vi) a report on any retail tenant sales to the extent any tenant pays percentage rent and reports the same; (vii) a report on the status of existing or threatened Proceedings against or on behalf of the Company; (viii) a report on any matter relating to the Project Assets in such quarter which any Partner believes is significant and/or any material workplace health and safety issues relating to the Project Assets and/or any material environmental issues relating to the Project Assets; (viii) a stacking plan; (ix) details of all management fees, development and construction management fees, documentation fees, leasing fees, professional fees and other disbursements paid to Affiliates of General Partner or third-party managers and leasing agents; (x) quarterly REIT qualification testing and reports on such testing from KPMG or another “Big Four” accounting firm, in each case provided by Holdco to the Company pursuant to the Holdco LLC Agreement, a copy of which shall be forwarded to the Partners promptly (but in all events within ten (10) days) of receipt thereof; and (xi) an updated Argus file reflecting new leasing and the Approved Annual Budget, which shall be forwarded to the Partners promptly (but in all events within ten (10) days) of receipt thereof.

(c) Monthly Reports. As soon as practicable, and in any event no later than fifteen (15) days after the close of each calendar month, General Partner shall cause to be provided to each Partner the following information: (i) a general ledger and a detailed trial balance with monthly change (in form reasonably acceptable to all Partners); (ii) a current tenant schedule of the Project Assets (in CSV format and in Excel format); (iii) a tenant-level accounts receivable aging report (in CSV format); (iv) a balance sheet, summary and detailed operating statement and cash flow statement, each showing the month’s approved budget pursuant to the Approved Annual Budget in comparison with actual amounts thereof as well as the year-to-date totals thereof and an annual budget to the end of the Fiscal Year; and (v) notice of the adoption or implementation of any environmental remediation program that is not required to be Approved by the Partners pursuant to Section 6.3(v).

(d) Additional Reporting. In addition to the matters described in Section 12.3(a), Section 12.3(b) and Section 12.3(c), General Partner shall prepare or cause to be prepared and provided to the Partners such other reports and information as a Partner may from time to time reasonably request.

(e) Valuations. Any Partner may perform or cause to be performed a valuation of the Project Assets, at such Partner’s cost and expense. Copies of any such valuation shall be provided by the Partner performing the valuation to each other Partner.

(f) Delivery of Reports to Holdco Directors. To the extent any reports with all applicable information required to be provided to the Partners pursuant to this Section 12.3 are delivered to the Holdco Directors under the Holdco LLC Agreement, they shall be deemed delivered by the General Partner to each Partner under this Section 12.3 and the General Partner shall only be obligated to provide such additional information under this Section 12.3 to the Partners as pertains solely to the Company and not to Holdco.

12.4 Copies of Material Documents. General Partner shall deliver to the Unaffiliated LPs copies of: (a) on a monthly basis, all new Leases; (b) all new Major Decision Contracts; (c) any other type of information that the Company or any other Project Entity is obligated to deliver a Lender; (d) with respect to any Proceeding by or against the Company or any other Project Entity with an aggregate amount in controversy in excess of $1,000,000: (i) the service of process or any notice of (or similar document relating to) the commencement of such Proceeding; (ii) all material motions, pleadings, memos, motions, orders and other material information relating to such Proceeding; and (iii) all judgments and settlement agreements; (e) on a monthly basis, all notices from a tenant claiming a default by any Project Entity with respect to any Lease and alleging either a grounds for termination of such Lease or a defense to the payment of rent, and other material information relating to the resolution of such dispute or the commencement of a Proceeding with respect thereto; (f) all notices claiming default by the tenant under any Major Lease and other material information relating to the resolution of such dispute or the commencement of a Proceeding with respect thereto; (g) all notices claiming a default by the Company or any other Project Entity with respect to any Debt or the default by the Lender under such Debt and other material information relating to the resolution of such dispute or the commencement of a Proceeding with respect thereto; and (h) all material notices from any Governmental Authority to the Company or any other Project Entity alleging an action, omission, violation or circumstance by the Company or any other Project Entity. To the extent any material documents required pursuant to this Section 12.4 are delivered to the Holdco Directors under the Holdco LLC Agreement, they shall be deemed delivered by the General Partner to each Partner under this Section 12.4 and the General Partner shall only be obligated to provide such Material Documents to the Partners under this Section 12.4 as pertain solely to the Company and not to Holdco.

12.5 Tax Filings.

(a) General Partner shall instruct the Company Accountants to (i) submit drafts of all tax returns for a Fiscal Year (including copies of all related schedules and exhibits and, upon request, copies of all supporting work papers) to the Partners no later than one hundred twenty (120) days after the end of such Fiscal Year; (ii) prepare and file in a timely manner (including any permitted extensions) after the end of each Fiscal Year all federal, state and local tax returns for the Company, Holdco and each applicable other Project Entity for such Fiscal Year; and (iii) cause copies thereof to be delivered to each of the Partners. The General Partner shall prepare or cause to be prepared a good faith estimate of all relevant tax information to be delivered to each Partner within sixty (60) days after the end of each Fiscal Year.

(b) General Partner shall: (i) have full power and authority to act for the Company and the Partners (and for each other Project Entity) as Tax Matters Partner and Partnership Representative, with all the rights and responsibilities of that position described in sections 6222-32 of the IRS Code and to act in any similar capacity under applicable state or local law; (ii) keep the other Partners informed of the progress of any tax audits or examinations.

(c) General Partner is hereby designated as the “tax matters partner” of the Company as defined in Section 6231(a)(7) of the IRS Code as in effect prior to the repeal of such section pursuant to the provisions of the Bipartisan Budget Act of 2015 and the Treasury Regulations promulgated thereunder (the “Tax Matters Partner”). The Tax Matters Partner shall also be designated as the “partnership representative” of the Company within the meaning of Section 6223(a) of the IRS Code when applicable (the “Partnership Representative”). Except as otherwise provided in this Agreement, all elections (including the election provided for in Section 754 of the IRS Code) required or permitted to be made by the Company under the IRS Code or state tax law shall be timely determined and made by the Tax Matters Partner; provided, however, with respect to any material tax elections (which, for purposes of this provision, include any election that would cause the Company to be taxable other than as a partnership, revocation of Holdco’s CTB Election or REIT election, the Code Section 6226 election and an election under Code Section 754), the Tax Matters Partner shall not act with respect to these material items without Approval. With respect to any material inquiries, claims, assessments, audits, controversies or similar events received from any taxing authority, the Tax Matters Partner or the Partnership Representative, as applicable, shall not act with respect to these material items without Approval. The Partners intend that the Company be treated as a partnership for U.S. federal, state and local tax purposes, and the Partners will not elect or authorize any person to elect to change the status of the Company from that of a partnership for U.S. federal, state and local income tax purposes without the prior written consent of the Tax Matters Partner. The Company hereby indemnifies and holds harmless the Tax Matters Partner from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action in accordance with this Section 12.5, including as the Tax Matters Partner or the Partnership Representative, provided that any such action or failure to act does not constitute fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing as provided for in Section 6.13, or material breach of this Agreement or of the Holdco LLC Agreement.

(d) General Partner shall attempt to allocate the burden of (or any diminution in distributable proceeds resulting from) any taxes, penalties or interest imposed on the Company pursuant to the Partnership Tax Audit Rules to those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise) where such allocations can be achieved without unwarranted expense and effort (as measured in relation to the aggregate amount in question) as reasonably determined by General Partner, and the Partners consent to and agree to cooperate as reasonably requested with any such efforts; provided, notwithstanding the foregoing, if requested by any Partner, the Company, the Partnership Representative and its appropriate tax representatives (if any) shall make an election to treat a “partnership adjustment” as an adjustment to be taken into account by each Partner in accordance with Section 6226 of the IRS Code (as amended pursuant to the provisions of the Bipartisan Budget Act of 2015). The provisions of this Section 12.5(d) shall survive the termination of the Company or the termination of any Partner’s interest in the Company and shall remain binding on the Partners for as long a period of time as is necessary to resolve with the IRS (or other applicable tax authority) any and all matters regarding the income taxation of the Company or the Partners.

(e) To the extent any of the obligations of the General Partner pursuant to this Section 12.5 (including the delivery of tax returns to the Partners) are performed by the A/B Directors and/or the Holdco Officers under the Holdco LLC Agreement (including by delivery of tax returns to all of the Holdco Directors), they shall be deemed performed by the General Partner under this Section 12.5 and the General Partner shall only be obligated to perform such additional obligations under this Section 12.5 as pertain solely to the Company and not to Holdco.

12.6 Reimbursement and Indemnity. The Company shall, subject to and in accordance with the terms of Section 6.12, reimburse the General Partner for all actual third party costs and expenses incurred by General Partner in connection with the exercise of the rights and/or the performance of the responsibilities referred to in this Article XII.

12.7 DC REIT Status. At any time during a Fiscal Year, any Partner may request in writing that the General Partner, following a review of the list of investors in PKY REIT as identified by the Bloomberg Security Ownership Tree (the “Bloomberg Shareholder List”) dated as of the last day of the month preceding the date of such request (or the most recent date prior thereto for which such information is available), (a) without any obligation to undertake any diligence or inquiry beyond review of the Bloomberg Shareholder List, advise the other Partners whether the General Partner has actual knowledge (i) that any Person shown on the Bloomberg Shareholder List as holding less than five percent (5%) of the shares of PKY REIT (in addition to those non-U.S. persons listed on the Bloomberg Shareholder List) is not a U.S. person and, if so, (ii) the identity of such additional non-U.S. person and whether the General Partner has actual knowledge that the number of shares of PKY REIT owned by such additional non-U.S. person is different from the number of shares shown on the Bloomberg Shareholder List as owned by such additional non-U.S. person (and, if so, the number of shares that are different), (b) with respect to Persons as to whom PKY REIT has actual knowledge (without any obligation to undertake any diligence or inquiry, beyond review of the Bloomberg Shareholder List and

Schedule 13D and Schedule 13G filings with the Securities and Exchange Commission) that such Person owns (actually or constructively) five percent (5%) or more of PKY REIT, use reasonable efforts to provide the other Partners with information (solely to the extent such information is available from the Bloomberg Shareholder List, the Schedule 13D and Schedule 13G filings with the Securities and Exchange Commission or from information received by PKY REIT as a result of requests made pursuant to Treasury Regulations Section 1.857-8, without any obligation to make further inquiry or to undertake further diligence with respect thereto) regarding whether such Person is a non-U.S. person and (c) reasonably cooperate, upon request, with such requesting Partner so as to permit such requesting Partner to make its own determination of the status of PKY REIT as domestically controlled for purposes of IRS Code Section 897 or any successor provision (provided that this clause (c) shall not require that PKY REIT undertake any diligence or inquiry beyond the scope of what is contemplated in clauses (a) and (b) or solicit any information from its shareholders beyond making the requests required pursuant to Treasury Regulations Section 1.857-8). A Partner making a request under this Section 12.7 shall provide reasonable prior notice to General Partner, and such requesting Partner shall pay all costs and expenses related to such request. No Partner shall be permitted to make more than four (4) requests under this Section 12.7 in any Fiscal Year.

END OF ARTICLE XII

ARTICLE XIII

DISSOLUTION

13.1 Dissolving Events. The Company shall be dissolved in the manner hereinafter provided upon the happening of any of the following events:

(a) an Approved Major Decision to dissolve the Company;

(b) the disposition by the Company (and/or every other Project Entity) of all or substantially all of the Project Assets (and/or the interests in all of the Project Entities) and the collection of all amounts derived from any such disposition (including all amounts payable to the Company or any other Project Entity); or

(c) any other event which under applicable Law would cause the dissolution of the Company; provided, however, that, unless required by Law, the Company shall not be liquidated as a result of any such event and the Company shall be reconstituted.

13.2 Methods of Liquidation. If the Company is dissolved and not reconstituted, an accounting of the Project Assets, liabilities, and operations through the last day of the month in which the dissolution occurs shall be made by the Company Accountants, and the affairs of the Company shall be wound up and terminated. General Partner shall, subject to the provisions hereof, including those requiring the Approval of the Partners: (a) serve as the liquidating trustee of the Company; (b) be responsible for winding up and terminating the affairs of the Company and determine all matters in connection therewith (including the arrangements to be made with creditors, to what extent and under what terms the assets of the Company are to be sold, and the amount or necessity of cash reserves to cover contingent liabilities) as it deems; and (c) thereafter liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in accordance with the following:

(a) First, to the payment of the debts and liabilities of the Company, other than to the Partners, and to the expenses of liquidation in the order of priority as provided by Law; then

(b) Second, to the establishment of, or addition to, any reserves deemed necessary or appropriate by the liquidating trustee, for any contingent or unforeseen liabilities or obligations of the Company; then

(c) Third, to the payment of any indemnification obligation of the Company to any of the Partners as provided for in Article VII, pro rata to the respective outstanding balances of such obligations; then

(d) Fourth, to the Partners, as provided for in Article IV, in proportion to, and to the extent of, the positive balances in their respective Capital Accounts.

13.3 Reasonable Time for Liquidating. A reasonable time as deemed necessary or appropriate by the General Partner shall be allowed for the orderly liquidation of the Company’s assets pursuant to Section 13.2 to endeavor to minimize the losses normally attendant upon such a liquidation.

13.4 Date of Liquidation. The Company shall be liquidated and terminated when all of its assets have been converted into cash, all promissory notes or other evidences of any Debt derived by the Company from such conversion of its assets have been collected or otherwise converted into cash, and all such cash has been applied and distributed in accordance with the provisions of Section 13.2. The establishment of any reserves shall not have the effect of extending the term of the Company, but such reserves shall be distributed in accordance with Section 13.2 and in the manner and within the time period as the liquidating trustee deems advisable and appropriate.

13.5 Final Distribution. The final distributions following dissolution shall be made in accordance with the provisions of Section 4.1.

13.6 Withdrawals. The Partners shall (a) not withdraw or retire from the Company except as a result of a Transfer of their entire respective Partnership Interests as permitted by this Agreement and (b) carry out their duties and responsibilities hereunder while Partners and until the Company is terminated, liquidated, and dissolved under this Article XIII.

END OF ARTICLE XIII

ARTICLE XIV

RESTRICTIONS ON TRANSFERS OF INTERESTS, UNRESTRICTED TRANSFERS OF INTERESTS AND

PERMITTED TRANSFERS OF INTERESTS

14.1 General Restriction on Transfers of Partnership Interests and Interests in Partners.

(a) Each Partner can Transfer its Partnership Interest in accordance with this Article XIV, but subject to all of the provisions of this Article XIV. Except to the extent that any such Transfer is an Unrestricted PKY Transfer, an Unrestricted Affiliate Transfer, an Unrestricted Public Transfer, a Partner Syndication Transfer or another type of Permitted Transfer, (i) no Partner shall Transfer all or any part of its Partnership Interest and (ii) no Partner shall suffer or permit the Transfer of any direct or indirect interest in such Partner.

(b) Any Transfer that is not an Unrestricted PKY Transfer, an Unrestricted Public Transfer, an Unrestricted Affiliate Transfer, a Partner Syndication Transfer or another type of Permitted Transfer shall: (i) be null and void ab initio; (ii) not bind the Company; (iii) not relieve the purported transferring Partner from any liability, obligation or responsibility under this Agreement; and (iv) not give the purported transferee any right of any kind or nature whatsoever under this Agreement (including any right to: (A) appoint any Representative; (B) approve or disapprove any Major Decision or otherwise participate in management of the Company; (C) receive any Distributions to which the purported transferring Partner would otherwise be entitled; (D) receive a Capital Account or any allocations under Article V to which the purported transferring Partner would otherwise be entitled; or (E) have any access to the books and records of the Company or any other Project Entity and/or receive any reports or other information to which the purported transferring Partner would otherwise be entitled to which its transferor would otherwise be entitled).

(c) If a Partner makes (or attempts to make) any purported Transfer in violation of this Article XIV, then such Partner shall (subject to and in accordance with Article VII and with Article VIII of the Holdco LLC Agreement) indemnify and hold the Company, the other Project Entities and the other Partners harmless from and against any and all taxes imposed by any Governmental Authority upon the Company, the other Project Entities and/or the other Partners that, directly or indirectly, arise from, out of, as a result of or are caused such purported Transfer.

(d) A Transfer that is Approved as a Permitted Transfer in any one or more instances shall not limit or waive any need to have any other Transfer so Approved in any other or subsequent instances.

(e) The Company shall be entitled to treat the record owner of any Partnership Interest as the absolute owner thereof, and shall incur no liability for distributions of cash or other property or allocations of income, gain, loss, deduction or credit made in good faith to such owner until such time as a written assignment of such Partnership Interest has been received, accepted and recorded on the books of the Company. An Approved Major Decision authorizing any such Transfer in any one or more instances shall not limit or waive the requirement for such Approval in any other or future instance.

(f) Notwithstanding anything to the contrary in this Article XIV, other than with respect to an Unrestricted PKY Transfer or a CPPIB Internal Transfer, no Partner shall have the right to Transfer its Partnership Interest (and no Partner shall allow any Transfer of an interest in such Partner) to the extent it (i) causes the termination or dissolution of the Company under the LP Act, (ii) requires registration under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, or under any other securities law (including but not limited to any applicable state securities law), (iii) causes the Company or any Partner to be subject to any additional regulatory requirements, (iv) violates or causes the Company or the Partners to violate the terms of any Debt Document, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, any other securities law (including but not limited to any applicable state securities law), or the laws, rules, regulations, orders and other directives of any Governmental Authority, (v) causes the Company or any Project Entity (other than Holdco and the TRS Entity) to be taxed as other than a partnership or disregarded entity for U.S. federal income tax purposes, (vi) causes Holdco to fail to qualify as a REIT, (vii) is to a transferee that is, or is an Affiliate of, a Prohibited Person, (viii) is to a transferee that is entitled to diplomatic or sovereign immunity, or (ix) without the prior written approval of CPP/LP, is a “controlled entity” or an “integral part” (as the case may be) of the Canadian federal government (as defined under Treasury Regulations Sections 1.892-2T(a)(2) and (3)) if the admission of the new investor could cause the Company or any other Project Entity to become a “controlled commercial entity” (as defined under Treasury Regulations Section 1.892-5T) of the Canadian federal government and deny benefits to CPP/LP under Section 892 of the IRS Code (as applicable) (collectively, the matters set forth in clauses (i) through (ix) inclusive, immediately above, are collectively referred to as the “Transfer Restrictions”).

(g) Neither the Class A Partner nor the Company shall be entitled to Transfer all or any part of its interest in Holdco without the unanimous Approval of all Partners; provided, that the Class A Partner shall be required to Transfer its Holdco Series B Preferred Units to any Person to which it transfers its interest in the Company in accordance with Article XIV, unless otherwise directed by the Class D LP.

14.2 Unrestricted Transfers. Notwithstanding anything to the contrary provided or implied by this Agreement (including in this Article XIV), Unrestricted PKY Transfers, Unrestricted Affiliate Transfers, Partner Syndication Transfers and Unrestricted Public Transfers do not require any notice to or Approval from any other Person (except for such notice and approval as is described in the definition of “Unrestricted Affiliate Transfer”), provided that any such Transfer (other than an Unrestricted PKY Transfer or a CPPIB Internal Transfer) shall be subject to the Transfer Restrictions. Any costs and expenses directly attributable to the CPPIB Internal Transfers arising out of any Project Entity or related to any Project Asset shall be borne by the Project Entities and not by CPP/LP; provided, however, CPP/LP shall be solely responsible for all costs incurred on account of Canadian tax or regulatory law.

14.3 Partner Syndication Transfers. Each Partner acknowledges and agrees that Partner Syndication Transfers are Permitted Transfers (and shall not require the consent or approval of the other Partners); provided, that Partner Syndication Transfers must comply with the Transfer Restrictions, and the applicable Partner and/or its Initial Partner Interest Holder(s) must provide all documentation and information requested by any lender under the terms of existing Debt Documents in connection with obtaining such lender’s consent to such Partner Syndication Transfer or its acknowledgment that consent is not required under the terms of the applicable Debt Documents.

14.4 Interest Sale ROFO Notice.

(a) Notwithstanding the foregoing (but subject in all events to the provisions of Sections 14.4(b) and (c), a Partner (the “ROFO Offeror”) shall have the right, at any time, to deliver an offer notice (a “ROFO Offer Notice”) to the other Partners (the “ROFO Offerees”) requiring that either (i) one (1) or both of the ROFO Offerees acquire the Partnership Interest of the ROFO Offeror pursuant to the terms of these Interest Sale ROFO Provisions or (ii) permit the ROFO Offeree to endeavor to sell its entire Partnership Interest to a Permitted Transferee for not less than ninety-six percent (96%) of a price specified in such ROFO Offer Notice (the “ROFO Estimated Price”) on an all cash basis in accordance with Sections 14.19 and 14.20.

(b) For all purposes of the Interest Sale ROFO Provisions, (i) the A/B Partners shall be deemed to be a single Partner as: (A) a ROFO Offeror; (B) a ROFO Offeree; (C) a ROFO Buyer; (D) a ROFO Seller; (E) a ROFO Defaulting Buyer; and (F) a ROFO Defaulting Seller and (ii) accordingly, there shall only be deemed to be three (3) Partners acting under the Interest Sale ROFO Provisions.

(c) Notwithstanding the other provisions of this Section 14.4: (i) no Partner may deliver a ROFO Offer Notice if a Partner has already delivered a ROFO Offer Notice under Article IX or under this Article XIV until the earliest to occur of (A) a ROFO Closing under Article IX or under this Article XIV, (B) the occurrence of a ROFO Seller Default or a ROFO Buyer Default, (C) a closing pursuant to the Asset Sale ROFO Provisions, (D) the termination of the Asset Sale Process or (E) a sale of the ROFO Offeror’s Partnership Interest to a Permitted Transferee pursuant to Article IX or this Article XIV; and (ii) the Unaffiliated LPs may jointly deliver a ROFO Offer Notice (in which event they shall be deemed to be a single ROFO Seller for purposes of the Interest Sale ROFO Provisions).

(d) If the Class A Partner is a ROFO Seller, then the Class A Partner shall Transfer its Holdco Series B Preferred Units to one of the ROFO Buyers or otherwise as the Class D LP may in its sole discretion direct.

(e) If any Partner delivers a ROFO Offer Notice under the Interest Sale ROFO Provisions, then until the date that is thirty (30) days after delivery of such ROFO Offer Notice, any other Partner, acting alone, shall have the right, by notice to the other Partners, to cause such ROFO Offer Notice delivered under the Interest Sale ROFO Provisions to be converted into a ROFO Offer Notice delivered by the Partner which delivered such ROFO Offer Notice under the Asset Sale ROFO Provisions, in which event (i) such ROFO Offer Notice shall be deemed to have been delivered by the Partner which delivered such ROFO Offer Notice pursuant to Section 9.1(d) on the date of such notice by such other Partner and (ii) the Minimum Gross Sale Price shall be deemed to be (x) the ROFO Estimated Price for the triggering Partner’s Partnership Interest as specified in such Partner’s ROFO Offer Notice delivered under the Interest Sale ROFO Provisions divided by (y) such Partner’s Percentage Interest.

14.5 Interest Sale ROFO Response.

(a) Each ROFO Offeree shall, within sixty (60) days after delivery of the ROFO Offer Notice (the “ROFO Response Period”), deliver a notice to the ROFO Offeror and the other Partners stating that the ROFO Offeree has elected to either (i) not be a ROFO Buyer in response to the ROFO Offer Notice (a “ROFO No Buy Response”) or (ii) be a ROFO Buyer in response to the ROFO Offer Notice (a “ROFO Buy Response”).

(b) If a ROFO Offeree fails to deliver a ROFO Buy Response within the ROFO Response Period, then such ROFO Offeree shall be deemed to have delivered a ROFO No Buy Response.

(c) If a ROFO Offeree delivers a ROFO Buy Response and the other ROFO Offeree delivers a ROFO No Buy Response, then the first ROFO Offeree shall be afforded an additional three (3) Business Days to rescind its ROFO Buy Response without penalty and deliver a ROFO No Buy Response.

14.6 ROFO Buyer Pro Rata Share.

(a) The delivery by a ROFO Offeree of a ROFO Buy Response (except as provided in Section 14.5(c)) shall be a binding agreement between the ROFO Offeror (as the “ROFO Seller”) to sell the ROFO Seller’s Partnership Interest to the ROFO Buyer(s) and such ROFO Offeree (as the “ROFO Buyer”) to buy the ROFO Seller’s Partnership Interest as provided for in Sections 14.6 through 14.18 (a “ROFO Contract”).

(b) If one (1) ROFO Offeree delivers a ROFO Buy Response and the other ROFO Offeree delivers (or is deemed to deliver) a ROFO No Buy Response, then except as provided in Section 14.5(c), (i) the ROFO Offeree that delivered the ROFO Buy Response will be deemed to be the ROFO Buyer with a ROFO Buyer Pro Rata Share of 100% and (ii) the other ROFO Offeree shall not be a ROFO Buyer.

(c) If both ROFO Offerees deliver a ROFO Buy Response, then each ROFO Offeree will be deemed to be a ROFO Buyer with its respective ROFO Buyer Pro Rata Share.

(d) If both (or the only) ROFO Offeree(s) deliver (or are deemed to deliver) a ROFO No Buy Response, then the provisions of Sections 14.19 and 14.20 shall apply.

14.7 Interest Sale ROFO Escrow.

(a) As promptly as practicable, and in any event within ten (10) Business Days after the expiration of the ROFO Response Period, the General Partner shall:

(i) Deliver a notice to the Partners (a “ROFO Escrow Notice”) setting forth: (A) which ROFO Offeree(s) delivered a ROFO Buy Response; (B) the ROFO Buyer Pro Rata Share of each ROFO Buyer; (C) a counterpart of the form ROFO Escrow Agreement with the applicable names, dates, amounts and other information filled out that has been executed by the ROFO Escrow Agent; and (D) wire transfer instructions for a segregated escrow account maintained by the ROFO Escrow Agent into which each ROFO Buyer shall fund its ROFO Buyer Pro Rata Share of the ROFO Deposit; and.

(ii) Direct the ROFO Escrow Agent to set up such segregated escrow account.

(b) Upon receipt of the ROFO Deposit (or any portion thereof), the ROFO Escrow Agent shall hold same in such segregated escrow account with any interest earned thereon to be allocated and paid to the Partner(s) entitled to receive the ROFO Deposit and only disburse such proceeds (i) pursuant to those provisions in these Interest Sale ROFO Provisions and the ROFO Escrow Agreement where ROFO Escrow Agent is expressly authorized and directed to disburse the ROFO Deposit (or portion thereof) without further notice to or from or act on the part of any Person or (ii) upon the first to occur of: (A) receipt of written direction from both the ROFO Seller and the ROFO Buyer(s) who funded the ROFO Deposit; (B) a final and non-appealable order of a court of competent jurisdiction; or (C) an interpleader Proceeding brought in a court of competent jurisdiction.

14.8 Interest Sale ROFO Deposit.

(a) Within three (3) Business Days after delivery of the ROFO Escrow Notice, a ROFO Buyer shall (i) execute and deliver a counterpart of the ROFO Escrow Agreement and (ii) wire transfer into the escrow account an amount equal to the product of (A) five (5%) percent of the ROFO Estimated Price (the “ROFO Deposit”) and (B) such ROFO Buyer’s ROFO Buyer Pro Rata Share of the ROFO Deposit (the “ROFO Pro Rata Deposit Amount”).

(b) Within five (5) Business Days after delivery of the ROFO Escrow Notice, the ROFO Escrow Agent shall deliver a notice to the Partners (the “ROFO 2nd Escrow Notice”) setting forth (i) if there is only one (1) ROFO Buyer, whether the ROFO Buyer funded the ROFO Deposit and (ii) if there are two (2) ROFO Buyers, whether each ROFO Buyer funded its ROFO Pro Rata Deposit Amount.

(c) If either (i) there was only one (1) ROFO Buyer and such ROFO Buyer failed to execute the ROFO Escrow Agreement and fund the ROFO Deposit or (ii) there were two (2) ROFO Buyers and each failed to execute the ROFO Escrow Agreement and fund its ROFO Pro Rata Deposit Amount, then: (A) such ROFO Buyer(s) shall be deemed to be a ROFO Defaulting Buyer; (B) the ROFO Contract shall be deemed terminated; (C) the ROFO Pro Rata Deposit Amount of such ROFO Buyer(s) shall be deemed to be a Deficiency Loan from the ROFO Seller to such ROFO Defaulting Buyer(s) made as of the last Business Day after the expiration of the ROFO Response Period (or if the provisions of Section 14.5(c) apply, three (3) Business Days after the expiration of the ROFO Response Period); and (D) the provisions of Sections 14.16, 14.19 and 14.20 shall apply.

(d) If there were two (2) ROFO Buyers, one (1) ROFO Buyer failed to execute the ROFO Escrow Agreement and fund its ROFO Pro Rata Deposit Amount and the other ROFO Buyer executed the ROFO Escrow Agreement and funded its ROFO Pro Rata Deposit Amount, then the funding ROFO Buyer shall have three (3) Business Days after receipt of the ROFO 2nd Escrow Notice either (i) to fund the ROFO Pro Rata Deposit Amount of the ROFO Defaulting Buyer or (ii) to rescind its ROFO Buy Response without penalty and deliver a ROFO No Buy Response.

(i) If the funding ROFO Buyer funds the ROFO Pro Rata Deposit Amount of the ROFO Defaulting Buyer within such three (3) Business Days, then: (A) such funding ROFO Buyer shall thereafter be the sole ROFO Buyer with a ROFO Buyer Pro Rata Share equal to 100%; and (B) the provisions of clauses (b) and (c) of Section 14.16 shall apply to the ROFO Defaulting Buyer.

(ii) If the funding ROFO Buyer rescinds its ROFO Buy Response and delivers a ROFO No Buy Response within such three (3) Business Days, then (A) the ROFO Escrow Agent shall (and is hereby expressly authorized and directed to) refund the ROFO Pro Rata Deposit Amount to the funding ROFO Buyer, (B) the provisions of clauses (b) and (c) of Section 14.16 shall apply to the ROFO Defaulting Buyer, and (C) the provisions of Sections 14.19 and 14.20 shall apply.

14.9 Interest Sale ROFO Closing Date. The closing of the sale of the Partnership Interest of the ROFO Seller (the “ROFO Closing”) shall be the first Business Day after the date that is ninety (90) days after the end of the ROFO Response Period or such other date as may be agreed to by the ROFO Seller and the ROFO Buyer(s) (the “ROFO Closing Date”).

14.10 ROFO Pre-Closing Obligations.

(a) Not less than fifteen (15) Business Days prior to the ROFO Closing Date (i) ROFO Seller will deliver to the ROFO Escrow Agent and ROFO Buyer(s) the form of ROFO Assignment(s) and (ii) the ROFO Buyer(s) will deliver to the ROFO Escrow Agent the name and address of the ROFO Assignee(s) for its ROFO Buyer Pro Rata Share of the Partnership Interest of the ROFO Seller.

(b) If the ROFO Seller or any Partner Related Party of the ROFO Seller is a party to any Partner Debt Guaranty, then not less than two (2) Business Days prior to the ROFO Closing Date, the ROFO Buyer(s) will (i) deliver to the ROFO Escrow Agent (as applicable) fully executed counterparts of the ROFO Loan Guaranty Release(s) or ROFO Loan Guaranty Indemnity and (ii) deliver copies of same to the ROFO Seller.

(c) Not less than two (2) Business Days prior to the ROFO Closing Date, (i) the ROFO Seller will deliver a notice to ROFO Buyer(s) and the ROFO Escrow Agent with wire transfer instructions for the payment of the ROFO Final Price; (ii) the ROFO Seller and the ROFO Buyer(s) will deliver executed counterparts of the ROFO Assignment(s) to the ROFO Escrow Agent; and (iii) the ROFO Seller and the ROFO Buyer(s) will (A) agree on the applicable ROFO Other Closing Documents and (B) deliver executed counterparts of same to the ROFO Escrow Agent.

(d) The Partners shall use their good faith efforts to obtain any required consents to the ROFO Closing from Lenders to the Project Entities or from other third parties (and if General Partner is the ROFO Seller, the ROFO Buyer(s) shall be entitled to communicate directly with such Lenders or third parties in an effort to obtain such consents, and General Partner shall provide such information and take all other such actions as may be reasonably requested by the ROFO Buyer(s) to facilitate the receipt of such consents). In connection with the foregoing, each ROFO Buyer must offer any such Lender a reasonably creditworthy replacement guarantor to provide replacements for such ROFO Buyer’s ROFO Buyer Pro Rata Share of liabilities under any Partner Debt Guaranty with respect to liabilities first accruing from and after the ROFO Closing. If a required Lender consent cannot be obtained despite the Partners’ compliance with the foregoing covenants, then (i) General Partner shall cause the applicable Debt of the Project Entities to be prepaid or defeased upon the ROFO Closing and (ii) the ROFO Loan Guaranty Release(s) and/or ROFO Loan Guaranty Indemnities shall not be required. The receipt of all required consents to the ROFO Closing from Lenders to the Project Entities or from other third parties and/or the prepayment or defeasance of any applicable Debt of the Project Entities shall be a condition precedent to the ROFO Closing.

(e) If the Class C LP is a ROFO Buyer hereunder, the Class C LP shall be entitled to identify one or more designees (which may be Affiliates of the Class C LP or third parties) that comply with the Transfer Restrictions to take title to all or any part of the ROFO Seller’s Partnership Interest. The ROFO Seller and the other Partners shall cooperate in all necessary respects with such designation.

(f) If the Class D LP is a ROFO Buyer hereunder, the Class D LP shall be entitled to identify one or more designees (which may be Affiliates of the Class D LP or third parties) that comply with the Transfer Restrictions to take title to all or any part of the ROFO Seller’s Partnership Interest. The ROFO Seller and the other Partners shall cooperate in all necessary respects with such designation.

14.11 Possible Adjustments to the ROFO Estimated Price.

(a) Not less than three (3) Business Days prior to the ROFO Closing Date, the General Partner shall deliver an adjustment statement (the “ROFO Adjustment Statement”) to the Partners and the ROFO Escrow Agent setting forth the following: (i) the final price to be paid to the ROFO Seller (the “ROFO Final Price”); (ii) the amount by which the ROFO Final Price exceeds the ROFO Deposit (the “ROFO Closing Amount Due”); and (iii) the ROFO Buyer Pro Rata Share of the ROFO Closing Amount Due owed by a ROFO Buyer.

(b) The ROFO Adjustment Statement will make the following adjustments (the “ROFO Adjustments”):

(i) Subtract the amount of any Distributions actually (or deemed) paid to the ROFO Seller between the date of delivery of the ROFO Offer Notice and the scheduled ROFO Closing Date from the ROFO Estimated Price (and therefore from the ROFO Closing Amount Due and the ROFO Final Price).

(ii) Add the amount of any Additional Capital Contributions actually (or deemed) paid by ROFO Seller (other than, if the A/B Partners are the ROFO Seller, any Additional Capital Contribution to the extent required to pay or satisfy any A/B Retained Liability) between the date of delivery of the ROFO Offer Notice and the ROFO Closing Date to the ROFO Estimated Price (and therefore to the ROFO Closing Amount Due and the ROFO Final Price).

(iii) If there is a Deficiency Loan Outstanding Amount owed by the ROFO Seller to a ROFO Buyer, then subtract such amount (calculated with interest accruing at the Deficiency Loan Rate through the then scheduled ROFO Closing Date) from (A) the ROFO Estimated Price (and therefore from the ROFO Final Price and the ROFO Closing Amount Due) and (B) what would otherwise be such ROFO Buyer’s ROFO Buyer Pro Rata Share of the ROFO Final Price and the ROFO Closing Amount Due.

(iv) If there is a Deficiency Loan Outstanding Amount owed by a ROFO Buyer to the ROFO Seller, then add such amount (calculated with interest accruing at the Deficiency Loan Rate through the then scheduled ROFO Closing Date) to (A) the ROFO Estimated Price (and therefore to the ROFO Final Price and the ROFO Closing Amount Due) and (B) what would otherwise be such ROFO Buyer’s ROFO Buyer Pro Rata Share of the ROFO Final Price and the ROFO Closing Amount Due.

(c) If applicable, the General Partner will deliver to the Partners an update to the ROFO Adjustments prior to the ROFO Closing Date to reflect applicable changes in the calculations.

14.12 Challenges to the ROFO Adjustment Statement.

(a) Any Unaffiliated LP that is a ROFO Seller or ROFO Buyer shall have the right to challenge the ROFO Adjustment Statement by delivery of a notice to General Partner, the Company Accountants and the other Partners within ten (10) Business Days after the ROFO Closing (i) setting forth, in reasonable detail, the reasons for such challenge and (ii) including an engagement agreement with the Company Accountants (at the cost and expense of the Partner(s) challenging the ROFO Adjustment Statement) for the Company Accountants to complete a ROFO Adjustment within thirty (30) days after delivery of the challenge notice (a “ROFO Adjustment Challenge Notice”). If the then current Company Accountants are unable or unwilling to prepare and deliver the ROFO Adjustments within such time, then such Unaffiliated LP(s) shall have the right to retain (at the Company’s cost and expense) an alternative Company Accountant to prepare and deliver a calculation of the ROFO Adjustment within such time.

(b) If no Unaffiliated LP delivers a ROFO Adjustment Challenge Notice within such time, then ROFO Adjustment Statement (as same may be updated) shall be deemed final and binding upon the ROFO Seller and the ROFO Buyer(s).

(c) If an Unaffiliated LP delivers a ROFO Adjustment Challenge Notice within such time, then (i) General Partner and the Unaffiliated LP that delivered the ROFO Adjustment Challenge Notice shall work diligently and cooperatively to cause the applicable Company Accountants to complete their calculation of the ROFO Adjustments within thirty (30) days after delivery of the ROFO Adjustment Challenge Notice and (ii) the Company Accountants’ calculation of the ROFO Adjustments (as same may be updated) shall be deemed final and binding upon the ROFO Seller and the ROFO Buyer(s). Notwithstanding the forgoing, (A) the ROFO Seller and the ROFO Buyer(s) shall close under the ROFO Contract on the ROFO Closing Date based upon the calculation of the ROFO Final Price and the ROFO Closing Amount Due from the ROFO Buyer(s) in the ROFO Adjustment Statement (as same may be updated) and (B) if the Company Accountants’ calculation of the ROFO Final Price and the ROFO Closing Amount Due from the ROFO Buyer(s) delivered after the ROFO Closing are different than the General Partner’s calculation, then the Company Accountants’ calculation of the ROFO Final Price shall be deemed final and binding upon the ROFO Seller and the ROFO Buyer(s) absent manifest error, and the ROFO Seller and the ROFO Buyer(s) shall adjust with each other accordingly within five (5) Business Days after receipt of the Company Accountants’ calculation.

14.13 ROFO Closing. On the ROFO Closing Date:

(a) (i) (A) If there is one (1) ROFO Buyer, such ROFO Buyer will fund the ROFO Closing Amount Due to the ROFO Escrow Agent, and (B) if there are two (2) ROFO Buyers, each ROFO Buyer shall fund its respective portion of the ROFO Closing Amount Due to the ROFO Escrow Agent, and (ii) the ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to pay the ROFO Seller the ROFO Final Price by wire transfer of immediately available funds as designated in the notice from ROFO Seller referred in Section 14.10(c).

(b) ROFO Seller and ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to deliver fully executed counterparts of the ROFO Assignment(s) to ROFO Seller and ROFO Buyer(s).

(c) ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to deliver fully executed counterparts of the ROFO Loan Guaranty Release(s) and/or ROFO Loan Guaranty Indemnities to the ROFO Seller.

(d) ROFO Seller and ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to deliver fully executed counterparts of all applicable ROFO Other Closing Documents to ROFO Seller and ROFO Buyer(s).

(e) ROFO Seller and ROFO Buyer(s) will each pay its own costs and expenses in connection with the transactions contemplated by these Interest Sale ROFO Provisions.

(f) Upon an early prepayment of any Debt of any Project Entity in accordance with Section 14.10(d), (i) the outstanding principal balance and accrued interest of such Debt shall be funded either by (A) replacement Debt Approved by the Partners (other than the ROFO Seller) as a Major Decision or (B) Additional Capital Contributions of the Partners (other than the ROFO Seller), pro rata based on the Partners’ Percentage Interests in the Company upon the consummation of the ROFO Closing, which Additional Capital Contributions must be Approved by the Partners (other than the ROFO Seller) as a Major Decision, (ii) without duplication of amounts described in the foregoing clause (i), any prepayment penalties or other costs or expenses of any prepayment or defeasance of the existing Debt shall be borne by the ROFO Seller and the ROFO Buyer(s), in each case pro rata based on such ROFO Seller’s or ROFO Buyer’s Percentage Interest relative to the aggregate Percentage Interests of all ROFO Sellers and ROFO Buyers, and (iii) without duplication of amounts described in the foregoing clause (i), the costs and expenses of incurring any replacement Debt (such as commitment fees, brokerage commissions, title costs and legal fees) shall be borne by an Additional Capital Contribution of the Partners (other than the ROFO Seller), pro rata based on the Partners’ Percentage Interests in the Company upon the consummation of the ROFO Closing, which Additional Capital Contributions must be Approved by the Partners (other than the ROFO Seller) as a Major Decision. At the parties’ election, the ROFO Buyer(s) may pay one hundred percent (100%) of the amounts described in the foregoing clause (ii) and receive a credit against the ROFO Closing Amount Due for the ROFO Seller’s share thereof.

14.14 ROFO Seller Default. A ROFO Seller shall be deemed to be a “ROFO Defaulting Seller” if the ROFO Seller shall fail to: (a) deliver the form ROFO Assignment(s) as provided for in Section 14.10(a); (b) deliver the wire transfer instructions as provided for in Section 14.10(c); (c) deliver the executed counterparts of the ROFO Other Closing Documents and closing instructions as provided for in Section 14.10(c); (d) authorize and direct the ROFO Escrow Agent to make the other deliveries after the ROFO Buyer(s) have funded the ROFO Closing Amount Due as provided for in Section 14.13 upon the ROFO Seller’s compliance with its obligations pursuant to these Interest Sale ROFO Provisions in all material respects; or (e) timely perform any other covenant of the ROFO Seller pursuant to these Interest Sale ROFO Provisions in all material respects.

14.15 ROFO Buyer Default.

(a) A ROFO Buyer shall be deemed to be a “ROFO Defaulting Buyer” if the ROFO Buyer shall fail to: (i) deliver the name and address of the ROFO Assignee as provided for in Section 14.10(a); (ii) deliver the ROFO Loan Guaranty Release(s) and/or ROFO Loan Guaranty Indemnities as provided for in Section 14.10(b); (iii) deliver the executed counterparts of the ROFO Other Closing Documents and closing instructions as provided for in Section 14.10(c); (iv) fund its portion of the ROFO Closing Amount Due as provided for in Section 14.13(a); (v) authorize and direct the ROFO Escrow Agent to pay the ROFO Final Price and make the other deliveries to the ROFO Seller as provided for in Section 14.13 upon the ROFO Buyer(s)’ compliance with its or their obligations pursuant to these Interest Sale ROFO Provisions in all material respects; or (vi) timely perform any other covenant of such ROFO Buyer pursuant to these Interest Sale ROFO Provisions in all material respects.

(b) If a ROFO Buyer is deemed to be in default under Section 14.15(a) (a “ROFO Buyer Default”) then the ROFO Seller shall, within five (5) Business Days after the scheduled ROFO Closing Date, deliver a notice to the ROFO Buyer(s) and the ROFO Escrow Agent (a “ROFO Buyer Default Notice”) providing the name(s) of the ROFO Buyer(s) deemed to be in default and specifying the default(s).

(c) If there is only one (1) ROFO Buyer at the time of the delivery of a ROFO Buyer Default Notice, then such ROFO Buyer shall have the right, for five (5) Business Days after receipt of a ROFO Buyer Default Notice, to cure all defaults (including to fund the entire ROFO Closing Amount Due

(with any applicable additional ROFO Adjustments) and authorize and direct the ROFO Escrow Agent to pay the entire ROFO Final Price (with any applicable additional ROFO Adjustments) and make the other deliveries as provided for in Section 14.13).

(i) If such ROFO Buyer takes such curative actions, then the ROFO Closing will proceed by such fifth (5th) Business Day after receipt of such ROFO Buyer Default Notice.

(ii) If such ROFO Buyer fails to take such curative actions within such five (5) Business Days, then: (A) such ROFO Buyer shall be deemed to be a ROFO Defaulting Buyer; (B) the provisions of Sections 14.16, 14.19 and 14.20 shall apply; and (C) the ROFO Escrow Agent shall so notify all of the Partners.

(d) If there were two (2) ROFO Buyers at the time of the delivery of a ROFO Buyer Default Notice and both were noted as being in default, then such ROFO Buyers (acting alone or together) shall have the right, for five (5) Business Days after receipt of such ROFO Buyer Default Notice, to cure all defaults (including to fund its ROFO Buyer Pro Rata Share of the entire ROFO Closing Amount Due, with any applicable additional ROFO Adjustments) and authorize and direct the ROFO Escrow Agent to pay the entire ROFO Final Price (with any applicable additional ROFO Adjustments) and make the other deliveries as provided for in Section 14.13).

(i) If both of the ROFO Buyers take such curative actions, then the ROFO Closing will proceed by such fifth (5th) Business Day after receipt of such ROFO Buyer Default Notice.

(ii) If one of the ROFO Buyers takes such curative actions as to its own default alone, then: (A) the ROFO Buyer that did not take the curative action shall be deemed to be a ROFO Defaulting Buyer and (B) the ROFO Buyer that took the curative action shall have a further ten (10) Business Days to elect either:

(A) To be the sole ROFO Buyer, fund the balance of the ROFO Closing Amount Due and make any other appropriate deliveries as provided for in Section 14.13, in which case (A) the ROFO Seller shall consummate the ROFO Closing with such curing ROFO Buyer (and the ROFO Seller, the curing ROFO Buyer and the ROFO Escrow Agent shall amend any of the statements, documents, instruments and agreements that need to be modified to accommodate such restructured ROFO Closing); and (B) upon such ROFO Closing, that portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer shall be deemed liquidated damages paid by the ROFO Defaulting Buyer to the curing ROFO Buyer (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine); or

(B) To elect not to be a ROFO Buyer, in which case (A) the ROFO Escrow Agent shall release the portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer to the ROFO Seller (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine); (B) the ROFO Escrow Agent shall refund to the ROFO Buyer that took the curative action the portion of the ROFO Deposit that it funded; (C) the provisions of Sections 14.16, 14.19 and 14.20 shall apply; and (D) the ROFO Escrow Agent shall so notify all of the Partners.

(e) If: (i) there were two (2) ROFO Buyers at the time of the delivery of a ROFO Buyer Default Notice; (ii) only one (1) was noted as being in default in the ROFO Buyer Default Notice; and (iii) the ROFO Buyer that was noted as being in default failed to take the curative action as provided for in Section 14.15(c), then (A) the ROFO Seller shall notify such non-defaulting ROFO Buyer that the ROFO Defaulting Buyer failed to take the curative action and (B) the non-defaulting ROFO Buyer shall have the right, for ten (10) Business Days after receipt of such notice, to fund the ROFO Defaulting Buyer’s portion of the ROFO Closing Amount Due (with any applicable additional ROFO Adjustments) and cause the ROFO Escrow Agent to pay the ROFO Final Price (with any applicable additional ROFO Adjustments) and make the other deliveries as provided for in Section 14.13.

(i) If such non-defaulting ROFO Buyer takes such curative actions within such ten (10) Business Days, then (A) the ROFO Seller shall consummate the ROFO Closing with such ROFO Buyer (and the ROFO Seller, the curing ROFO Buyer and the ROFO Escrow Agent shall amend any of the statements, documents, instruments and agreements that need to be modified to accommodate such restructured ROFO Closing) and (B) upon such ROFO Closing, that portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer shall be deemed liquidated damages paid by the ROFO Defaulting Buyer to the curing ROFO Buyer that closed under the ROFO Contract (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine).

(ii) If such non-defaulting ROFO Buyer does not take such curative actions within such ten (10) Business Days, then (A) the ROFO Escrow Agent shall release the portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer to the ROFO Seller (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine); (B) the ROFO Escrow Agent shall refund to the non-defaulting ROFO Buyer the portion of the ROFO Deposit that it funded; (C) the provisions of Sections 14.16, 14.19 and 14.20 shall apply; and (D) the ROFO Escrow Agent shall so notify all of the Partners.

(f) Whenever in this Section 14.15 it is provided that all or any portion of the ROFO Deposit is to be funded to a Partner as liquidated damages, then in the event the recipient of such portion of the ROFO Deposit is the borrower under a Deficiency Loan pursuant to which the ROFO Defaulting Buyer is the lender, such portion of the ROFO Deposit shall first be applied to repayment of the applicable Deficiency Loan Outstanding Amount.

14.16 Remedies For a ROFO Defaulting Buyer(s) With No ROFO Closing. If there is a ROFO Defaulting Buyer and no ROFO Closing, then: (a) intentionally omitted; (b) the ROFO Defaulting Buyer(s) shall reimburse the ROFO Seller for the actual and reasonable out-of-pocket costs and expenses theretofore incurred by the ROFO Seller in connection with the exercise of the rights of the ROFO Seller under these Interest Sale ROFO Provisions within ten (10) Business Days after receipt by the ROFO Defaulting Buyer(s) of an invoice for same, the ROFO Defaulting Buyer(s) being responsible for its/their ROFO Buyer Pro Rata Share of such expenses (failing which the amount owed shall be deemed to be a Deficiency Loan from the ROFO Seller to the ROFO Defaulting Buyer(s) made as of the tenth (10th) Business Day after receipt of such invoice); (c) if the ROFO Buyer(s) is/are an Unaffiliated LP, such Unaffiliated LP shall have no further rights under Sections 8.2 through and including 8.6; and (d) the provisions of Sections 14.19 and 14.20 shall apply. The remedies expressly set forth in this Section 14.16 and elsewhere in these Interest Sale ROFO Provisions are intended to be the Partners’ sole and exclusive remedies for a ROFO Buyer Default.

14.17 Remedies For a ROFO Seller Default.

(a) If the ROFO Seller is deemed to be in default under Section 14.14 (a “ROFO Seller Default”), then: (i) the ROFO Buyer(s) shall have the right to receive a return of its/their ROFO Pro Rata Deposit Amount (plus interest) from the ROFO Escrow Agent; (ii) the ROFO Defaulting Seller shall reimburse the ROFO Buyer(s) for the actual and reasonable out-of-pocket costs and expenses theretofore incurred by the ROFO Buyer(s) in connection with the exercise of the rights of the ROFO Buyer(s) under the Interest Sale ROFO Provisions within ten (10) Business Days after receipt by the ROFO Defaulting Seller of an invoice for same (failing which the amount owed shall be deemed to be a Deficiency Loan from the ROFO Buyer(s) Seller to the ROFO Defaulting Seller made as of the tenth (10th) Business Day after receipt of such invoice(s)); and (iii) if the ROFO Seller is an Unaffiliated LP, such Unaffiliated LP shall have no further rights under Sections 8.2 through and including 8.6.

(b) In addition to and not in limitation of the foregoing, if (i) a ROFO Buyer (or the ROFO Buyers, acting jointly) deliver a notice to the ROFO Defaulting Seller within thirty (30) days after the scheduled ROFO Closing Date advising the ROFO Defaulting Seller that the ROFO Buyer(s) is/are ready, willing and able to close and (ii) the ROFO Defaulting Seller shall nevertheless fail to perform its obligations to consummate the ROFO Closing within such thirty (30) days, then: (A) such ROFO Buyer(s) shall have the right to commence a Proceeding against ROFO Seller to specifically enforce the obligations of ROFO Seller to close under the ROFO Contract and (B) the ROFO Final Price will be ninety-five percent (95%) of what the defaulting ROFO Defaulting Seller’s ROFO Final Price would have been had the ROFO Closing taken place on the ROFO Closing Date. If specific performance of the obligations of ROFO Seller is not available, then the ROFO Seller shall owe to each ROFO Buyer, as a Deficiency Loan, an amount equal to the product of (x) such ROFO Buyer’s ROFO Buyer Pro Rata Share and (y) five percent (5%) of the ROFO Final Price (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine).

(c) If a ROFO Buyer is entitled to acquire all or a portion of the ROFO Defaulting Seller’s Partnership Interest at a discounted price as provided in clause (B) of Section 14.17(b), then in the event such ROFO Buyer is the borrower under a Deficiency Loan pursuant to which the ROFO Defaulting Seller is the lender, such discounted price shall not be available (and the ROFO Final Price payable by such ROFO Buyer shall be one hundred percent (100%) of such ROFO Buyer’s ROFO Buyer Pro Rata Share of what the defaulting ROFO Defaulting Seller’s ROFO Final Price would have been had the ROFO Closing taken place on the ROFO Closing Date) unless an equal amount of the applicable Deficiency Loan Outstanding Amount is repaid simultaneously with the ROFO Closing. If a ROFO Buyer is entitled to liquidated damages from a ROFO Defaulting Seller pursuant to the last sentence of Section 14.17(b), then in the event such ROFO Buyer is the borrower under a Deficiency Loan pursuant to which the ROFO Defaulting Seller is the lender, such liquidated damages shall first be applied to repayment of the applicable Deficiency Loan Outstanding Amount.

(d) The remedies expressly set forth in this Section 14.17 and elsewhere in these Interest Sale ROFO Provisions are intended to be the Partners’ sole and exclusive remedies for a ROFO Seller Default.

14.18 Tax Cooperation. With respect to a disposition of CPP/LP’s Partnership Interest under these Interest Sale ROFO Provisions, such disposition shall be subject to the cooperation provisions of Section 6.20 subject to the limitations and conditions set forth therein.

14.19 Right to Transfer Interests After a ROFO Offer Notice is Delivered.

(a) If (i) both (or the only) ROFO Offeree(s) deliver (or are deemed to deliver) a ROFO No Buy Response as described in Section 14.6(d); (ii) either there was only one (1) ROFO Buyer and such ROFO Buyer failed to fund the ROFO Deposit or there were two (2) ROFO Buyers and each failed to fund its ROFO Pro Rata Deposit Amount as described in Section 14.8(c); (iii) the funding ROFO Buyer rescinds its ROFO Buy Response and delivers a ROFO No Buy Response within such three (3) Business Days as described in Section 14.8(d)(ii); or (iv) there is a ROFO Buyer Default as described in Section 14.16, then the ROFO Offeror shall have the right to consummate a Permitted Transfer of its entire Partnership Interest for a period of one (1) year from and after the date of the ROFO Offer Notice, subject, however, to the continued application of the requirements for a Permitted Transfer other than the provisions of Sections 14.4 through and including Section 14.18.

(b) Notwithstanding the provisions of Section 14.19(a), if a ROFO Offeror fails to consummate a Permitted Transfer one (1) year from and after the date of the ROFO Offer Notice, then (i) the ROFO Offeror shall have no right to consummate such proposed Transfer without delivering a new ROFO Offer Notice to the other Partners and (ii) the provisions of Sections 14.4 through and including Section 14.18 shall apply to any such proposed Transfer.

(c) Notwithstanding the provisions of Section 14.19(a), if the actual all cash price a Permitted Transferee is prepared to pay and the ROFO Offeror is prepared to accept for the ROFO Offeror’s Partnership Interest shall be less than ninety six percent (96%) of the ROFO Estimated Price set forth in the applicable ROFO Offer Notice, then (i) the ROFO Offeror shall have no right to consummate such proposed Transfer without delivering a new ROFO Offer Notice to the other Partners and (ii) the provisions of Sections 14.4 through and including Section 14.18 shall apply to any such proposed Transfer.

14.20 Permitted Transfers. Upon satisfaction of the provisions in Sections 14.4 through and including Section 14.18, a Partner shall have the right to consummate a Transfer of all (but not part of) such Partner’s Partnership Interest (each, a “Permitted Transfer”) subject to the following conditions precedent to the closing of the proposed Permitted Transfer (the “Permitted Transfer Closing”).

(a) Not less than two (2) Business Days prior to the Permitted Transfer Closing, the proposed transferee must execute and deliver in escrow to the other Partners a statement, certified as being true and correct by either a principal or senior executive of the proposed Permitted Transferee, that: (i) restates of all of the representations and warranties made by the proposed transferring Partner (or its predecessor in interest) pursuant to Article XI of this Agreement; (ii) represents and warrants (A) the consideration being paid for the Partnership Interest and (B) that the consideration is being made on an “all cash” basis; (iii) represents and warrants that (A) if the Class C LP and/or the Class D LP is the transferring Partner, the same proposed Permitted Transferee is acquiring the entire Class C Interest or the entire Class D Interest, as applicable, and (B) if the A/B Partners are the transferring Partners, the same proposed Permitted Transferee (or its Affiliate) is acquiring the entire Class A Interest, the entire Class B Interest and (unless otherwise directed by the Class D LP) the Class A Partner’s Holdco Series B Preferred Units; and (iv) represents and warrants that the Transfer Restrictions have been satisfied.

(b) Prior to or upon the Permitted Transfer Closing, either (i) any outstanding balance of any Deficiency Loan owed by the proposed transferring Partner to any other Partner shall be paid in full, or (ii) the Permitted Transferee will acquire the transferring Partner’s Partnership Interest subject to the outstanding balance of the Deficiency Loan Outstanding Amounts owed by the transferring Partner as provided by Section 3.5(c).

(c) Not less than two (2) Business Days prior to the Permitted Transfer Closing, the proposed transferring Partner and the proposed Permitted Transferee shall deliver in escrow to the remaining Partners a written notice executed by any Lender to any then extant Debt of the Project Entities or other reasonable evidence that (i) the Lender has consented to the proposed Transfer and the admission of the proposed Permitted Transferee as a Partner of the Company, or such consent is not required, and (ii) the proposed Transfer does not constitute a default (or an event which, after the giving of notice and/or passage of time, would constitute a default) under the terms of the applicable Debt Documents.

(d) Not less than two (2) Business Days prior to the Permitted Transfer Closing, the proposed transferring Partner and the proposed Permitted Transferee shall execute and deliver in escrow to the remaining Partners an assignment of Partnership Interest from the proposed transferring Partner to the proposed Permitted Transferee pursuant to which (i) the proposed Permitted Transferee assumes of all of the obligations, liabilities and responsibilities of the Partnership Interest to be assigned under this Agreement (whether arising from acts that occurred prior to or subsequent to the date of the assumption), (ii) the Company and the other Partners are included as direct third party beneficiaries of such assumption, and (iii) otherwise reasonably satisfactory to the remaining Partners.

(e) Not less than two (2) Business Days prior to the Permitted Transfer Closing, the proposed transferring Partner and the proposed Permitted Transferee shall execute and deliver in escrow to the remaining Partners such other documents, instruments and certificates as the remaining Partners may reasonably deem necessary or appropriate in connection with the proposed Permitted Transfer.

(f) Prior to or upon the Permitted Transfer Closing, the proposed transferring Partner and the proposed Permitted Transferee shall have paid all costs and expenses arising from, out of or in connection with such proposed Permitted Transfer that could or might be imposed upon the Company, any other Project Entity or any portion of the Project Assets (including any actual third party costs and expenses incurred by the Company).

14.21 Restraining Order/Specific Performance/Other Remedies. The Partners agree that, in the event of a Transfer Breach (and in view of the complexities and uncertainties in measuring the actual damages that would/might be sustained by reason of a Transfer Breach and the uniqueness of each Partner’s business and the relationship of the Partners): (i) in addition to all any and all other rights and remedies available to the other Partners, any Partner shall be entitled to a decree or order specifically restraining, enjoining and/or unwinding such Transfer Breach; (ii) damages at law shall be an inadequate remedy for a Transfer Breach; and (iii) the breaching Partner shall not plead in defense that there is an adequate monetary remedy at Law.

14.22 Section 754 Election. Upon a Transfer of the entire Partnership Interest of a Partner, the withdrawing Partner, the remaining Partner or the Permitted Transferee may request that the Company shall file an election pursuant to Section 754 of the IRS Code to adjust the basis of Company property in the manner provided in Section 743 of the IRS Code. If the requesting party is the withdrawing Partner or the Permitted Transferee, then the Permitted Transferee shall pay the costs and expenses of such election.

14.23 Release of Liability. In the event any Partner shall Transfer its entire Partnership Interest (other than in a sale of the Project Assets or the entire Partnership Interests of all Partners) in compliance with the provisions of this Agreement without retaining any interest therein, directly or indirectly, then the withdrawing Partner shall be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer.

END OF ARTICLE XIV

ARTICLE XV

DEFAULTS

15.1 Defaulting Partner. A Partner shall be in default of its obligations and responsibilities under this Agreement (a “Defaulting Partner”) if it is determined in accordance with the provisions of Section 15.4 that any of the following events (a “Default”) has occurred and (if cure is permitted by Section 15.3) remains uncured (it being agreed that a Default by either A/B Partner shall result in both A/B Partners being Defaulting Partners):

(a) if such Partner withdraws from the Company in violation of this Agreement;

(b) if such Partner (or any Holdco Director or Holdco Officer that is an Affiliate of such Partner) (i) has committed fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing or a material breach of this Agreement or the Holdco LLC Agreement, in each case, either (x) in connection with its actions as a Partner under this Agreement (including, in the case of General Partner, actions in its capacity as General Partner); or (y) with respect to fraud, willful misconduct or gross negligence, whether or not in connection with its actions as a Partner under this Agreement but having a material adverse effect on the Company, the other Project Entities and/or the other Partners; or (ii) has committed a Transfer Breach;

(c) if a Bankruptcy Event shall occur with respect to any Partner or any general partner of a Partner;

(d) with respect to the A/B Partners, the aggregate of all Deficiency Amounts the A/B Partners (and their permitted successors and assigns) have failed to fund is equal to $20,000,000 or more and such Deficiency Amounts shall remain unpaid by the A/B Partners for more than five (5) Business Days;

(e) with respect to the Class C LP, the aggregate of all Deficiency Amounts the Class C LP (and its permitted successors and assigns) has failed to fund is equal to $10,000,000 or more and such Deficiency Amounts shall remain unpaid by the Class C LP for more than five (5) Business Days; and

(f) with respect to the Class D LP, the aggregate of all Deficiency Amounts the Class D LP (and its permitted successors and assigns) has failed to fund is equal to $10,000,000 or more and such Deficiency Amounts shall remain unpaid by the Class D LP for more than five (5) Business Days.

15.2 Defaulting Partner. From and after the occurrence of a Default determined in accordance with the provisions of Section 15.4 by a Defaulting Partner, (a) the Defaulting Partner shall no longer have the right to approve or disapprove any Major Decisions; (b) if the Defaulting Partner is General Partner, such Defaulting Partner may be removed as General Partner in accordance with Section 6.14); and (c) if the Defaulting Partner is an Unaffiliated LP, such Partner shall no longer be a GHMA Eligible LP. Without the approval of the other Partners entitled to vote on Major Decisions, except as provided in Section 15.3, a Defaulting Partner shall have no right to cure a Default by such Defaulting Partner even if the circumstances underlying the Default have ceased to exist.

15.3 Opportunity to Cure Certain Defaults. A Partner shall not be in Default with respect to a matter described in Section 15.1(b)(i) if (a) the action or inaction giving rise to such Default was committed exclusively by an employee of Partner or its Affiliate who is not an executive, principal, senior officer or director of the Partner or such Affiliate; (b) such employee is immediately terminated or removed from any involvement regarding the Project; (c) such action or inaction occurred without the knowledge or consent of or at the direction of any executive, principal, senior officer or director of the Partner or its Affiliate; and (d) within five (5) Business Days after written notice from any other Partner delivered pursuant to Section 15.4(a) (in the case of a monetary breach) or within thirty (30) days after written notice from any other Partner delivered pursuant to Section 15.4(a) (in the case of a nonmonetary breach) (which thirty (30) day period shall be extended to the extent reasonably necessary, but in no event for more than an additional sixty (60) days, so long as the applicable Partner promptly commences the cure of such breach and diligently pursues such cure to completion), such Partner cures such action or inaction and provides financial compensation for any actual losses or damages suffered by the Company, the other Project Entities and the other Partners as a consequence of such action or inaction.

15.4 Notice, Opportunity to Cure and Arbitration of Default Allegation.

(a) If a Partner alleges that another Partner has committed a Default, the alleging Partner shall deliver a notice specifying with particularity the nature of the alleged Default. The Partner that receives such a notice shall, within ten (10) Business Days after receipt of such notice from the alleging Partner, deliver a response notice stating whether the Partner alleged to have committed the Default (i) disagrees with the allegations and/or (ii) if the Default is with respect to a matter described in Section 15.1(b)(i) that is permitted to be cured pursuant to Section 15.3, that such Partner has cured or will timely commence and thereafter diligently complete curative action.

(b) If the Partner alleged to be in Default does not agree with the allegation(s) set forth in the notice or if the Partner alleging a Default does not agree that the matter has been resolved (or believes that the matter is not permitted to be resolved) pursuant to Sections 15.3 and 15.4(a), then the provisions of Section 6.8 shall apply.

(c) If the Designated Senior Executives do not agree that the matter has been fully resolved within ten (10) Business Days after they first discussed such matter, then the matter shall be deemed to be a dispute (a “Dispute”).

(d) If a matter is deemed to be a Dispute, then the alleging Partner shall have the right, at any time within thirty (30) days after the matter is deemed to be a Dispute, to commence an arbitration proceeding pursuant to this Section 15.4 to determine whether such Default was committed and remains uncured pursuant to Sections 15.3 and 15.4(a). All Disputes regarding the occurrence of a Default shall be (i) subject to the applicable standards and burden of proof as provided for in Section 6.13(d)

(including, if applicable, the burden of proving that the matter remains uncured) and (ii) resolved by binding arbitration administered by JAMS pursuant to the JAMS Comprehensive Arbitration Rules & Procedures (the “JAMS Rules”).

(e) The Partners agree that: (i) the legal seat and place of arbitration shall be New York, New York or Wilmington, Delaware; (ii) the language of the arbitration shall be English; and (iii) the number of arbitrators shall be three (3) (the “Arbitration Panel”), with one arbitrator to be nominated by the claimant and one (1) to be nominated by the respondent. The claimant shall nominate its arbitrator within ten (10) days after it commences arbitration and the respondent shall nominate its arbitrator within twenty (20) days after the commencement of arbitration. The third arbitrator, who shall be the chairperson of the Arbitration Panel, shall be nominated by the two (2) appointed arbitrators within twenty (20) days after the respondent’s arbitrator is nominated. If any of the three (3) arbitrators is not nominated within the time prescribed above, such arbitrator(s) shall be appointed in accordance with the JAMS Rules.

(f) The Partners hereby elect to use the expedited procedures set forth in Rule 16.1 and Rule 16.2 of the JAMS Rules. In the event of a conflict between the provisions of this Section 15.4 and the JAMS Rules, the provisions of this Section 15.4 shall prevail.

(g) The Arbitration Panel shall issue its final decision as promptly as is reasonably practicable and in any event within three (3) months of the appointment of the third arbitrator; provided, however, that if the Arbitration Panel determines that it is unable despite its best efforts to meet such time limit consistent with its primary duty to justly determine the Dispute, it may extend such time limit in one (1) month increments.

15.5 Further Actions. The Defaulting Partner (once established pursuant to the procedures of this Section 15.4) will cooperate with the other Partner and act in good faith to execute any and all documents reasonably necessary to effectuate the actions contemplated by this Article XV.

END OF ARTICLE XV

ARTICLE XVI

NOTICES

16.1 In Writing; Address.

(a) All notices, demands, approvals, consents, reports and other communications provided for in this Agreement shall be: (i) in writing; (ii) given by a method prescribed in Section 16.1(c); and (iii) be given to the Partner to whom it is addressed at the address set forth below or at such other address(es) as such party hereto may hereafter specify by at least fifteen (15) days’ prior written notice.

To the A/B Partners:	To each of the A/B Partners’ Representatives at the address(es) listed on Schedule A

with respect to all matters other than requests for Approval of Major Decisions, with a courtesy copy (which shall not constitute notice hereunder) to:	Parkway, Inc. 390 North Orange Avenue, Suite 2400 Orlando, Florida 32801 Attention: A. Noni Holmes-Kidd, Vice President and General Counsel Telephone: E-mail:

and to:	Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019 Attention: Mitchell Lubart, Esq. Telephone: E-mail:

To the Class C LP:	To the Class C LP’s Representative and Observer at their respective addresses listed on Schedule A

with respect to all matters other than requests for Approval of Major Decisions, with a courtesy copy (which shall not constitute notice hereunder) to:	Paul Hastings LLP 695 Town Center Drive, 17th Floor Costa Mesa, California 92626 Attention: John F. Simonis, Esq. Telephone: E-mail:

To the Class D LP:	To the Class D LP’s Representative at the address listed on Schedule A

with respect to all matters other than requests for Approval of Major Decisions, with a courtesy copy (which shall not constitute notice hereunder) to:	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: Arthur S. Adler Telephone: E-mail:

(b) Any party hereto may change the address(es) to which notice may be delivered hereunder by the giving of written notice thereof to the other Partners as provided in Section 16.1(c).

(c) Such notice or other communication may only be delivered: (i) by United States certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the Post Office; (ii) by hand with receipt acknowledged by signature of a person at the office or location of delivery; (iii) by nationally recognized overnight courier which maintains evidence of receipt; or (iv) by electronic mail delivery in the portable document format (pdf) facsimile, with receipt of delivery confirmed by the recipient (other than by an automatically generated response). Any notices, demands, consents or other communications shall be deemed given when received at the address for which such party has given notice in accordance with the provisions hereof. Notwithstanding the foregoing, no notice or other communication shall be deemed ineffective because of refusal of delivery to the address specified for the giving of such notice in accordance herewith. Notice shall be effective only upon receipt or refusal of receipt after delivery in accordance with the methods hereinabove set forth in this Section 16.1.

END OF ARTICLE XVI

ARTICLE XVII

MISCELLANEOUS

17.1 Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Partner agrees to execute and deliver such additional documents and instruments, and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions.

17.2 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

17.3 Entire Agreement. Except for the Contribution Agreement, this Agreement contains all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the formation and continuing operations of the Company. Representatives of all parties have participated equally in the negotiation and drafting of this Agreement, and accordingly, this Agreement shall not be more strictly construed against any party hereto on account of the role played by such party’s representative in the negotiation and drafting hereof.

17.4 References to this Agreement. Numbered or lettered Articles and Sections herein contained refer to Articles and Sections of this Agreement unless otherwise expressly stated.

17.5 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

17.6 Binding Effect. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

17.7 Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

17.8 Amendments. Except as otherwise expressly provided for herein, this Agreement may not be amended, altered or modified except by a written instrument signed by each of the Partners.

17.9 Estoppel Certificates. Each Partner agrees, upon written demand of any other Partner, to execute and deliver to the other Partners, within fifteen (15) Business Days after such demand (which demand shall make reference to such fifteen (15) Business Day response period), a certificate stating that this Agreement is unmodified and in full force and effect (or, if this Agreement has been modified, that the same is in full force and effect as modified and stating such modifications); whether or not, to the best of the knowledge of such Partner, there exists any material default hereunder and if so, specifying the details of such default; and such other matters as the requesting Partner may reasonably request.

17.10 Exhibits. All Exhibits attached hereto are made a part hereof by this reference.

17.11 Severability. Every provision of this Agreement is hereby declared to be independent of, and separable from, every other provision of this Agreement. If any such provisions shall be held to be invalid or unenforceable, that holding shall be without effect upon the validity or enforceability of any other provision of this Agreement. It is the intention of the parties hereto that in lieu of each provision of this Agreement which is determined to be invalid or unenforceable, there shall be added, as part of this Agreement, such an alternative Section or provision as may be valid or enforceable but otherwise as close to the applicable original provision as possible.

17.12 Waiver; Modification. Failure by any Partner to insist upon or enforce any of its rights shall not constitute a waiver thereof, and nothing shall constitute a waiver of such Partner’s right to insist upon strict compliance with the provisions hereof. Any Partner may waive the benefit of any provision or condition for its benefit contained in this Agreement.

17.13 Third Party Beneficiaries. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person or party shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

17.14 Herein. Wherever used in this Agreement, the words “herein”, “hereof” or words of similar import shall be deemed to refer to this Agreement in its entirety and not to a specific section unless otherwise stated.

17.15 Including. Wherever used in this Agreement, the word “including” shall be deemed to mean “including, without limitation”.

17.16 Or. Wherever used in this Agreement, the word “or” shall be deemed not to be exclusive.

17.17 Cost of Counsel. In any Proceeding between the parties to enforce any of the provisions of this Agreement or any right of any party under this Agreement (or in any arbitration proceeding pursuant to Section 15.4), if such Proceeding is prosecuted to judgment, then in addition to any other remedy, the unsuccessful party shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees and expenses and the fees and expenses of the arbitrators, incurred therein by the prevailing party or the Company in connection with such Proceeding.

17.18 Time of Essence. Time is the essence of each and every provision of this Agreement.

17.19 Deadlines. Except for the effective date of the CTB Election, if a date on which any party is required to take any action under the terms of this Agreement is not a Business Day, the action may be taken on the next succeeding Business Day without penalty.

17.20 Confidentiality.

(a) General. Except as provided otherwise in this Section 17.20, each Partner, for the benefit of each other Partner, hereby agrees that such Partner will not, and will not permit any of its Affiliates, employees or representatives to, publicly announce or disclose, or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of each other Partner. In addition, each Partner shall, and shall cause its Affiliates, employees and representatives to, keep strictly confidential this Agreement, the transactions contemplated hereby, and the terms and conditions hereof, and all matters relating thereto, as well as all information relating to any other Partner, the Company and the other Project Entities, and the Project Assets, as applicable.

(b) Disclosure Parties. It is understood and agreed that the foregoing shall not (i) preclude a Partner or its Affiliate from issuing a press release announcing the closing of the transaction as and to the extent permitted by the Contribution Agreement, (ii) preclude any Partner or its Affiliate from (A) sharing information relating to the Company, the other Project Entities and the Project Assets, on a confidential basis with such Partner’s or Affiliate’s attorneys, accountants, professional consultants, advisors, financial advisors, rating agencies, investors, potential lenders, actual or potential transferees or assignees or (in CPP/LP’s and TIAA/LP’s case) actual or potential designees pursuant to Sections 14.10(e) and 14.10(f) (collectively, “Disclosure Parties”), as the case may be, or (B) disclosing any information otherwise deemed confidential under this Section 17.20 in connection with any disclosures in filings required by the Securities Exchange Commission or any stock exchange (and any associated press releases) and customary disclosures on investor/earnings calls or earnings releases or customary disclosures to beneficiaries (or the operation of the business of a Partner, the Company, any other Project Entity or the Project Assets), (iii) prevent any Partner or its Affiliate from complying with applicable laws, including governmental regulatory, disclosure, tax and reporting requirements, or applicable internal reporting and disclosure policies, (iv) prevent CPP/LP from providing required or requested reports to the Minister of Finance and the Parliament of Canada on the operations of CPP/LP and its Affiliates and making disclosures at related public meetings, or prevent CPP/LP’s directors, officers, employees and agents from providing to CPP/LP’s auditor and special examiner all information and documents that may be requested by them, or (v) prevent any Partner or its Affiliate from disclosing information that (A) is or becomes available to that Partner or its Affiliate on a non-confidential basis from a source other than another Partner or its Disclosure Parties, provided that such other source is not bound by a confidentiality obligation or is otherwise prohibited from disclosing the information, (B) is or becomes generally available to the public (other than as a result of a breach by such Partner or its Disclosure Parties of this Agreement), (C) is independently developed by such Partner or its Affiliate without use of any information deemed confidential under this Section 17.20 or (D) was in such Partner’s or its Affiliate’s possession prior to it being furnished to such Partner by or on behalf of another Partner or its Disclosure Parties, provided that such other source is not bound by a confidentiality obligation.

(c) Remedies. In addition to any other remedies available to a Partner, such Partner shall each have the right to seek equitable relief, including injunctive relief or specific performance, against another Partner or its Disclosure Parties in order to enforce the provisions of this Section 17.20.

(d) Survival; Conflicts. Notwithstanding any other provision of this Agreement, the provisions of Section 17.20 shall survive the termination of this Agreement. In the event of any conflict between the provisions of this Section 17.20 and of Section 11.21 of the Holdco LLC Agreement, on the one hand, and of Section 5.02 of the Contribution Agreement, on the other hand, the former shall control.

17.21 Governing Law. The terms and provisions of this Agreement and the rights, remedies, liabilities and obligations of the parties hereunder shall be governed by, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of laws.

17.22 Jurisdiction; Choice of Forum. Each party hereby irrevocably: (a) submits to the exclusive jurisdiction of the Delaware Court of Chancery sitting in New Castle County in any Proceeding arising out of or relating to this Agreement, the relations between the parties and any matter, action or transaction contemplated hereby; (b) agrees that such court in which a proceeding arising out of or relating to this Agreement, the relations between the parties with any matter, action or transaction contemplated hereunder “first commenced” shall have exclusive jurisdiction over such Proceedings; (c) waives the defense of inconvenient forum to the maintenance and continuation of such Proceedings; (d) consents to the service of any and all process in any such Proceedings by the mailing of copies (certified mail, return receipt requested and postage prepaid) of such process to them at their addresses specified in Section 16.1 and (e) agrees that a final and non-appealable judgment rendered by a court of competent jurisdiction in any such Proceedings shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17.23 WAIVER OF JURY TRIAL. EACH PARTNER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING RELATING TO ANY DISPUTE ARISING OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT OR DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS).

[Signature pages follow.]

IN WITNESS WHEREOF, the Partners have caused this Agreement to be signed, sealed and delivered through their respective authorized signatories the day and year first above written.

PKY GWP JV GP, LLC, a Delaware limited liability company

By:	Parkway Operating Partnership LP, its sole member

	By:	Parkway Properties General Partners, Inc., its General Partner

		By:	/s/ Scott E. Francis
			Name:	Scott E. Francis
			Title:	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

		By:	/s/ A. Noni Holmes-Kidd
			Name:	A. Noni Holmes-Kidd
			Title:	Vice President and General Counsel

PKY GWP JV LP, LLC, a Delaware limited liability company

By:	Parkway Operating Partnership LP, its sole member

	By:	Parkway Properties General Partners, Inc., its General Partner

		By:	/s/ Scott E. Francis
			Name:	Scott E. Francis
			Title:	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

		By:	/s/ A. Noni Holmes-Kidd
			Name:	A. Noni Holmes-Kidd
			Title:	Vice President and General Counsel

[Signatures continued on following page]

PERMIAN INVESTOR LP, a Delaware limited partnership

By:	Permian Investor GP LLC, a Delaware limited liability company, its general partner

	By:	/s/ Michael Fisk
		Name:	Michael Fisk
		Title:	Authorized Signatory

	By:	/s/ Brett Bossung
		Name:	Brett Bossung
		Title:	Authorized Signatory

[Signatures continued on following page]

CPPIB US RE-A, Inc., a corporation organized under the laws of Ontario

By:	/s/ Peter Ballon
	Name:	Peter Ballon
	Title:	Authorized Signatory

By:	/s/ Graeme Eadie
	Name:	Graeme Eadie
	Title:	Authorized Signatory

EXHIBIT 1

FORM OF ROFO ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is made this      day of             , 20    , by and among (a) PKY GWP JV GP, LLC, a Delaware limited liability company (“PKY/GP”) and PKY GWP JV LP, LLC, a Delaware limited liability company (“PKY/LP”, for all purposes under this Escrow Agreement, collectively, jointly and severally, “PKY”); (b) Permian Investor LP, a Delaware limited partnership (“TIAA/LP”); (c) CPPIB US RE-A, Inc., a corporation organized under the laws of Ontario (“CPPIB/LP”)1; and (d) Commonwealth Land Title Insurance Company (“CLTIC” or “ROFO Escrow Agent”).

WITNESSETH:

WHEREAS, PKY/GP, PKY/LP, TIAA/LP and CPPIB/LP2 are parties to that certain Amended and Restated Limited Partnership Agreement of GWP JV Limited Partnership (the “Company”), dated as of April 17, 2017 (as the same may be amended from time to time, the “LP Agreement”) attached hereto as Exhibit 1.

WHEREAS, [                     [and                     ]] [is the] [are both a] ROFO Seller (all capitalized terms used herein and not defined have the meaning provided for in the LP Agreement) and [                     [and                     ]] [is the] [are both a] ROFO Buyer under Article [IX] [XIV] of the LP Agreement.3

WHEREAS, [PKY] [TIAA/LP] [CPPIB/LP], as a ROFO Buyer, is obligated to deposit an amount equal to          Dollars ($        ) as its ROFO Buyer Pro Rata Share of the ROFO Deposit [and [PKY] [TIAA/LP] [CPPIB/LP], as a ROFO Buyer, is obligated to deposit an amount equal to          Dollars ($        ) as its ROFO Buyer Pro Rata Share of the ROFO Deposit]. 4

WHEREAS, ROFO Seller(s), ROFO Buyer(s) and ROFO Escrow Agent have agreed that ROFO Escrow Agent will hold and disburse the ROFO Deposit in accordance with the terms of this Escrow Agreement.

[1]	To Be Modified as Applicable (“TBM”) by deletion of Partner who is not a ROFO Seller or a ROFO Buyer and/or by substitution of name of any Partner’s assignee.
[2]	TBM by deletion of Partner who is neither a ROFO Seller nor a ROFO Buyer.
[3]	TBM because: (a) any Partner can act individually as the ROFO Seller; (b) TIAA/LP and CPPIB/LP can act jointly as the ROFO Sellers; (c) any Partner can act individually as the ROFO Buyer; and (d) any two (2) Partners can act as the ROFO Buyers.
[4]	TBM.

Ex. 1-i

NOW THEREFORE, the parties agree to the following:

1. Engagement of CLTIC as ROFO Escrow Agent. PKY, TIAA/LP and CPPIB/LP5 hereby engage CLTIC to serve as the ROFO Escrow Agent with respect to the ROFO Deposit and ROFO Escrow Agent hereby accepts such engagement.

2. Delivery of ROFO Deposit. [Each] ROFO Buyer shall deliver its ROFO Buyer Pro Rata Share of the ROFO Deposit to ROFO Escrow Agent pursuant to the wire transfer instructions attached hereto as Exhibit 2.6 ROFO Escrow Agent shall, within one (1) Business Day after receipt of any ROFO Deposit funds, notify [each] ROFO Buyer and [each] ROFO Seller [(and, if there is any Partner that is neither a ROFO Buyer nor a ROFO Seller, such other Partner, at the address set forth in Section 11)] of its receipt thereof, the identity of the ROFO Buyer depositing such funds and the amount thereof.

3. Establishment of Escrow. ROFO Escrow Agent shall (a) deposit, hold, invest and disburse the ROFO Deposit[(s)] for the benefit of [each of] the ROFO Seller[s] and [each of] the ROFO Buyer[s] and their respective successors and assigns and (b) provide written notice to [each of] the ROFO Seller[s] and [each of] the ROFO Buyer[s] promptly following ROFO Escrow Agent’s receipt of the ROFO Buyer Pro Rata Share of the ROFO Deposit from [each of] the ROFO Buyer[s].7

4. Investment of ROFO Deposit. All funds received by ROFO Escrow Agent shall be held in a segregated bank account at Bank of America, N.A., bearing interest at the rate determined by Bank of America, N.A., and all interest accruing thereon shall be paid to the party entitled to the ROFO Deposit (or portions thereof) under the terms of this Escrow Agreement. Upon ROFO Escrow Agent’s request, as applicable, [each of] the ROFO Seller[s] and/or [each of] the ROFO Buyer[s] will execute the appropriate Internal Revenue Service documentation for the giving of taxpayer identification information relating to the account in which the ROFO Deposit is deposited. None of the ROFO Escrow Agent, the ROFO Seller[s] or the ROFO Buyer[s] shall be liable or responsible for any loss resulting from any investment or reinvestment made pursuant to this Section 4. Any ROFO Buyer or ROFO Seller may, in its sole discretion, direct that accrued interest to which it is entitled hereunder shall be paid over to any other ROFO Buyer or ROFO Seller and, in such event, such other ROFO Buyer or ROFO Seller agrees to be responsible for payment of any and all taxes relating to such accrued interest.

[5]	TBM (see footnote # 1).
[6]	TBM (see footnote # 3).
[7]	TBM (see footnote # 3).

Ex. 1-ii

5. Application of ROFO Deposit.

(a) ROFO Escrow Agent shall hold the ROFO Deposit (or portions thereof) as provided above and shall continue to hold and shall disburse the ROFO Deposit (or portions thereof) in accordance with the terms of the LP Agreement.

(b) Notwithstanding the foregoing, if ROFO Escrow Agent receives a request or direction (a “Disbursement Request”) from any ROFO Seller and/or ROFO Buyer (as applicable, a “Requesting Party” or the “Requesting Parties”) to disburse all or any portion of the ROFO Deposit pursuant to the LP Agreement, then ROFO Escrow Agent shall, on or before the date that is five (5) Business Days after ROFO Escrow Agent’s receipt of such Disbursement Request, deliver written notice (a “Disbursement Request Notice”) of its receipt of such Disbursement Request to each other party to this Escrow Agreement (each such other party or parties, the “Noticed Party” or “Noticed Parties”).

(c) If, within ten (10) Business Days after receipt of a Disbursement Request Notice by a Noticed Party, such Noticed Party delivers written notice to ROFO Escrow Agent requesting that ROFO Escrow Agent not disburse the ROFO Deposit (or any portion thereof) in accordance with the Disbursement Request (a “Dispute Notice”), then ROFO Escrow Agent shall not disburse the ROFO Deposit (or any portion thereof) requested under the Disbursement Request, but shall instead hold and disburse the ROFO Deposit (or, as applicable, portions thereof) pursuant to (i) the joint written directions of each Requesting Party and each Noticed Party or (ii) an order of a court of a court of competent jurisdiction located in the State of Delaware, provided, however, that the ROFO Escrow Agent shall have the right, at any time from and after receipt of a Dispute Notice, to interplead the ROFO Deposit (or the applicable disputed portion thereof) in a court of competent jurisdiction located in the State of Delaware.

(d) If, within ten (10) Business Days after delivery by ROFO Escrow Agent of a Disbursement Request Notice, ROFO Escrow Agent has not received a Dispute Notice from any Noticed Party objecting to such Disbursement Request, then ROFO Escrow Agent shall disburse the ROFO Deposit (or, as applicable, portions thereof) as requested under the Disbursement Request.

(e) When all monies held by ROFO Escrow Agent have been finally distributed in accordance with this Escrow Agreement, this Escrow Agreement shall terminate.

6. Confidentiality. Subject to disclosure obligations required by applicable law, ROFO Escrow Agent shall hold the LP Agreement and this Escrow Agreement as strictly confidential and shall not: (a) share the LP Agreement or this Escrow Agreement with, or (b) disclose the terms under the LP Agreement or this Escrow Agreement to, any party without the prior written consent of PKY, TIAA/LP and CPPIB/LP.

7. ROFO Escrow Agent Liability, Indemnification and Resignation. ROFO Escrow Agent will be obligated to perform only the duties that are expressly set forth herein. In case of conflicting demands upon ROFO Escrow Agent, it may: (a) refuse to comply therewith as long as such disagreement continues and make no delivery or other disposition of any funds or property then held (and ROFO

Ex. 1-iii

Escrow Agent shall not be or become liable in any way for such failure or refusal to comply with such conflicting or adverse claims or demands, except for its gross negligence and willful misconduct); (b) continue to so refrain and so refuse to act until all differences have been adjusted by agreement and ROFO Escrow Agent has been notified thereof in writing signed jointly by [each] ROFO Buyer and [each] ROFO Seller; or (c) shall interplead the ROFO Deposit in a court of competent jurisdiction located in a forum of proper jurisdiction in the State of Delaware.

ROFO Seller(s) and ROFO Buyer(s) shall jointly and severally indemnify, defend (with counsel acceptable to ROFO Escrow Agent) and save harmless ROFO Escrow Agent from and against all loss, cost, claim, liability, damage and expense, including reasonable attorneys’ fees and disbursements incurred in connection with the performance of ROFO Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by ROFO Escrow Agent in bad faith, in willful disregard of this Escrow Agreement, or involving gross negligence on the part of ROFO Escrow Agent (the “Indemnified Matters”) (but, as between ROFO Seller(s) and ROFO Purchaser(s), each ROFO Buyer and ROFO Seller shall be responsible for its pro rata share of the costs of such Indemnified Matters, based upon its Percentage Interest relative to the Percentage Interests of all ROFO Buyer(s) and ROFO Seller, except to the extent that such Indemnified Matters are attributable to the breach by any ROFO Seller or ROFO Purchaser of the LP Agreement or this Escrow Agreement, in which event the cost shall be borne by whichever of the ROFO Seller(s) or ROFO Purchaser(s) is the breaching party).

Escrow Agent hereunder may resign at any time giving ten (10) business days’ prior written notice to that effect to each of the ROFO Seller(s) and ROFO Purchaser(s). In such event, the successor ROFO Escrow Agent shall be selected by ROFO Purchaser(s) and approved by ROFO Seller(s), such approval not to be unreasonably withheld or delayed. ROFO Escrow Agent shall then deliver to successor ROFO Escrow Agent the ROFO Deposit, to be held by successor ROFO Escrow Agent pursuant to the terms of this Escrow Agreement and the LP Agreement.

8. No Obligation to Take Legal Action. ROFO Escrow Agent shall not be under any obligation to take any legal action in connection with this Escrow Agreement or for its enforcement, or to appear in, prosecute, or defend any action or legal proceeding which, in its opinion, would or might involve it in any costs, expense, loss, or liability, unless, and as often as reasonably required by it, it is furnished with reasonably satisfactory security and indemnity against all such costs, expenses, losses, or liabilities.

9. Status of ROFO Escrow Agent. ROFO Escrow Agent is to be considered and regarded as a depository only, and shall not be responsible or liable (except for its gross negligence or willful misconduct) for the sufficiency or correctness as to form, manner of execution, or validity of any instrument deposited pursuant to this Escrow Agreement, nor as to the identity, authority, or rights of any person executing the same. ROFO Escrow Agent’s duties hereunder shall be limited to the safekeeping of the ROFO Deposit received by it as ROFO Escrow Agent (and interest and income earned thereon) and for its disbursement in accordance with this Escrow Agreement.

Ex. 1-iv

10. Written Instructions of parties. Notwithstanding any contrary provision contained herein, ROFO Escrow Agent shall, at all times, have full right and authority and the duty and obligation to pay over and disburse the ROFO Deposit or any portion thereof in accordance with the joint written instructions signed by [each of] the ROFO Buyer[s] and [each of] the ROFO Seller[s].

11. Notices. As used in this Escrow Agreement, “notice” means a written notice complying with the delivery requirements set forth below. To “notify a person” or words to a similar effect means to give an effective notice. All notices and other written communications which are required or permitted under any provision of this Escrow Agreement shall be effective only if they are in writing, addressed to the proper party and sent in one of the following ways: (a) by U.S. mail, certified receipt requested; or (b) by a recognized overnight carrier, such as Federal Express, marked for next Business Day delivery, in each case with delivery charges (if any) prepaid and addressed as set forth below; or (c) by electronic mail, addressed as set forth below, provided that the intended recipient of such notice confirms receipt. Any party may change its address for notice by giving notice to the other parties in the manner provided herein. Such a notice or other communication shall be deemed delivered at the following times: if sent by U.S. Mail, then three (3) days after the deposit thereof into the U.S. Mail; if sent by a recognized overnight carrier, then one (1) Business Day after the acceptance by the carrier for next day delivery; if sent by electronic mail, then upon confirmation of receipt by the intended recipient. The parties intend that the foregoing requirements for notice cannot be waived or varied by course of conduct:

If to PKY:

c/o Parkway, Inc.
390 N. Orange Avenue
Suite 2400
Orlando, FL 32801
Attn.:	Jason A. Bates Chief Investment Officer & Executive Vice President
E-mail:

And to:

c/o Parkway, Inc.
390 N. Orange Avenue
Suite 2400
Orlando, FL 32801
Attn.:	A. Noni Holmes-Kidd
Vice President and General Counsel
E-mail:

Ex. 1-v

with a copy to:

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, NY 10019
Attn.: Mitchell Lubart, Esq.
E-mail:

If to TIAA/LP:

TH Real Estate
8500 Andrew Carnegie Blvd, 3rd Floor
Charlotte, NC 28262
Attention: Michael D. Fisk
Telephone:
E-mail:

And to:

Silverpeak Real Estate Partners
40 West 57th Street, 29th Floor
New York, NY 10019
Attention: Brett Bossung
Telephone:
Email:

with a copy to:

Teachers Insurance and Annuity Association
4675 MacArthur Court, Suite 1100
Newport Beach, CA 92660
Attention: Gabriel J. Steffens, Esq.
Telephone:
E-mail:

Ex. 1-vi

If to CPPIB/LP:

c/o Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, Ontario M5C 2W5

Attention: Lora Gotcheva

Telephone:

E-mail:

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Arthur S. Adler

Telephone:

E-mail:

If to ROFO Escrow Agent:

Commonwealth Land Title Insurance Company

685 Third Avenue, 20th Floor

New York, NY 10017

Attention: Liane Carpenter, Vice President

Phone:

E-Mail:

12. Fee. ROFO Escrow Agent shall receive no fee for its services hereunder, but ROFO Escrow Agent shall be paid or reimbursed for all reasonable, out-of-pocket expenses, disbursements and advances, including reasonable attorneys’ fees, incurred or paid in connection with carrying out its duties hereunder. Such expenses, disbursements and advances shall not be payable or paid out of the ROFO Deposit. Non-payment of such reimbursements shall not entitle ROFO Escrow Agent to refuse or fail to act as required by this Escrow Agreement. As between the ROFO Escrow Agent, each ROFO Buyer and each ROFO Seller, each ROFO Buyer and each ROFO Seller shall be responsible for 100% of any and all such expenses, disbursements and advances of ROFO Escrow Agent. As between each ROFO Buyer and each ROFO Seller, each ROFO Buyer and ROFO Seller shall be responsible for its pro rata share of any and all such expenses, disbursements and advances of ROFO Escrow Agent, based upon its Percentage Interest relative to the Percentage Interests of all Partners [(excluding any Partner that is neither a ROFO Buyer nor a ROFO Seller)].

13. Titles and Section Headings. Titles of sections and subsections contained in this Escrow Agreement are inserted for convenience of reference only, and neither form a part of this Escrow Agreement or are to be used in its construction or interpretation.

Ex. 1-vii

14. Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15. Non-Waiver. No waiver by any party of any breach of any term or condition of this Escrow Agreement shall operate as a waiver of any other breach of such term or condition or of any other term or condition. No failure to enforce such provision shall operate as a waiver of such provision or of any other provision hereof, or constitute or be deemed a waiver or release of any other party for anything arising out of, connected with, or based upon this Escrow Agreement.

16. Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors, and assigns. The parties recognize and acknowledge that the powers and authority granted ROFO Escrow Agent herein are each irrevocable and coupled with an interest.

17. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

18. Time of Essence. TIME IS OF THE ESSENCE WITH RESPECT TO THIS ESCROW AGREEMENT AND EACH OF ITS TERMS.

19. Entire Agreement; Modification. This Escrow Agreement supersedes all prior agreements and constitutes the entire agreement with respect to the subject matter hereof. It may not be altered or modified without the written consent of all parties.

[Remainder of page intentionally blank. Signatures appear on following page.]

Ex. 1-viii

IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.8

PKY GWP JV GP, LLC, a Delaware limited liability company

By:		,
its

By:
Name:
Title:

By:
Name:
Title:

[8]	TBM (see footnote # 3).

PKY GWP JV LP, LLC,
a Delaware limited liability company

By:	,
its

By:
Name:
Title:

By:
Name:
Title:

PERMIAN INVESTOR LP,
a Delaware limited partnership

By: Permian Investor GP LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

By:
Name:
Title:

CPPIB US RE-A, INC.,
a corporation organized under the laws of Ontario

By:
Name:
Title:

By:
Name:
Title:

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:
Name:
Title:

Exhibit 1

Amended and Restated Limited Partnership

Agreement of GWP JV Limited Partnership

Exhibit 2

Deposit Delivery Wire Instructions

Ex. 1-i

EXHIBIT 2-A

CAPITAL ACCOUNT BALANCES

(CLOSING DATE)

Party	% Partnership Interest	Capital Account Balance
PKY/GP	1%	$5,090,612.06
PKY/LP	60.586%	$308,419,821.96
CPP/LP	24.5%	$124,719,995.35
TIAA/LP	13.914%	$70,830,776.13

EXHIBIT 2-B

CAPITAL ACCOUNT BALANCES

(FOLLOWING CLASS C-2 INTEREST ASSIGNMENT)

Party	% Partnership Interest	Capital Account Balance
PKY/GP	1%	$5,090,612.06
PKY/LP	50.00%	$254,466,349.73
CPP/LP	24.5%	$124,719,995.35
TIAA/LP	24.5%	$124,784,248.36

EXHIBIT 3

FORM OF IRS CODE SECTION 897(L) ELIGIBILITY CERTIFICATE

Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”) generally provides that the disposition of a U.S. real property (“USRPI”) by a foreign person is subject to U.S. federal income tax. Section 1445 provides that a transferee has a duty to withhold under section 1445(a) if transferor is a foreign person and the transferee is acquiring a USRPI. Section 897(l)(1) of the Code generally exempts a “qualified foreign pension fund” (“QFPF”) and any entity all of the interests of which are held by a QFPF from U.S. federal income tax on income that would otherwise be taxable under Section 897. Furthermore, Section 1445(f)(3) provides that, except as otherwise provided by the Secretary of the Treasury, an entity with respect to which Section 897 does not apply by reason of subsection (l) is not a foreign person for purposes of withholding under Section 1445.

Canada Pension Plan Investment Board, a Canadian federal Crown corporation (“CPPIB”), represents that it is the owner for U.S. federal income tax purposes of 100% of the Class D interests (the “Class D Interests”), representing a 24.5% interest, in GWP JV Limited Partnership, a Delaware limited partnership (the “Company”). The Company is organized and operated pursuant to that certain Amended and Restated Limited Partnership Agreement of the Company executed and entered into as of April 17, 2017 (the “Agreement”). As contemplated in Section 5.4(g) of the Agreement, the undersigned hereby makes the following certification on behalf of CPPIB:

1.	CPPIB is not a foreign person as such term is defined in Section 1445(f)(3) of the Code and Sections 1.1445-2(b)(2)(i) and 1.1445-5(b)(3)(i) of the Income Tax Regulations by reason of being a QFPF.

2.	CPPIB qualifies as a QFPF because, as defined in Section 897(l) of the Code, it is a trust, corporation, or other organization or arrangement:

(A) which is created or organized under the laws of a country other than the United States;

(B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered;

(C) which does not have a single participant or beneficiary with a right to more than five percent of its assets or income;

(D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates; and

Ex. 3-i

(E) with respect to which, under the laws of the country in which it is established or operates:

(i) contributions to such trust, corporation, organization, or arrangement which would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or

(ii) taxation of any investment income of such trust, corporation, organization or arrangement is deferred or such income is taxed at a reduced rate.

3.	CPPIB is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);

4.	CPPIB’s U.S. employer identification number is 98-0361334; and

5.	CPPIB’s office address is One Queen Street East, Suite 2500, Toronto, ON, M5C 2W5.

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both. The undersigned agrees to promptly inform the Company and its general partner if CPPIB ceases to qualify as a QFPF, or if this certification (or any portion thereof) becomes inaccurate, incomplete, or obsolete in any way.

Under penalties of perjury, I declare that I have examined this certification and that to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have the authority to sign and deliver this certification on behalf of CPPIB.

Canada Pension Plan Investment Board:

By:

Name:

Title:

Date:

SCHEDULE A

REPRESENTATIVES

Representatives of the A/B Partners:

James Heistand

Parkway, Inc.

800 N. Magnolia Avenue, Suite 1625

Orlando, Florida 32803

Telephone:

E-mail:

M. Jayson Lipsey

Parkway, Inc.

800 N. Magnolia Avenue, Suite 1625

Orlando, Florida 32803

Telephone:

Jason Bates

Parkway, Inc.

800 N. Magnolia Avenue, Suite 1625

Orlando, Florida 32803

Telephone:

E-mail:

Representative of the Class C LP:

Brett Bossung

Silverpeak Real Estate Partners

40 West 57th Street, 29th Floor

New York, New York 10019

Telephone:

Email:

Sch. A-i

Observer designated by the Class C LP:

Michael D. Fisk

TH Real Estate

8500 Andrew Carnegie Blvd, 3rd Floor

Charlotte, North Carolina 28262

Telephone:

E-mail:

Representative of the Class D LP:

Lora Gotcheva

Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, Ontario M5C 2W5

Telephone:

E-mail:

Sch. A-ii

SCHEDULE B

LIST OF REPLACEMENT GENERAL PARTNERS

Sch. B-i

SCHEDULE C

LIST OF OWNERS OF EQUITY IN TIAA/LP

Sch. C-i